EXECUTION COPY

                                                          (Operation Number 209)

                              AMENDED AND RESTATED
                                 LOAN AGREEMENT

                                     between

                           OMOLON GOLD MINING COMPANY

                                       and

                                  EUROPEAN BANK
                       FOR RECONSTRUCTION AND DEVELOPMENT

                           Dated as of 6 November 2001

                       AMENDED AND RESTATED LOAN AGREEMENT

THIS AMENDED AND RESTATED LOAN AGREEMENT is made this 6th day of November, 2001 between THE OPEN JOINT STOCK COMPANY "OMOLON GOLD MINING COMPANY", an open joint stock company organized and existing under the laws of the Russian Federation (hereinafter called the "Company"), and EUROPEAN BANK FOR RECONSTRUCTION AND DEVELOPMENT (hereinafter called the "Bank").

WHEREAS

(A) the Company and the Bank have entered into a loan agreement dated as of 30 June 1995, as amended by an amendment agreement to loan agreement dated as of 7 November 1995, a second amendment agreement to loan agreement dated as of 22 April 1996, a third amendment to loan agreement dated as of 20 November 1996 and a fourth amendment agreement to loan agreement dated as of 30 September 1999 (such loan agreement as so amended, the "Original Loan Agreement"), pursuant to which the Bank has provided a loan to the Company in the amount of $62,500,000,

(B) the Bank has disbursed the total loan amount of $62,500,000 to the Company in two Tranches, the Tranche 1 Loan in the amount of $53,750,000 and the Tranche 2 Loan in the amount of $8,750,000, in accordance with the terms of the Original Loan Agreement,

(C) the Company has repaid the Bank the Tranche 1 Loan under the Original Loan Agreement in the amount $53,750,000 and has made payment in full of all interest and other amounts due and payable in respect thereof in accordance with the terms of the Original Loan Agreement,

(D) pursuant to the letter of consent issued by the Bank on 20 September 2001 and countersigned by the Company on 26 September 2001 (the "Consent Letter"), the Company has, on 5 October 2001, (i) made a payment in the amount of $8,909,550 to OPIC resulting in a full discharge of all of the Company's payment obligations under the OPIC Finance Agreement, and (ii) prepaid the Bank $1,000,000 of the Tranche 2 Loan under the Original Loan Agreement;

(E) the balance of the Tranche 2 Loan under the Original Loan Agreement in the amount of $7,750,000 and the interest and other amounts due and payable after 15 June 2001 in respect thereof remain outstanding, and

(F) the Company and the Bank have decided to amend and restate the Original Loan Agreement in order to consolidate the changes to the Original Loan Agreement introduced by the aforementioned amendment agreements and to adjust the terms of repayment of such remaining balance of the Tranche 2 Loan and the interest and other amounts due and payable in respect thereof after 15 June 2001.

NOW, THEREFORE, the parties hereto agree as follows:


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                             ARTICLE I - DEFINITIONS

SECTION 1.01. GENERAL DEFINITIONS

      Wherever used in this Agreement, including the Schedules hereto, unless the context otherwise requires, the following terms have the following meanings:

"Affiliate"         means, with respect to any entity, any other entity or
                    person, directly or indirectly, controlling, controlled by, or under common control with, such entity. For the purposes of this definition, "control" (including, with correlative meanings, the terms "controlled by" and "under common control with"), as used with respect to any entity, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such entity, whether through the ownership of voting shares or by contract or otherwise.

"Association of
Native Peoples" means the Association of Northern Native Peoples of the Severo-Evensk District

"Auditors"          means such firm of independent public accountants as the
                    Company may from time to time appoint as auditors of the Company in accordance with Section 5.04.

"Birkachan          Field" means the Birkachan gold and silver field located
                    approximately 30 km north of the Project in the Magadan
                    Region of the Russian Federation.

"Birkachan Project" means the commercial development of the Birkachan
                    Field.

"Blocked Account
Agreement"          means the blocked account agreement entered into among the
                    Company, Gokhran (as successor to Roskomdragmet), Citibank,
                    N.A., London Branch and such other parties as may be agreed by the Bank, regarding the Gokhran Sales Subaccount.

"Business           Day" means a day which is both a New York Banking Day and a
                    London Banking Day.

"Cash Collateral
Subaccount"         means the subaccount of the Offshore Bank Account designated as such in accordance with Section 5.10.


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

"CBR"               means the Central Bank of the Russian Federation.

"Charter"           means, in respect of any company, corporation, partnership, governmental agency or other enterprise, its founding act, articles of incorporation and bylaws, memorandum and articles of association, statute or similar instrument.

"Construction
Contract"           means, collectively, such construction management and
                    engineering services contracts as may be entered into between the Company and/or Kinam Magadan and the Contractor in connection with the Project, which contracts shall be in form and substance satisfactory to the Bank.

"Contractor"        means Davy International Canada Limited, a corporation
                    organized under the laws of the Province of Ontario, Canada and a subsidiary of Davy International, a division of Trafalgar House, Inc., or such other internationally recognized construction and engineering company as may be approved by the Bank.

"Contract
Pledge" means the agreement on pledge of rights under contracts dated 30 August 1995, as amended from time to time, pursuant to which the Company has granted to the Project Lenders a security interest in all of its rights, interests and benefits under the Management Agreement, the Construction Contract, the Marketing Agreements and the Reclamation Agreement, and all performance bonds, warranties, guaranties and undertakings issued thereunder (including subcontractor's warranties issued directly to the Company under the Construction Contract), together with the notices and acknowledgements and consents in the forms attached thereto.

"Debt" means the aggregate (as of the date of calculation) of all obligations of the Company then outstanding for the payment or repayment of money including, without limitation:

                    (a) any amounts payable by the Company under leases or similar arrangements over their respective periods;

                    (b) any credit to the Company from a supplier of goods or under any installment purchase or other similar arrangement; and

                    (c) the aggregate amount then outstanding of liabilities and obligations of third parties to the extent that they are guaranteed by the Company.


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

"Default
Interest Period"    means, with respect to any amount overdue under this
                    Agreement, a period commencing on the Business Day on which such payment becomes overdue or, as the case may be, on the last Business Day of the previous Default Interest Period, and ending on a Business Day selected by the Bank or, as the case may be, determined in accordance with Section 3.07(d).

"Default Interest
Rate" means the interest rate applicable to amounts overdue under this Agreement, as determined in accordance with Section 3.07.

"Development
Plan" means the development plan for the Project approved by the Bank in accordance with Section 5.19, as such development plan may be amended from time to time in accordance with the requirements of Section 6.10(a).

"Disbursement
Subaccount"         means the subaccount of the Offshore Bank Account designated as such in accordance with Section 5.10.

"Dollars" or "$"    means the lawful currency of the United States of
                    America.

"Effective Date"    means the date, no later than 30 November 2001, on which the
                    Bank notifies the Company that all conditions precedent contained in this Agreement have been satisfied and all amendments to the Original Loan Agreement set out in this Agreement shall become effective.

"Enterprise
Mortgage"           means the contract of mortgage of enterprise dated 31 August
                    1995, as amended from time to time, pursuant to which the Company has granted to the Project Lenders a security interest in all of the Company's equipment, assets and property.

"Environmental
Standards"          means the environmental performance criteria, standards,
                    practices and procedures for the Project set forth in Schedule A, as amended by the Company from time to time with the prior written approval of the Bank (such approval not to be unreasonably withheld).

"Equipment Pledge"  means the contract of pledge of equipment dated 30
                    August 1995, as amended from time to time, pursuant to which the Company has granted to the Project Lenders a security interest in all of the Company's equipment and other tangible movable assets.

"Event of Default"  means any one of the events specified in Section 7.01.


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

"Export Sales
Subaccount"         means the subaccount of the Offshore Bank Account designated as such in accordance with Section 5.10.

"Fee Letter"        means the letter agreement dated 5 September 2001 between
                    the Company and the Bank in respect of the non-refundable, up-front appraisal and restructuring fee relating to the transactions contemplated by this Agreement.

"Financial
Statements"         means the unconsolidated financial statements of the Company prepared in a manner consistent with its books of account and in accordance with Generally Accepted Accounting
                    Principles in the United States.

"Financial Year"    means the accounting year of the Company commencing
                    each year on 1 January and ending on the following 31
                    December, or such other accounting period of the Company as the Company may, with the Bank's consent, from time to time designate as the accounting year of the Company.

"Financing
Agreements"         means this Agreement, the Note, the Security Documents, the
                    Kinross Support Agreement, the Russian Shareholders Support
                    Agreement and any other agreements entered into by the parties hereto in connection with this Agreement or the transactions contemplated hereby, and, in the singular, means any one of such agreements.

"Force
Majeure Event"      means an event which is not within the reasonable
                    control of the Company and that has a material adverse effect on the ability of the Company to mine, produce, process, transport or market ore or dore as contemplated by the Development Plan, including;

                    (a) fire, landslide, earthquake, adverse weather conditions or other acts of God;

                    (b) explosion, breakage or accident to Project equipment and facilities;

                    (c) strikes (excluding, for the avoidance of doubt, any strike or series of related strikes, to the extent that the duration of such strike or series of related strikes is in excess of 30 days, by employees of the Company, the Contractor or any subcontractor relating solely to disputes with management of the Company, the Contractor or such


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

                    subcontractor and not to the mining sector generally or other matters); or

                    (d) political events, shortages of material or labor resulting directly from control or diversion by the Russian government, embargo or terrorism.

"Generally Accepted
Accounting
Principles"         means accounting principles generally accepted in the United
                    States or Russia, as the case may be, and in each case consistently applied.

"Geometall"         means Geometall Plus, an open joint stock company organised and existing under the laws of the Russian Federation.

"Gokhran"           means the State Body for the Formation of the State Fund of the Russian Federation for Precious Metals and Precious
                    Stones, for Holding, Sale and Use of Precious Metals and
                    Precious Stones, the legal successor to Roskomdragmet.

"Gokhran
Agreement"          means the purchase-sale contract originally entered into
                    between the Company and Roskomdragmet.

"Gokhran Sales
Subaccount"         means the subaccount of the Offshore Bank Account designated as such in accordance with Section 5.10.

"Goods Pledge"      means the contract of pledge of goods in circulation
                    dated 30 August 1995, as amended from time to time, pursuant to which the Company has granted to the Project Lenders a security interest in all of the Company's gold, silver and dore alloy, and all receivables, receipts and proceeds from the sale or transfer thereof.

"Immovables
Mortgage"           means the contract of mortgage of immovable property dated
                    31 August 1995, as amended from time to time, pursuant to which the Company has granted to the Project Lenders a security interest in all of the Company's immovable property.

"Increased Costs"   has the meaning given to it in Section 3.08.

"Indebtedness"      means, in regard to any person:

                    (a) all indebtedness of such person for borrowed money or arising out of any credit facility or financial accommodation or for the deferred purchase price of property or services;


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

                    (b) all guarantees of such person (or other obligations of such person which are the economic equivalent of a guarantee, including without limitation any obligation of such person to purchase, to provide funds for payment, to supply funds to or otherwise to invest in any other person) in respect of the indebtedness of any other person for borrowed money or arising out of any credit facility or financial accommodation or for the deferred purchase price of property or services;

                    (c) all indebtedness or other obligations of any other person for borrowed money or arising out of any credit facility or financial accommodation or for the deferred purchase price of property or services secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon property (including without limitation accounts receivable and contract rights) owned by such person, whether or not such person has assumed or become liable for the payment of such indebtedness or obligations; and

                    (d) obligations of such person in respect of any lease of goods (or property which, if not affixed to realty, would be personalty) by such person which under Generally Accepted Accounting Principles would be required to be capitalized on the balance sheet of such person.

"Independent
Engineer"           means Pincock Allen & Holt Inc. or such other firm of
                    engineers as may be selected from time to time by the Bank after consultation with the Company, and any subcontractors of such engineer.

"Insurance
Assignment"         means the insurance assignment dated 30 August 1995, as
                    amended from time to time, pursuant to which the Company has assigned to the Project Lenders all of its rights, interests and benefits under all insurance maintained by the Company and all other insurance relating to the design, construction, operation and maintenance of the Project, together with the notices and acknowledgements and consents in the forms attached thereto (or in such other forms as may be approved by the Bank).

"Interbank Rate"    means, for each Interest Period, the offered rate which
                    appears on the Telerate Page 3750 as of 11:00 am., London time, on the Interest Determination Date for such Interest
                    Period for one month, two months, three months, four months, five months or six months, whichever period is closest to the duration of the relevant Interest Period (or, if two periods are equally close to the duration of the relevant Interest Period, the average of the two relevant rates); provided that, if, for any reason, the Interbank
                    Rate cannot be determined by reference to the Telerate Page
                    3750 on such Interest Determination Date or the services of the Telerate Page 3750 cease to be available as a result of discontinuation of such services, the Interbank Rate shall be the interest rate per annum which the Bank determines to be the arithmetic mean (rounded upwards, if necessary, to the nearest 1/16%) of the offered rates advised to the Bank by three major banks active in the Dollar interbank market in London selected by the Bank after consultation with the Company.

"Interest
Determination Date" means, for any Interest Period, the date two London Banking
                    Days prior to the first day of such Interest Period.

"Interest Payment
Date" means each of 15 December 2001, 15 March 2002, 15 June 2002, 15 September 2002 and 15 December 2002, provided, however, that, if any Interest Payment Date falls on a day which is not a New York Banking Day, such Interest Payment Date shall be changed to the next succeeding New York Banking Day.

"Interest Period"   means each period of three months commencing on an Interest
                    Payment Date and ending on the next following Interest
                    Payment Date, provided that the first Interest Period under this Agreement shall commence on 15 June 2001.

"Interest Rate"     means, for each Interest Period, the rate of interest
                    payable on the Loan during such Interest Period, determined in accordance with Section 3.02.

"Kinam Gold"        means Kinam Gold Company (formerly Cyprus Gold Company), a corporation organized and existing under the laws of the State of Delaware.

"Kinam Magadan"     means Kinam Magadan Gold Corporation (formerly Cyprus
                    Magadan Gold Corporation), a corporation organized and existing under the laws of the State of Delaware.

"Kinam Magadan
Pledge" means the instrument through which Kinam Magadan shall pledge the Treasury Bills in favor of the Bank, which instrument shall be substantially in the form of Schedule B.


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

"Kinam Magadan Share
Pledge" means the stock pledge agreement dated 31 August 1995, as amended from time to time, pursuant to which Kinam Gold has pledged in favor of the Project Lenders all of the issued and outstanding shares of Kinam Magadan.

"Kinross"           means Kinross Gold Corporation, a corporation organized and existing under the laws of the Province of Ontario, Canada.

"Kinross Support
Agreement"          means the Project support agreement entered into among the
                    Company, Kinross (as successor-in-interest to Cyprus Amax
                    Minerals Company), Kinam Magadan and the Project Lenders.

"Kubaka Field"      means the Kubaka gold and silver field located in the
                    Magadan Region of the Russian Federation approximately 600 miles north-northeast of the City of Magadan, as described in Section 2.1 of the License Agreement.

"License"           means the license for the right to use the subsurface,
                    series MA(GAMMA), number 10141, license type AC, issued to the Company by the Committee of the Russian Federation for Geology and Use of the Subsurface and the Magadan Regional
                    Soviet of People's Deputies, including all annexes thereto, as amended.

"License Agreement" means the license agreement between the Magadan
                    Oblast Duma (as successor to the Magadan Regional Soviet of People's Deputies) and the Committee of the Russian Federation for Geology and Use of the Subsurface and the Company, which is attached as Annex 1 to the License.

"Lien" means any mortgage, pledge, charge, privilege, priority, hypothecation, encumbrance, assignment, lien, attachment, set-off or other security interest of any kind upon or with respect to, or any segregation of or other preferential arrangement with respect to, any present or future assets, revenues or rights, including, without limitation, any designation of loss payees or beneficiaries or any similar arrangement under any insurance policy.

"Loan" means (i) the outstanding principal of the Tranche 2 Loan under the Original Loan Agreement, which, on the date hereof, amounts to US$ 7,750,000, or (ii) as the context may require, the principal amount thereof from time to time outstanding.


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

"Loan License"      means License No. 12-410374/95, dated 4 November
                    1995, issued by the CBR to the Company in connection with the Original Loan Agreement, as amended on 6 Deember 1995,
                    17 January 1997 and 16 June 1999.

"London
Banking Day"        means a day on which commercial banks and foreign
                    exchange markets are open for the transaction of business in the Dollar interbank market in London, England.

"Long-term
Debt" means the aggregate (as of the date of calculation) of all those component parts of the Debt which fall due or whose final payment is due more than one year after such date of calculation.

"Magadan Gold"      means Magadan Gold and Silver Joint Stock Company.

"Magadan State
Committee"          means Magadan State Property Committee, a local division of the Ministry of State Property of the Russian Federation.

"Management
Agreement"          means the amended and restated management, technical and
                    other services agreement dated as of 13 April 1995 between Kinam Magadan and the Company.

"Mandate Letter"    means the letter agreement in respect of the Birkachan
                    Project, to be entered into between the Company and the Bank, in form and substance satisfactory to the Bank.

"Margin"            means 4.4% per annum.

"Marketing
Agreements"         means, collectively, the Gokhran Agreement and any other
                    marketing, sales or dore alloy or gold transportation agreements entered into by the Company in accordance with the terms of this Agreement, and, in the singular, means any one of such agreements.

"Material Adverse
Effect"             means a material adverse effect on:

                    (1) the Project, including without limitation the projected costs of operation or maintenance of the Project in accordance with the Development Plan;

                    (2) the business, operations or condition of the Company, Kinross or Kinam Magadan;

                    (3) the ability of any party to any Financing Agreement or Project Agreement to timely perform its obligations thereunder in full in accordance with the terms thereof;


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

                    (4) the validity or enforceability of any Financing Agreement or Project Agreement or the rights or remedies of the Bank thereunder; or

                    (5) the Security;

                    provided that a reduction in the market price of gold shall not, by itself, be considered to have a Material Adverse Effect unless the average market price of gold over the preceding 30 days falls below $225 per ounce.

"Monthly
Operator's Report"  means a monthly report prepared by the Company and detailing production rates, operating results and statistics, financial results, environmental matters, health and safety issues and other material developments which occurred during a relevant month.

"New York Banking
Day" means a day (other than a Saturday or Sunday) on which commercial banks are not authorized or required to close in New York.



"Note" means a promissory note issued by the Company to the Bank, substantially in the form of Schedule C, evidencing the indebtedness of the Company to the Bank resulting from a disbursement under the Original Loan Agreement or any promissory note issued by the Company at the request of the Bank in extension, renewal or substitution therefor.

"Offshore Account
Pledge" means the security and trust deed dated 8 November 1995, as amended from time to time, pursuant to which the Company has granted to Moscow Narodny Bank Limited, as security trustee for the Project Lenders, a security interest in the Company's right, title and interest in and to the Offshore Bank Account, together with the notices and acknowledgements and consents in the forms attached thereto.

"Offshore Bank
Account"            has the meaning given to it in Section 5.10.

"Offshore Bank
Account Agreement"  means the accounts agreement dated 8 November 1995, as amended from time to time, entered into among the Company, Citibank, N.A., London Branch and Moscow Narodny Bank Limited relating to the Offshore Bank Account.

"Omolon Share
Pledge" means, collectively, the seven contracts of pledge of shares in joint stock company (one of which is dated 31 August


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                    1995 and each of the others is dated 30 August 1995), each as amended from time to time, pursuant to which the Shareholders have pledged in favor of the Project Lenders all of the issued and outstanding shares of the Company.

"Operating Costs"   means:

                    (a) all costs and expenses (including capital expenditures) incurred by the Company in operating and maintaining the Project, including transportation costs, reimbursement at cost for goods and services procured by Kinross or its Affiliates on behalf of the Company from unaffiliated entities on an arm's length basis and an amount not to exceed (unless otherwise approved by the Bank, such approval not to be unreasonably withheld) $500,000 (or the equivalent thereof in other currencies at then current rates of exchange) per year in properly documented travel and other reimbursable expenses payable to Kinam Magadan under the Management Agreement;

                    (b) all license fees paid by the Company under the License;

                    (c) insurance premiums paid by the Company in maintaining any of the insurance required by this Agreement;

                    (d) administrative overhead expenses incurred by the Company from time to time, including engineering, data processing, accounting, legal and purchasing costs and charges, which are attributable to the Project, but excluding any such amount in respect of which the Company is entitled to be reimbursed by any person (until such amount is converted on the accounts of the Company to a loss following non-payment);

                    (e) any fees payable by the Company to the banks at which the Offshore Bank Account and the Russian Bank Accounts are located and to any security trustee with respect to such accounts;

                    (f) any fees, commissions, charges, costs and expenses due and payable pursuant to this Agreement and the other Financing Agreements to the Bank, including the fees and expenses of the Independent Engineer and the Bank's insurance and environmental consultants; and


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                    (g) all taxes, rates, charges, assessment, duties and
                    tariffs which at any time are imposed or assessed on the Company or its income, profits, revenues, imports of goods and services, production, sales or exports;

                    but excluding, for the avoidance of doubt, depreciation, amortization and other non-cash items, costs covered by insurance proceeds not required to be reflected in the Company's financial accounts under Generally Accepted Accounting Principles in the United States, management fees, reimbursable expenses in excess of the amount referred to in
                    (a) above and other amounts payable to Kinam Magadan or any Affiliate of Kinam Magadan under the Management Agreement or otherwise except to the extent referred to in (a) above, principal and interest due and payable under this Agreement.

"OPIC" means the Overseas Private Investment Corporation, an agency of the United States of America.

"OPIC Finance
Agreement"          means the finance agreement dated as of 30 June 1995 between the Company and OPIC, as amended from time to time.

"Permitted
Liens" means the Liens set forth in Sections 6.05(1), 6.05(2) and 6.05(3).

"Potential Event
of Default"         means any event which, with lapse of time or notice and
                    lapse of time as specified in Section 7.01, may become an Event of Default.

"Project"           means the commercial development of the Kubaka Field,
                    containing proven and probable recoverable reserves of approximately 2,200,000 ounces of gold and 1,700,000 ounces of silver to be produced during a mine life of approximately seven years, providing for open pit mining of the ore and processing, at a rate of 1,750 tons per day, of the ore into "dore alloy" (an alloy of gold and silver produced from initial melting) which will be sold by the Company for further refining into gold and silver, as further described in the Development Plan.

"Project
Agreements"         means the License (including the License Agreement), the
                    Management Agreement, the Marketing Agreements, the Offshore
                    Bank Account Agreement, the Blocked Account Agreement, the
                    Reclamation Agreement and the Company's Charter, and, in the singular, means any one of such agreements.


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

"Project Lenders"   means, collectively, the Bank and OPIC.

"Reclamation
Agreement"          means the reclamation agreement dated 10 August 1995, as
                    amended from time to time, among the Company, Kinross, Kinam
                    Magadan and the Russian Shareholders.

"Repayment Date"    means each of the dates for repayment of principal of the
                    Loan as set forth in Section 3.03(a).

"Revenue
Subaccount"         means the subaccount of the Offshore Bank Account designated as such in accordance with Section 5.10.

"Roskomdragmet"     means the Committee of the Russian Federation for Precious
                    Metals and Precious Stones, the legal predecessor of Gokhran.

"Roubles" or "Rb."  means the lawful currency of the Russian Federation.

"Russian Account
Pledge" means the instrument dated 30 August 1995, as amended from time to time, pursuant to which the Company has granted to the Project Lenders a security interest in the Company's right, title and interest in and to the Russian Bank Accounts, together with the notices and acknowledgements and consents in the forms attached thereto. "Russian Bank Accounts" has the meaning given to it in Section 5.14.

"Russian
Shareholders"       means, collectively, the Association of Native Peoples,
                    Geometall, the Magadan State Committee, Magadan Gold and
                    Rossiisky Kredit Commercial Bank.

"Russian Shareholders
Support
Agreement"          means the Project support agreement dated 30 June 1995, by and among the Company, the Russian Shareholders and the Project Lenders, as amended from time to time.

"Security"          means the security created in favor of the Project Lenders by the Company hereunder and, by the Shareholders over all of their shares in the Company and by Kinam Gold over all of its shares in Kinam Magadan to secure all amounts owing by the Company to the Project Lenders under this Agreement and the other Financing Agreements.

"Security
Documents"          means the Kinam Magadan Pledge, the Kinam Magadan Share
                    Pledge, the Insurance Assignment, the Offshore Account
                    Pledge, the Omolon Share Pledge and the

                    Russian Account Pledge, and, in the singular, means any one of such documents.

"Shareholder
Distribution"       means any payment or transfer from the Offshore Bank Account or the Russian Bank Accounts for any purpose other than (a) a payment to the Bank pursuant to this Agreement or any other Financing Agreement, and (b) a payment of Operating
                    Costs in accordance with the Development Plan or as otherwise approved by the Bank.

"Shareholders"      means, collectively, the Russian Shareholders and Kinam
                    Magadan.

"Short-term Debt"   means all Debt (as of the date of calculation) other than
                    the Long-term Debt.

"Subordinated
Shareholder
Loans" means Debt of the Company owing to or guaranteed by any Shareholder (or an Affiliate of any Shareholder) and which is subordinated to the payment of all amounts payable under this Agreement pursuant to the Kinross Support Agreement or the Russian Shareholders Support Agreement or otherwise on terms acceptable to the Bank.

"Subsidiary"        means, with respect to any entity, any other entity over 50%
                    of whose capital is owned, directly or indirectly, by the entity or which is otherwise effectively controlled by the entity.

"Telerate
Page 3750"          means the display of London interbank offered rates
                    (commonly known as "LIBOR") of major banks for deposits in Dollars, designated as page 3750 on the Telerate Service (or such other page as may replace the Telerate Page 3750 for the purpose of displaying such London interbank offered rates for deposits in Dollars).

"Treasury Bills"    has the meaning given to it in Section 5.20.

SECTION 1.02. INTERPRETATION

(a) In this Agreement, unless the context otherwise requires, words denoting the singular include the plural and vice versa, and words denoting persons include corporations, partnerships, and other legal persons.

(b) In this Agreement, references to a specified Article, Section or Schedule shall be construed as a reference to that specified Article, Section or Schedule of this Agreement.

(c) The headings and the Table of Contents are inserted for convenience of reference only and shall not affect the interpretation of this Agreement.

(d) In this Agreement, references to statutes, laws, rules, regulations and decrees of the Russian Federation, or any political subdivision thereof, including environmental, health and safety standards and requirements promulgated thereunder, shall refer only to such statutes, laws, rules, regulations and decrees which are published or publicly available or of which the Company otherwise has knowledge or which the Company could have ascertained upon reasonable investigation.

                   ARTICLE II - REPRESENTATIONS AND WARRANTIES

SECTION 2.01. REPRESENTATIONS AS TO THE COMPANY

      The Company represents and warrants as follows:

(a) The Company is an open joint stock company duly organized and validly existing under the laws of the Russian Federation and registered with all relevant registration bodies in the Russian Federation and has full power to own the properties which it owns and proposes to own for the purposes of the Project and to carry out the business which it carries out and proposes to carry out for the purposes of the Project. The Company has no Subsidiaries.

(b) The Company has an issued capital of Rb. 420,880,000 (the equivalent of $86,000,000) consisting of 80,000 shares with a nominal value of Rb. 5,261 each. The following is a list of the shareholders in the Company as of October 1, 2001 together with their percentage shareholdings in the Company:

SHAREHOLDER                                                          PERCENTAGE

Association of Native Peoples                                           6.60000
Geometall                                                              24.96750
Magadan Gold                                                            6.60000
Rossiisky Kredit Commercial Bank                                        6.00000
Magadan State Committee                                                 1.04125
Kinam Magadan                                                          54.79125

TOTAL                                                                 100.00000

The only issued shares of the Company are registered shares. There are no options, warrants or instruments convertible into shares or other agreements relating to the existing shares of the Company or for the issuance of additional shares of any class or description of the Company. No person has any right (other than as a shareholder or in respect of the Loan) to share in the profits of the Company.

(c) As of the date of this Agreement, the Directors of the Company are Mr. Art Ditto, Mr. Scott Caldwell, Mr. John Ivany, Mr. Brian Penny, Mr. V. N. Braiko and Ms. L. A. Stepanova, the General Director of the Company is Mr. Kevin Drover, the Vice-General Director of the Company is Mr. V. Glazatov, the Financial Manager of the Company is Mr. Hal Kirby and the Chief Accountant of the Company is Ms. N. D. Dambayeva.

(d) The balance sheet of the Company as at 1 January 2001 and the related statement of profit and loss of the Company for the Financial Year ending on that date, certified by the Chairman of the Board of Directors of the Company, fairly and accurately present the financial condition of the Company as of the date of such balance sheet and were prepared in conformity with Generally Accepted Accounting Principles in Russia. The Company had, as of the date of such balance sheet, no material contingent obligations, liabilities for taxes or unusual forward or long term commitments not disclosed by, or reserved against in, such balance sheet or the notes thereto. Since the date of such balance sheet, the Company has not suffered any change in its business prospects or financial condition which has a Material Adverse Effect, incurred any substantial or unusual loss or liability or undertaken or agreed to undertake any substantial or unusual obligation (except under the Financing Agreements and the Project Agreements), in any such case, of a type which would appear on the Financial Statements in accordance with Generally Accepted Accounting Principles in the United States.

(e) The Company owns, free of all Liens other than Permitted Liens, all of its assets (including real property, personal property, intellectual property and any other assets the ownership of which is reflected on its most recent balance sheet referred to in Section 2.01(d) or which are referred to in the Security Documents, but excluding the Kubaka Field (which the Company has the exclusive right to use pursuant to the License for the purposes of commercial development of the Kubaka Field) that have a book value in excess of $10,000 equivalent each. The Company's assets are not subject to any Lien, and the Company is not subject to any contract, arrangement or statute, whether conditional or unconditional, pursuant to which any such Lien may be created, except for Permitted Liens. The Company's assets are insured against such risks and in such amounts as are customary internationally for businesses of a like nature.

(f) As of the date hereof, the Company is not a party to, or committed to enter into, any agreement, other than the Financing Agreements and the Project Agreements, that would or might affect the judgment of a prospective lender.

(g) The Company is not in violation of any material statute, law, regulation, judgment, rule, order or decree presently in effect which is applicable to the Company or its assets. To the best of the Company's knowledge after due inquiry, no statute, law, rule, regulation or decree has been proposed and no judgment or order is expected which may have a Material Adverse Effect. All tax returns and reports of the Company required by law to be filed have been duly filed and all tax assessments, fees and other governmental charges upon the Company, its properties and its income, which are due and payable, have been paid, other than those currently payable without penalty or interest. The Company is not in default under any agreement, obligation or duty to which it is a party or by which it or any of its properties or assets is bound and there exists no Event of Default and no Potential Event of Default.

(h) To the best of the Company's knowledge after due inquiry, the Company and its businesses, operations, assets, equipment, property, leaseholds and other facilities are in compliance with the Environmental Standards. As of the date of this Agreement, the Company has been issued all permits, licenses, certificates and approvals then required under applicable law relating to, and, except as disclosed to the Bank in writing, has received no material complaint, order, directive, claim, citation or notice from any governmental authority or any other material public complaint with respect to,
(1) air emissions, (2) discharges to surface water or ground water, (3) noise emissions, (4) solid or liquid waste disposal, (5) the use, generation, storage, transportation or disposal of toxic or hazardous substances or wastes, or (6) other environmental, health or safety matters.

(i) Except as set forth in Schedule I attached hereto, the Company is not engaged in nor, to the best of its knowledge, threatened by, any litigation, arbitration or administrative proceeding, the outcome of which may reasonably be expected to have a Material Adverse Effect.

SECTION 2.02. REPRESENTATIONS AS TO THE FINANCING AND PROJECT AGREEMENTS

      The Company represents and warrants as follows:

(a) The Company has the corporate power to enter into and perform this Agreement and the other Financing Agreements and Project Agreements to which it is a party.

(b) Each of this Agreement, the Project Agreements to which the Company is a party, the Note and any other agreement entered into by the parties hereto in connection with this Agreement or the transactions contemplated hereby has been, and the other Financing Agreements to which the Company is a party when executed and delivered will have been, duly authorized by the Company. Each of this Agreement, the Project Agreements to which the Company is a party, the Note and any other agreement entered into by the parties hereto in connection with this Agreement or the transactions contemplated hereby has been duly executed by the Company and each of this Agreement, the Project Agreements to which the Company is a party, the Note and any other agreement entered into by the parties hereto in connection with this Agreement or the transactions contemplated hereby constitutes, and the other Financing Agreements to which the Company is a party when executed and delivered will constitute, valid and legally binding obligations of the Company, enforceable in accordance with their respective terms. The making of this Agreement and the other Financing Agreements and Project Agreements and the compliance with the terms thereof (1) will not result in violation of the Company's Charter or any provision contained in any statute, law, rule, regulation, judgement, decree or order applicable to the Company, (2) will not conflict with or result in the breach of any provision of, or require any consent under, or result in the imposition of any Lien under, any agreement or instrument to which the Company is a party or by which the Company or any of its assets is bound, and (3) will not constitute a default or an event that, with the giving of notice or the passing of time or both, would constitute a default under any such agreement or instrument.

(c) As of the date of this Agreement, no governmental licenses, approvals, consents, filings or registrations are required for the due execution, delivery or performance by the Company of this Agreement, any other Financing Agreement or any Project Agreement, or the validity or enforceability thereof, except for
(1) an amendment to the Loan License issued by the Central Bank of Russia related to the extension of the repayment of the Loan, (2) an amendment to the license issued by the Central Bank of Russia related to the continuing operation of the Offshore Bank Account as contemplated herein, and (3) the filings required for the perfection of the security interest created by the Kinam Magadan Pledge.

(d) This Agreement constitutes a direct, unconditional and secured general obligation of the Company and ranks in priority of payment at least PARI PASSU with all other present and future indebtedness of the Company.

(e) Each Security Document to which the Company is a party constitutes a valid and completed security interest in, and a Lien of first priority on, the collateral covered by such Security Document, securing payment of all principal, interest and other amounts payable by the Company under this Agreement, and the other Financing Agreements, which security interest and Lien will rank senior to all other security interests and Liens on such collateral other than Permitted Liens. The Company is not a party to any other security agreement or instrument creating or purporting to create a security interest in and Lien on such collateral.

(f) Except as set forth in Schedule J attached hereto, each of the License, the Management Agreement and the Marketing Agreements is in full force and effect without material modification from the form referred to in Section 1.01. There has occurred no breach, and no event which with the giving of notice or the passing of time or both would constitute a breach, by the Company of any such Project Agreement. The Company has no knowledge of any breach, or event which with the giving of notice or the passing of time or both would constitute a breach, by any other party of any such Project Agreement.

(g) All permits, licenses, trademarks, patents and agreements with respect to the usage of technology and other intellectual property necessary for the Project have been obtained and are in full force and effect. All utility services necessary for the Project, including, to the extent necessary, water supply, storm and sanitary sewer, gas, electric and telephone services and facilities, are available or will be made available to the Project and arrangements in respect thereof have been made on commercially reasonable terms.

SECTION 2.03. ACKNOWLEDGEMENT AND WARRANTY

      The Company acknowledges that it has made the representations referred to in Sections 2.01 and 2.02 with the intention of persuading the Bank to enter into this Agreement and that the Bank has entered into this Agreement on the basis of, and in full reliance on, each of such representations. The Company has no knowledge of any additional facts or matters which would or might reasonably affect the judgment of a prospective lender regarding lending to the Company. The Company warrants to the Bank that each of such representations is true and correct in all material respects as of the date of this Agreement and that none of them omits any matter the omission of which makes any of such representations misleading.

                               ARTICLE III - LOAN

SECTION 3.01. AMOUNT AND CURRENCY

      Subject to the conditions precedent set forth in Article IV, the Bank has agreed to extend the repayment of the Tranche 2 Loan under the Original Loan Agreement in the amount of $7,750,000 in accordance with the terms and conditions of this Agreement.

SECTION 3.02. INTEREST

      Except as otherwise provided under Section 3.08, interest on the Loan shall be determined, and the Company shall pay interest on the Loan, as follows:

(a) The principal amount of the Loan from time to time outstanding shall bear interest during each Interest Period at the Interest Rate for such Interest Period.

(b) Interest shall accrue from day to day, be pro-rated on the basis of a 360-day year for the actual number of days in the relevant Interest Period and be due and payable on the Interest Payment Date which is the last day of the relevant Interest Period; provided that, if, on such Interest Payment Date, the Company is not permitted, pursuant to Section 6.08(c)(2), to make payments of management fee to Kinam Magadan under the Management Agreement, interest on the Loan shall, to the extent accruing at a rate exceeding the rate specified in
Section 3.02(c)(1), be due and payable by the Company only at such time as the Company is no longer prohibited, pursuant to Section 6.08(c)(2), from making such payments of management fee.

(c) The Interest Rate for each Interest Period shall be the greater of (1) the sum of the Margin and the Interbank Rate for such Interest Period, and (2) to the extent that funds are available in the Revenue Subaccount on the relevant Interest Payment Date or on the next succeeding Interest Payment Date for the purpose of paying interest in accordance with Section 5.12(d)(2), 14% per annum.

(d) On each Interest Determination Date, the Bank shall, in accordance with this Section, determine the Interest Rates applicable for the relevant Interest Period and promptly give notice thereof to the Company. Each determination by the Bank of the Interest Rates shall be final and conclusive and shall be binding upon the Company unless shown by the Company to the satisfaction of the Bank that any such determination has involved any error.

SECTION 3.03. REPAYMENT

(a) The Company shall repay the Loan to the Bank according to the following schedule:

                  REPAYMENT DATE                        AMOUNT

                  15 March 2002                      $1,000,000

                  15 June 2002                       $1,000,000
                  15 September 2002                  $1,000,000
                  15 December 2002                   $4,750,000

                  TOTAL                              $7,750,000

provided that at any time up to and including 1 August 2002 the Bank may, in its sole and absolute discretion and upon request of the Company, extend the repayment period of the Loan for an additional twelve (12) months up to and including 15 December 2003, and the Bank may modify the above schedule accordingly, subject to the performance by the Company of all its obligations theretofore to be performed under this Agreement and to the fulfilment, in the form and substance satisfactory to the Bank, of certain additional conditions that shall include but not be limited to the following:

      (1) the Bank shall have received with respect to the Project a mine budget and a revised mine-out forecast based on a level of mill throughput as may be proposed by the Company and approved by the Bank, along with necessary supporting documents as to the ore to be processed, derived from underground material and any additional surface-accessible material; and

      (2) the Bank shall have received any information reasonably required by it in respect of the Birkachan Project.

(b) The dates for payment of principal of the Loan are intended to coincide with the relevant Interest Payment Dates. If, in any case, the corresponding Interest Payment Date is affected by the proviso to the definition of "Interest Payment Date", then the corresponding date for payment of principal set out in Section 3.03(a) shall be changed to coincide with the relevant Interest Payment Date.

SECTION 3.04. VOLUNTARY AND MANDATORY PREPAYMENT

(a) In addition to the prepayment rights set out in Section 3.08(c), the Company shall have the right at any time, on not less than 45 days' notice to the Bank, to prepay, on any Interest Payment Date, all or part of the principal amount of the Loan then outstanding; provided that:

      (1) all accrued interest and Increased Costs (if any) on the principal amount of the Loan to be prepaid and all other amounts due hereunder are paid at the same time; and

      (2) the Company shall pay the Bank, on the date of prepayment, a prepayment charge equal to the following percentage of the principal amount of the Loan to be prepaid:

              DATE OF PREPAYMENT                                  PERCENTAGE

              On or prior to
              15 March 2002                                       5%

              15 September 2002                                   2%

Upon delivery of such notice, the Company shall be obligated to effect prepayment in accordance with the terms thereof.

(b) In the event that the assets comprising the Project become an actual, constructive, compromised or arranged total loss, the Company shall, at the request of the Bank, forthwith prepay in full the aggregate principal amount of the Loan and then outstanding, together with all accrued interest and Increased Costs (if any) thereon and all other amounts payable hereunder and the other Financing Agreements. In the event that all or any portion of the tangible assets comprising the Project shall otherwise have been lost, damaged or destroyed and, in accordance with the provisions of the Insurance Assignment, the Bank shall have retained the proceeds of any related claim under any insurance policy as additional security for amounts payable to the Bank under the Financing Agreements, the Company shall, at the request of the Bank, forthwith prepay the Loan in an aggregate principal amount equal to the amount of such proceeds or, if less, the aggregate principal amount of the Loan then outstanding, together with all accrued interest and Increased Costs (if any) on the principal amount of the Loan to be prepaid, provided that, in the event of partial prepayment of the Loan, such prepayment shall be applied to prepay the outstanding repayment installments of the Loan in inverse order of maturity. No prepayment charge shall be payable in respect of any such prepayment.

(c) Amounts of the Loan prepaid by the Company may not be reborrowed.

SECTION 3.05. PAYMENTS

(a) Payments of principal, interest, prepayment administrative fee, prepayment charge, default interest and any other amount due to the Bank under or in connection with this Agreement shall be made in Dollars, for value on the date one New York Banking Day prior to the due date, at such bank or banks in New York, New York, as the Bank shall from time to time designate.

(b) If any date for any payment under this Agreement shall not be a New York Banking Day, then such payment shall be made on the next succeeding New York Banking Day and interest shall continue to accrue until such next succeeding New York Banking Day.

(c) The Bank shall have the right, to the fullest extent permitted by law, to apply any amount on deposit or account with the Bank or any of its branches, Subsidiaries or Affiliates to or for the credit of the Company in any currency and whether or not matured, in reduction of amounts past due hereunder, whether or not the Bank shall have demanded payment hereunder.

SECTION 3.06. INSUFFICIENT PAYMENTS

(a) If the Bank shall at any time receive less than the full amount then due and payable to it under this Agreement, the Bank shall allocate and apply such payment in the following order: first, against costs, expenses and indemnities; second, against fees, commissions and charges; third, against default interest payable pursuant to Section 3.07 hereof, if any; fourth, against interest due on the Loan (other than interest to the extent exceeding interest accruing at the rate specified in Section 3.02(c)(1)); fifth, against principal of the Loan then due and payable; sixth against interest due on the Loan to the extent exceeding interest accruing at the rate specified in Section 3.02(c)(1); and, seventh, against prepayment of the Loan.

(b) The obligation of the Company to make payments in Dollars in accordance with
Section 3.05(a) shall not be deemed to have been novated, discharged or satisfied by any tender of (or recovery under judgement expressed in) any currency other than Dollars, except to the extent to which such tender (or recovery) shall result in the effective payment of such aggregate amount in Dollars at the place specified pursuant to this Agreement and, accordingly, the amount (if any) by which such tender (or recovery) shall fall short of such aggregate amount shall be and remain due to the Bank as a separate obligation, unaffected by judgment having been obtained (if such is the case) for any other amounts due under or in respect of this Agreement.

SECTION 3.07. DEFAULT INTEREST

(a) If the Company fails to pay any amount payable by it under this Agreement, the overdue amount shall bear interest at the relevant Default Interest Rate, calculated in accordance with this Section.

(b) Default interest in respect of the Loan shall (1) accrue from day to day from the due date to the date of actual payment, after as well as before judgment, (2) be prorated on the basis of a 360-day year for the actual number of days in the relevant Default Interest Period, (3) be compounded at the end of each Default Interest Period, and (4) be payable upon demand.

(c) Except as provided in Section 3.07(d), the Default Interest Rate for any overdue amount shall be the sum of (1) 2% per annum, (2) the Margin for the Loan, and (3) the rate of interest offered in the London interbank market for a deposit in Dollars of an amount comparable to the overdue amount for a period equal to the Default Interest Period for such overdue amount; provided, however, that, if the Bank determines that deposits in Dollars are not being offered in the London interbank market in such amounts or for such period, the Default Interest Rate shall be determined by reference to the cost of funds to the Bank from whatever sources it selects.

(d) If the overdue amount is of principal of the Loan and has become due on a date other than an Interest Payment Date, the first Default Interest Period with respect to such overdue amount shall end on the next Interest Payment Date and the Default Interest Rate during such period shall be the sum of (1) 2% per annum, and (2) the Interest Rate applicable to that amount immediately before it became due.

(e) Each determination by the Bank of the Default Interest Period and the Default Interest Rate shall be final and conclusive and shall be binding upon the Company absent manifest error.

SECTION 3.08. INCREASED COSTS

(a) On each Interest Payment Date, the Company shall pay, in addition to interest on the Loan, such amount, if any, which the Bank may notify to the Company as being the aggregate of the Increased Costs accrued and unpaid prior to such Interest Payment Date.

(b) For the purposes of this Agreement, the following terms shall have the following meanings:

      (1) "Increased Costs" means the amount of any net incremental costs to the Bank of maintaining the Loan, evidence of which shall be provided to the Company in an Increased Costs Certification, which result from:

            (A) any change in applicable law or regulations or in the interpretation thereof by any governmental or regulatory authority charged with the administration thereof; and/or

            (B) any compliance with any request from, or requirement of, any central bank or other monetary or other authority;

      which in either case, subsequent to the date of this Agreement, shall:

                    (i) impose, modify or deem applicable any reserve, special deposit or similar requirements against assets held by, or deposits with or for the account of, or loans by, the Bank;

                    (ii) impose a cost on the Bank as a result of its having made the Loan or reduce the rate of return on the overall capital of the Bank which it would have been able to achieve if it had not made the Loan;

                    (iii) change the basis of taxation on payments received by the Bank in respect of the Loan otherwise than by a change in taxation of the overall net income of the Bank; or

                    (iv) impose on the Bank any other condition regarding the making or maintaining of the Loan.

      (2) "Increased Costs Certification" means a certification furnished by the Bank, within 90 days of the incurrence of any cost certified therein, certifying:

            (A) the circumstances giving rise to the Increased Costs;

            (B) that such net costs have increased;

            (C) that, in the opinion of the Bank, it has exercised reasonable efforts to minimize or eliminate such increase; and

            (D) the amount of the Increased Costs.

(c) Notwithstanding anything in Section 3.04, the Company shall have the right on any Interest Payment Date, upon not less than 30 days' prior written notice to the Bank (which notice shall be irrevocable and shall bind the Company to make the prepayment specified below) and upon payment of all accrued interest and Increased Costs (if any) on the amount to be prepaid and any costs, losses and expenses in accordance with Section 3.10 (but without any prepayment charge or prepayment administrative fee), to prepay that portion of the Loan on which the Bank informs the Company that Increased Costs are then being charged.

SECTION 3.09. TAXES

      The Company shall pay or cause to be paid all present and future taxes, duties, fees and other charges of whatsoever nature, if any, now or at any time hereafter levied or imposed by the Government of the Russian Federation, or by any department, agency, political subdivision or taxing or other authority thereof or therein or by any organization of which the Russian Federation is a member, on or in connection with the payment of any and all amounts due under this Agreement (other than taxes levied on the overall net income of the Bank). All payments of principal, interest and other amounts due to the Bank under this Agreement shall be made without set-off or counterclaim and free and clear of, and without deduction for or on account of, any such taxes, duties, fees or other charges; provided, however, that, in the event that the Company is prevented by operation of law or otherwise from paying or causing to be paid such taxes, duties, fees or other charges, the principal or (as the case may be) interest or other amounts due under this Agreement shall be increased to such amount as may be necessary to yield and remit to the Bank the full amount it would have received had such payments been made without deduction of such taxes, duties, fees or other charges.

SECTION 3.10. UNWINDING COSTS

(a) Upon request by the Bank, the Company shall pay to the Bank any costs, expenses and losses incurred by the Bank as a result of:

      (1) any failure by the Company to pay any amount payable under this Agreement on its due date;

      (2) any failure by the Company to make any prepayment in accordance with a notice of prepayment pursuant to Section 3.04 or 3.08(c);

      (3) any prepayment for any reason of all or any portion of the Loan on a date other than an Interest Payment Date; or

      (4) the occurrence of an Event of Default.

(b) For the purposes of Section 3.10(a), "costs, expenses and losses" shall include, without limitation, any interest paid or payable to carry any unpaid amount and any loss, premium, penalty or expense (excluding lost profit) which may be incurred in liquidating or employing deposits of or borrowings from third parties in order to maintain or fund the Loan or any portion thereof (but in the case of a late payment, after taking into account any default interest received under Section 3.07). The Bank shall certify such costs, expenses and losses (including a reasonable description thereof) to the Company.

SECTION 3.11. ILLEGALITY

      Notwithstanding anything in this Agreement, if, subsequent to the date of this Agreement, any change made in any applicable law or regulation or the interpretation or application thereof by any governmental authority charged with the administration thereof shall make it unlawful for the Bank to continue to maintain or to fund the Loan, the Company shall, upon request by the Bank (but subject to the approval of the Central Bank of Russia, which the Company agrees to take all reasonable steps to obtain as quickly as possible, if such approval is then required), prepay in full and immediately, the principal amount of the Loan, together with all accrued interest and Increased Costs (if any) thereon.

SECTION 3.12. LOAN ACCOUNT

      The Bank shall open and maintain on its books a loan account in the Company's name showing the disbursements of $7,750,000 made under the Original Loan Agreement and repayments and prepayments (if any) thereof and the computation and payment of interest and other amounts due and sums paid hereunder. Such loan account shall be conclusive and binding on the Company as to the amount at any time due from the Company hereunder, absent manifest error.

                        ARTICLE IV - CONDITIONS PRECEDENT

      The amendments to the Original Loan Agreement set out in this Agreement shall take effect subject to the fulfilment, in form and substance satisfactory to the Bank, prior to or concurrently with the Effective Date, of the following conditions:

(a) PAYMENTS. The Company shall have made in a manner satisfactory to the Bank:

      (1) repayment in full of the Tranche 1 Loan under the Original Loan Agreement in the amount of $53,750,000 and all interest and other amounts due and payable in respect thereof;

      (2) payment in full of all interest and other amounts due and payable up to and including 15 June 2001 in respect of the Tranche 2 Loan under the Original Loan Agreement;

      (3) prepayment of $1,000,000 of the Tranche 2 Loan under the Original Loan Agreement in accordance with the terms of the Consent Letter;

      (4) payment in full of all amounts due and payable to OPIC (in full discharge of the Company's payment obligations) under the OPIC Finance Agreement in accordance with the terms of the Consent Letter;

      (5) prepayment in the amount of $8,500,000 to ABN AMRO Bank Moscow Limited under the Subordinated Debt Agreement between the Company and such bank dated November 29, 1996, in accordance with the terms of the Consent Letter; and

      (6) payment of all amounts due and payable to the Bank pursuant to the Fee Letter.

(b) SECURITY. The following Security Documents shall have been duly executed, amended, extended, restated or modified, as the case may be, in a manner satisfactory to the Bank:

      (1) the Kinam Magadan Pledge;

      (2) the Blocked Account Agreement

      (3) the Offshore Account Pledge; and

      (4) the Offshore Bank Account Agreement

and the Bank shall have received a duly executed original of each such Security Document or amendment thereto, as the case may be, together with any other documents, recordings, filings, notifications and registrations which are required for the creation, validity, perfection or priority of the Security and the Liens of the Bank in or under the Security Documents including, without limitation, the Kinam Magadan Pledge.

(c) CHARTERS. The Charter of the Company shall be in form and substance satisfactory to the Bank, and the Bank shall have received certified copies of
(1) the Charter of the Company, (2) the certificates of registration of the Company with the appropriate authorities, and (3) the Charter (and, if relevant, the certificates of registration and certificates of good standing) of Kinam Magadan, each as amended to date.

(d) APPROVALS. There shall be in force all governmental, corporate, creditors', shareholders' and other necessary licenses, approvals, consents, filings and registrations for:

      (1) the financing by the Bank under this Agreement and any Subordinated Shareholder Loans;

      (2) the carrying on of the business of the Company as it is presently carried on and is contemplated to be carried on in accordance with the Development Plan;

      (3) the operation of the Project;

      (4) the due execution and delivery of this Agreement and the Security, and any other documents in implementation thereof, by the Company and the other parties thereto, and the validity and enforceability thereof;

      (5) the due performance under this Agreement, the Financing Agreements, the Project Agreements and the Security, and any other documents in implementation thereof by the Company and the validity and enforceability thereof;

      (6) the maintenance of the Offshore Bank Account, the Disbursement Subaccount, the Gokhran Sales Subaccount, the Export Sales Subaccount, the Revenue Subaccount and the Cash Collateral Subaccount; and

      (7) the remittance to the Bank or its assigns as provided for in this Agreement of all monies payable in respect of this Agreement and the Security;

including, without limitation, (A) the authorizations of the persons signing the Financing Agreements and Project Agreements on behalf of the Company and Kinam Magadan to sign such documents and to bind such respective parties thereby, (B) the authorization of the Central Bank of Russia for the incurrence and repayment of the Indebtedness incurred under the Original Loan Agreement and the establishment and operation of the Offshore Bank Account as contemplated therein and herein, and (C) the major environmental and operating permits and approvals listed in Schedule D (other than any such construction, environmental or operating permit or approval which (i) is not then needed for the Project, (ii) because it is premature, cannot then be obtained, and (iii) there is no reason to believe the Company will not be able to obtain at the time such permit or approval is needed for the Project); and the Bank shall have received certified copies of all such licenses, approvals, consents, filings and registrations.

(e) PERFORMANCE. The Financing Agreements in force as of the Effective Date shall have been performed to the satisfaction of the Bank.

(f) SPECIMEN SIGNATURES. The Bank shall have received (1) the certificate of incumbency and authority referred to in Section 8.04, substantially in the form of Schedule E, and (2) a certificate of an appropriate officer of Kinam Magadan certifying the name and specimen signature of each person authorized to sign on behalf of such party the Security Documents.

(g) PROCESS AGENT APPOINTMENTS. The Bank shall have received written confirmations from the agents for service of process appointed by the Company pursuant to Section 8.11(b), by Kinam Magadan pursuant to the Kinross Support Agreement and the Omolon Share Pledge, by Kinross pursuant to the Kinross Support Agreement and by Kinam Magadan pursuant to the Kinam Magadan Share Pledge of their acceptances of such appointments, each substantially in the form of Schedule F.

(h) LEGAL OPINIONS. The Bank shall have received the favourable opinions of (1) Freshfields Bruckhaus Deringer, special English and Russian counsel to the Bank, and (2) Chadbourne & Parke LLP, special New York, Delaware and Russian counsel to the Company, which opinions shall be in form and substance satisfactory to the Bank.

(i) FEE AND MANDATE LETTERS. The Bank shall have received duly executed originals of the Fee Letter and the Mandate Letter.

(j) CONTINUING VALIDITY OF DOCUMENTS. All documents and instruments delivered to the Bank pursuant to Section (b) of this Article IV shall be in full force and effect.

(k) REPRESENTATIONS AND WARRANTIES. The representations and warranties confirmed or made by the Company in Article II and all other representations and warranties made by the Company and Kinam Magadan in the Financing Agreements and the Project Agreements shall be true and correct as though such representations and warranties had been made on the Effective Date by reference to the facts and circumstances then existing.

(l) NO DEFAULT. No Event of Default and no Potential Event of Default shall have occurred and be continuing and the Company shall not, as a result of such amendments taking effect, be in violation of its Charter, any provision contained in any agreement or instrument to which the Company is a party (including this Agreement) or by which the Company is bound or any law, statute, rule, regulation, judgment, decree or order applicable to the Company, the violation of which would have a Material Adverse Effect.

(m) NO MATERIAL ADVERSE CHANGE. Nothing shall have occurred which might have a Material Adverse Effect.

(n) DEVELOPMENT PLAN. The Project as developed to date shall conform in all material respects with the detailed description thereof included in the Development Plan for such stage of development, except as otherwise agreed with the Bank.

(o) APPLICATION TO CENTRAL BANK. The Company shall have duly filed an application with the CBR, in form and substance satisfactory to the Bank, requesting that the CBR extend the term of the Loan and amend the Loan License to permit the transactions contemplated hereby.

      Notwithstanding anything to the contrary in this Agreement, the amendments to the Original Loan Agreement set out in this Agreement shall not take effect unless the Effective Date falls on or before 30 November 2001.

                        ARTICLE V - AFFIRMATIVE COVENANTS

      Unless the Bank shall otherwise agree in writing:

SECTION 5.01. PROJECT IMPLEMENTATION

      The Company shall carry out the Project substantially in accordance with the Development Plan.

SECTION 5.02. MAINTENANCE AND CONDUCT OF BUSINESS

(a) The Company shall (1) maintain its corporate existence in compliance with all applicable laws and regulations, (2) conduct its business efficiently, in accordance with sound engineering, financial and business practices, in a good workmanlike manner, with due regard for the environment and in compliance with all applicable statutes, laws, regulations, rules, orders and decrees of the Russian Federation and any other applicable jurisdiction, (3) keep and maintain all of its assets required for the Project in good repair, working order and condition, and (4) ensure that the Project is maintained and operated in accordance with good international practices in the gold mining industry. Without limiting the foregoing, the Company shall comply with the Environmental Standards and its obligations under the Reclamation Agreement.

(b) Without limiting the foregoing, the Company shall (1) observe all applicable laws relating to the minimum age of employment of children, minimum wages, hours of work and occupational health and safety, (2) not take any action to prevent its employees from lawfully exercising their rights of association and to organize and bargain collectively, and (3) not utilize forced labor.

SECTION 5.03. INSURANCE

      The Company shall keep its properties and business insured with financially sound and reputable insurers against loss or damage in accordance with the requirements of Schedule G.

SECTION 5.04. ACCOUNTING

      The Company shall maintain, an accounting and cost control system satisfactory to the Bank and maintain books of account and other records adequate to reflect truly and fairly the financial condition of the Company and the results of its operations (including the progress of the Project) in conformity with Generally Accepted Accounting Principles. The Company shall maintain PricewaterhouseCoopers, or such other firm of independent public accountants as may be acceptable to the Bank, as Auditors of the Company and authorize, by letter substantially in the form of Schedule H, the Auditors to communicate directly with the Bank at any time regarding the Company's accounts and operations. The Bank shall provide notice to the Company of any intended communications with the Auditors and, for the purpose of minimizing expenses, shall, in the case of any requested information, give the Company a reasonable opportunity to provide such information directly to the Bank, provided that, if the Bank is not satisfied with the response of the Company to its request for information, the Bank may communicate directly with the Auditors.

SECTION 5.05. CONTINUING GOVERNMENTAL AND OTHER APPROVALS

      The Company shall obtain or make, and shall maintain in force (or, where appropriate, renew), all governmental, corporate, creditors', shareholders' and other necessary licenses, approvals, consents, filings and registrations required for the purposes described in Article IV(d) (other than any construction, environmental or operating permit or approval which (i) is not then needed for the Project, (ii) because it is premature, cannot then be obtained, and (iii) there is no reason to believe the Company will not be able to obtain at the time such permit or approval is needed for the Project), and comply in all material respects with all conditions and obligations to which such licenses, approvals, consents, filings and registrations may be subject.

SECTION 5.06. SECURITY

      The Company shall, at its own cost, create, perfect and maintain (or, where appropriate, renew) the Security in a manner satisfactory to the Bank and take all actions requested by the Bank which are necessary to ensure that, subject to Section 5.20, the Liens created by the Security Documents constitute valid and perfected Liens of first priority over the collateral purported to be covered thereby, securing payment of all obligations of the Company under this Agreement and the other Financing Agreements and ranking senior to the claims of all third parties other than claims secured by Permitted Liens.

SECTION 5.07. COMPLIANCE WITH OTHER OBLIGATIONS

      The Company shall comply with all agreements to which it is a party or by which it or any of its properties or assets is bound.

SECTION 5.08. TAXES; STAMP DUTIES

(a) The Company shall pay when due all of its taxes, rates, charges and assessments, including without limitation any taxes, rates, charges and assessments against any of its properties, other than taxes, rates, charges or assessments which are being contested in good faith and by proper proceedings and as to which adequate reserves have been set aside for the payment thereof. The Company shall make timely filings of all tax returns and governmental reports required to be filed or submitted under any applicable law or regulation.

(b) The Company shall pay all taxes (including stamp taxes), duties, fees or other charges payable on, or in connection with, the execution, issue, delivery, registration or notarization of this Agreement, any other Financing Agreement, any Project Agreement and any other documents related to this Agreement. Upon notice from the Bank, the Company shall reimburse the Bank or its assigns for any such taxes, duties, fees or other charges paid by the Bank or its assigns thereon.

SECTION 5.09. PROJECT AGREEMENTS

(a) The Company shall maintain all Project Agreements and Financing Agreements to which the Company is a party in full force and effect without material modification and perform its obligations under, and not commit any material breach of or default under, any such Project Agreement.

(b) The Company shall not terminate, amend in any material respect or grant any material waiver in respect of any provision of any of the Project Agreements or Financing Agreements to which it is a party, or consent to any assignment of any Project Agreement by any other party thereto; provided that the Bank shall not unreasonably withhold its consent to a termination of a Project Agreement if the Company enters into a substitute agreement in form and substance satisfactory to the Bank with a third party acceptable to the Bank and, if applicable, grants to the Bank a security interest in all of its rights, interests and benefits under such substitute agreement, in which case such substitute agreement shall become a Project Agreement hereunder.

SECTION 5.10. OFFSHORE BANK ACCOUNT

      The Company shall maintain a bank account denominated in Dollars at the principal London branch of Citibank, N.A. (the "Offshore Bank Account"), which account shall be pledged to Moscow Narodny Bank Limited, as security trustee for the Bank, as security for all amounts payable by the Company under this Agreement and the other Financing Agreements. The Company shall maintain five subaccounts of the Offshore Bank Account designated as the Disbursement Subaccount, the Gokhran Sales Subaccount, the Export Sales Subaccount, the Revenue Subaccount and the Cash Collateral Subaccount.

SECTION 5.11. DISBURSEMENT SUBACCOUNT

      All disbursements under the Original Loan Agreement have been deposited into the Disbursement Subaccount.

SECTION 5.12. SALES AND REVENUE SUBACCOUNTS

(a) The Company shall ensure that (1) all amounts paid to the Company by Gokhran under the Gokhran Agreement in currencies other than Roubles are deposited into the Gokhran Sales Subaccount, and (2) upon release of such amounts in accordance with the Gokhran Agreement and with the Blocked Account Agreement, such amounts are transferred from the Gokhran Sales Subaccount to the Revenue Subaccount. Amounts may be withdrawn from the Gokhran Sales Subaccount only for the purpose of transferring such amounts to the Revenue Subaccount or paying such amounts back to Gokhran in accordance with the Gokhran Agreement and with the Blocked Account Agreement. The Company shall not withdraw funds from the Gokhran Sales Subaccount for any other purpose without the prior written consent of the Bank.

(b) The Company shall ensure that all amounts paid to the Company in respect of the sale of dore alloy and bullion outside of the Russian Federation and all other export revenues are, except as provided in Section 5.14, deposited into the Export Sales Subaccount. If any such amounts are received by the Company in any other account or place, it shall immediately transfer such amounts to the Export Sales Subaccount. Amounts may be withdrawn from the Export Sales Subaccount only for the purpose of transferring such amounts to one of the Russian Bank Accounts to the extent (and only to the extent) that such amounts are subject, in accordance with then applicable law, to mandatory conversion into Roubles and transfer to the Russian Federation. The Company shall ensure that any amounts remaining in the Export Sales Subaccount after any such mandatory conversion and transfer to the Russian Federation are transferred to the Revenue Subaccount. The Company shall not withdraw funds from the Export Sales Subaccount for any other purpose without the prior written consent of the Bank.

(c) Except as provided in Sections 5.12(a) and 5.12(b), the Company shall ensure that all revenues of the Company and any other payments made to the Company, including without limitation any payment made to the Company under the Construction Contract, the Marketing Agreements and the other Project Agreements, other than any such amounts which are received in Roubles or which the Company is required by applicable law to convert into Roubles or retain in or remit to the Russian Federation, are deposited into the Revenue Subaccount.

(d) As long as no Event of Default or Potential Event of Default has occurred and is continuing, amounts in the Revenue Subaccount may be withdrawn by the Company pursuant to payment instructions issued in accordance with the Offshore Account Pledge without the prior approval or authorization of the Bank only for the purpose of transferring funds to the Russian Bank Accounts to the extent (and only to the extent) required by the authorization issued by the Central Bank of Russia for the establishment and operation of the Offshore Bank Account or for the purpose of making the following payments in the following order:

      (1) Operating Costs denominated in currencies other than Roubles in accordance with the Development Plan and annual capital expenditure and operating budgets approved by the Bank in accordance with Section 5.17;

      (2) interest due and payable on the Loan (other than interest due and payable on the Loan to the extent exceeding interest accruing at the rate specified under Section 3.02(c)(1));

      (3) scheduled repayment installments of principal of the Loan due and payable under Section 3.03(a);

      (4) transfers to the Cash Collateral Subaccount until the balance of the Cash Collateral Subaccount equals the amount specified in Section 5.13;

      (5) in equal amounts, (A) interest due and payable on the Loan to the extent exceeding interest accruing at the rate specified in section 3.02(c)(1), and (B) to the extent permitted by Section 6.08(c), management fees payable under the Management Agreement in an amount not to exceed 4% of the Company's gross sales;

      (6) management fees due and payable under the Management Agreement to the extent that such management fees exceed those payable under sub-category
      (5) above;

      (7) interest, principal and other fees payable on any Subordinated Shareholder Loans; and

      (8) transfers to the Russian Bank Accounts for the purposes of making Shareholder Distributions pursuant to Section 6.01 hereof.

The amounts of the payments to be made by the Company out of the Revenue Subaccount under categories (2) through (6) above shall be calculated on the date two Business Days prior to each Interest Payment Date and payments shall be made by the Company out of the Revenue Subaccount under categories (2) through
(6) above only in accordance with the amounts as so calculated. In the event that the balance of the Revenue Subaccount is insufficient to pay any such category (or any sub-category) in full as of such date, the Company shall, except as otherwise specified for category (5) and except in the case of category (6) (but subject to Section 6.11), apply the amounts available in the Revenue Subaccount to pay each party entitled to payment in such category (or sub-category) on a pro rata basis in accordance with the amount due to each such party in such category (or sub-category).

Upon effectiveness of the Kinam Magadan Pledge in accordance with the terms of
Section 5.20, and subject to the minimum balance requirement of Section 5.13, the Company may at any time withdraw and use the amounts in the Revenue Subaccount at its discretion without seeking prior approval from the Bank.

(e) If an Event of Default or Potential Event of Default has occurred and is continuing, the Company shall not be permitted to withdraw any amounts from the Revenue Subaccount for any purpose without the prior written consent of the Bank.

SECTION 5.13. CASH COLLATERAL SUBACCOUNT

      After receiving amendments to the Loan License from the CBR and the CBR's approval of the transactions contemplated hereby, the Company shall at all times maintain a balance in the Cash Collateral Subaccount equal to not less than $2,000,000. Amounts may be withdrawn by the Company from the Cash Collateral Subaccount only for the purpose of paying principal and interest under this Agreement or to transfer any amount in excess of the minimum balance set forth above to the Revenue Subaccount to the extent (and only to the extent) required by the authorization issued by the Central Bank of Russia for the establishment and operation of the Offshore Bank Account. The

Company shall not withdraw funds from the Cash Collateral Subaccount for any other purpose without the prior written consent of the Bank.

SECTION 5.14. RUSSIAN BANK ACCOUNTS

      The Company shall maintain one or more bank accounts at such banks located in the Russian Federation as may be proposed by the Company and approved by the Bank (the "Russian Bank Accounts"), which accounts shall be pledged to the Bank as security for all amounts payable by the Company under this Agreement and the other Financing Agreements. The Company shall ensure that all revenues of the Company and any other payments made to the Company which, in either case, are received in Roubles or which the Company is required by applicable law to convert into Roubles or remit to or retain in the Russian Federation, including without limitation any payments made to the Company in Roubles under the Construction Contract, the Marketing Agreements and the other Project Agreements, are deposited into one of the Russian Bank Accounts. As long as no Event of Default or Potential Event of Default has occurred and is continuing, amounts in the Russian Bank Accounts may be withdrawn by the Company to pay Operating Costs, to pay dividends to the Shareholders to the extent permitted by
Section 6.01 and to convert such amounts into Dollars and transfer such amounts to the Revenue Subaccount, in each case without the prior approval of the Bank. The Company shall not withdraw funds from the Russian Bank Accounts for any other purpose without the prior written consent of the Bank. If an Event of Default or Potential Event of Default has occurred and is continuing, the Company shall not be permitted to withdraw any amounts from the Russian Bank Accounts without the prior written consent of the Bank.

SECTION 5.15. FURTHER DOCUMENTS

      The Company shall execute all such other documents and instruments and do all such other acts and things as the Bank may determine is necessary or desirable to give effect to the provisions of this Agreement and the other Financing Agreements and to cause the Financing Agreements to be duly registered, notarized and stamped in any applicable jurisdiction. The Company hereby irrevocably appoints and constitutes the Bank as the Company's true and lawful attorney with right of substitution (in the name of the Company or otherwise) to execute such documents and instruments and to do such acts and things in the name of and on behalf of the Company in order to carry out the provisions hereof if, within a reasonable period of time (as specified by the Bank) after notice from the Bank, the Company shall fail to do so.

SECTION 5.16. COSTS AND EXPENSES

(a) The Company shall pay to the Bank, or as the Bank may direct, within 30 days of the Bank furnishing to the Company the invoice therefor:

      (1) all documented outside mining, engineering, environmental and other consulting fees and expenses incurred by the Bank in connection with this

      Agreement and the other Financing Agreements, including without limitation the fees and expenses of the Independent Engineer and the Bank's insurance and environmental consultants;

      (2) the documented fees and expenses of outside legal counsel to the Bank in the amount of up to $75,000 and all other documented out-of-pocket costs and expenses incurred by the Bank in connection with:

            (A) the assessment and arrangement of the Loan by the Bank;

            (B) the preparation, review, negotiation, execution and, where appropriate, registration and notarization of this Agreement, the other Financing Agreements and any other documents related to this Agreement;

            (C) the obtaining of any legal opinions required by the Bank hereunder; and

            (D) the implementation and administration of this Agreement and the other Financing Agreements;

      (3) any insurance premiums paid by the Bank on behalf of the Company in connection with insurance that is not obtained by the Company as required hereunder;

      (4) all documented costs of preparing, in a manner satisfactory to the Bank, Russian translations of any Financing Agreements as requested by the Bank from time to time;

      (5) all documented costs incurred in connection with the discharge and satisfaction of any Liens or other claims existing in violation of any of the Financing Agreements;

      (6) all documented costs incurred by the Bank in connection with creating, perfecting, maintaining and enforcing the Security; and

      (7) all other documented and reasonable costs and expenses incurred by the Bank in connection with this Agreement, any other Financing Agreement and any Project Agreement or any action contemplated thereby.

(b) The Company shall pay to the Bank, or as the Bank may direct, within 30 days of the Bank furnishing to the Company the invoice therefor, all documented out-of-pocket costs and expenses (including, without limitation, travel expenses and documented fees and expenses of outside counsel to the Bank and all other financial, accounting, engineering, environmental, insurance and other documented consulting fees and expenses) incurred by the Bank in connection with:

      (1) the determination of whether there has occurred an Event of Default or Potential Event of Default;

      (2) the preservation or enforcement of any of its rights under this Agreement or any other Financing Agreement and the collection of any amount owing to the Bank; and

      (3) the assessment, preparation, review, execution and, where appropriate, registration of any amendment of or waiver to this Agreement, any other Financing Agreement, any Project Agreement or any other document related to this Agreement.

SECTION 5.17. ANNUAL BUDGETS

      As soon as available but, in any event, not less than 45 days prior to the beginning of each Financial Year, the Company shall furnish to the Bank the Company's proposed annual budget for such Financial Year in form and level of detail reasonably satisfactory to the Bank, including without limitation capital expenditure and operating cost and revenue budgets.

SECTION 5.18. FURNISHING OF INFORMATION

(a) As soon as available but, in any event, within 25 days after the end of each month of each Financial Year, the Company shall furnish to the Bank one copy of the Company's Monthly Operator's Report for such month in a form satisfactory to the Bank and certified by an officer of the Company, which shall include a report (i) on any factors materially affecting or which might materially affect the Company's business and operations or its financial condition, and (ii) in a form satisfactory to the Bank, on Project production, including data on processing, output and prices achieved for production, with sufficient detail and information as may be required by the Bank.

(b) As soon as available but, in any event, within 120 days after the end of each Financial Year, the Company shall furnish to the Bank:

      (1) two copies of its complete Financial Statements for such Financial Year, together with an audit report thereon of the Auditors, all in form satisfactory to the Bank;

      (2) a letter from the Auditors commenting on, among other matters, the adequacy of the Company's financial control procedures and accounting systems, together with a copy of any other communication sent by the Auditors to the Company or to its management in relation to the Company's financial, accounting and other systems, management and accounts;

      (3) a report of the Auditors certifying that the Company was in compliance with the financial covenants contained in this Article V and in Article VI as of the end of such Financial Year or, as the case may be, detailing any non-compliance;

      (4) a management discussion and analysis of results for such Financial Year, including a report on any factors materially affecting or which might materially affect the Company's business and operations or its financial condition, together with a certificate of a duly authorized officer of the Company certifying that the Company is in compliance with all of its obligations under this Agreement, the other Financing Agreements and the Project Agreements and that there exists no Event of Default or Potential Event of Default;

      (5) a statement, in level of detail reasonably satisfactory to the Bank, of all financial transactions between the Company and each of its Affiliates (including Kinross) and Shareholders, including without limitation details of all payments made to Kinam Magadan and Kinross pursuant to the Management Agreement; and

      (6) a report prepared in accordance with the Environmental Standards.

(c) Not less than 30 days prior to the expiration date of any expiring insurance policy, the Company shall, in accordance with the requirements of Schedule G, submit to the Bank a certificate of insurance for each policy or renewal policy required by Section 5.03 and Schedule G to be in effect.

(d) The Company shall furnish promptly to the Bank, the Independent Engineer and the Bank's environmental consultants such information as the Bank, the Independent Engineer or the Bank's environmental consultants may from time to time reasonably request. Without limiting the foregoing, the Company shall, at the request of the Bank, furnish promptly to the Bank statements of all transactions in relation to the Offshore Bank Account and the Russian Bank Accounts.

(e) The Company shall permit, and shall procure that the Contractor permits, representatives of the Bank, the Independent Engineer and the Bank's environmental consultants, on reasonable notice and during normal business hours, to visit the Project or any of the other premises where the business of the Company is conducted or where the Project is being carried out and to have access to its books of account and records. Without limiting the foregoing, the Independent Engineer shall, at the Bank's direction and at the Company's expense, visit the Kubaka Field once in each calendar year for the purpose of confirming residual ore body reserves.

(f) The Company shall promptly inform the Bank of:

      (1) any proposed change in any material respect in the nature or scope of the Project or of the Development Plan or the business or operations of the Company;

      (2) any event, condition or change of circumstances, including without limitation any pending or threatened litigation, arbitration, claim or government investigation, which might have a Material Adverse Effect;

      (3) any proposed change of Russian law of which the Company has knowledge which might have a Material Adverse Effect; and

      (4) any material claims under insurance policies.

(g) Forthwith upon becoming aware of the occurrence of any Event of Default, any Potential Event of Default or any event that, with the passage of time or otherwise, might cause compensation to become payable under any contract of insurance issued by OPIC in support of the Project, the Company shall give the Bank notice thereof by facsimile transmission or telex specifying the nature of such Event of Default, Potential Event of Default or event and any steps the Company is taking to remedy the same.

(h) Forthwith upon the occurrence of any incident or accident relating to the Project, including but not limited to any such incident or accident likely to have a material adverse effect on the environment or worker health or safety, the Company shall give the Bank notice thereof by facsimile transmission or telex specifying the nature of such incident or accident and any steps the Company is taking to remedy the same. Without limiting the generality of the foregoing, an incident or accident is likely to have a material adverse effect on the environment or worker health or safety if (1) any relevant Russian law requires notification of such incident or accident to the authorities, (2) such incident or accident involves worker fatality or multiple serious injuries requiring hospitalization, or (3) such incident or accident has become public knowledge whether through media coverage or otherwise.

(i) The Company shall give to the Bank, by telex or facsimile transmission, notice of the calling of any meeting of its shareholders or board of directors indicating the agenda thereof no later than at the time that it gives official notice of any such meeting to its shareholders or directors, as relevant, and furnish promptly to the Bank two copies of (1) all notices, reports and other communications of the Company to its shareholders, and (2) the minutes of all meetings of its shareholders and board of directors. The Company shall permit a representative of the Bank to attend, at the Company's expense, the annual meeting of the Company's shareholders.

(j) The Company shall conduct environmental audits of the Project in accordance with the Environmental Standards and engage a reputable environmental consulting firm of international standing acceptable to the Bank to confirm the results of such audits. Promptly after completion of each such audit, the Company shall furnish the results thereof to the Bank.

(k) The Company shall furnish promptly to the Bank any periodic statements relating to the Offshore Bank Account that the Bank may request from time to time during the term of this Agreement.

SECTION 5.19. DEVELOPMENT PLAN

      The development plan for the Project submitted by the Company on July 14, 1995, and subsequently approved by the Bank, as amended from time to time in accordance with the requirements of Section 6.10(a), shall constitute the Development Plan for purposes of this Agreement.

SECTION 5.20. KINAM MAGADAN PLEDGE

(a) The Company shall, at any time on or prior to the Effective Date, cause Kinam Magadan to purchase a combination of non-convertible, Dollar-denominated debt securities issued by the United States Government having an aggregate principal amount of not less than $7,750,000 and having maturity dates that coincide with each Interest Payment Date (the "Treasury Bills"). The Company shall cause Kinam Magadan to pledge the Treasury Bills to the Bank pursuant to the Kinam Magadan Pledge as security for the performance by the Company of its obligations under this Agreement. The Company shall, at its own cost and in form and substance satisfactory to the Bank, do or cause to be done all such acts and things that are necessary under all applicable laws for the perfection of the security interest created under the Kinam Magadan Pledge.

(b) Upon effectiveness of the Kinam Magadan Pledge, the Contract Pledge, the Enterprise Mortgage, the Equipment Pledge, the Immovables Mortgage and the Goods Pledge shall terminate and the Liens created thereunder shall be discharged without any further actions by, or agreements between, the Company and the Bank.

(c) Upon effectiveness of the Kinam Magadan Pledge, the provisions of Sections 5.18(b)(3), 6.02, 6.03, 6.05 and 6.06 shall cease to be effective forthwith.

(d) Upon the issuance by the CBR of the amendments to the Loan License permitting the extension of the Loan as contemplated hereby, the Kinam Magadan Pledge may be reduced by the aggregate amount of $2,000,000. In the event of such reduction, (1) the Company shall immediately transfer $2,000,000 from the Revenue Subaccount to the Cash Collateral Subaccount and (2) the Treasury Bills in the total amount equal to $2,000,000 shall be released from the Kinam Magadan Pledge and returned to Kinam Magadan pursuant to Section 17 of the Kinam Magadan Pledge (and the Bank hereby agrees to take all necessary actions to release such amount from the Kinam Magadan Pledge).

(e) Upon payment in full by the Company of the principal amount due and payable to the Bank on each Interest Payment Date, (1) the aggregate principal amount of the Treasury Bills pledged to, or for the benefit of, the Bank pursuant to the Kinam Magadan Pledge shall be reduced by the amount of such principal payment, and (2) the Treasury Bills in the amount equal to the amount of such principal payment on each such Interest Payment Date shall be released from the Kinam Magadan Pledge and returned to Kinam Magadan pursuant to Section 17 of the Kinam Magadan Pledge (and the Bank hereby agrees to take all necessary actions to release such amount from the Kinam Magadan Pledge). The Kinam Magadan Pledge shall terminate upon repayment of the Loan and the payment in full of all interest and all other amounts due and payable in respect thereof in accordance with the terms of this Agreement.

                         ARTICLE VI - NEGATIVE COVENANTS

      Subject to Section 5.20(c), unless the Bank shall otherwise agree in writing:

SECTION 6.01. DIVIDENDS

      The Company shall not declare or pay any dividend, or make any distribution on its share capital or make any payment of principal or interest on any Subordinated Shareholder Loan (other than as provided in the last sentence of this Section 6.01) or any other Shareholder Distribution (other than payments of management fees pursuant to the Management Agreement as provided in
Section 5.12(d) and the last sentence of this Section 6.01, to the extent permitted by Section 6.08(c)) unless:

      (1) no Event of Default or Potential Event of Default has occurred and is continuing or is likely to occur;

      (2) the Company gives the Bank not less than 45 days' prior written notice of such payment; and

      (3) to the extent that such payment is in a currency other than Roubles, such payment is made only in accordance with the provisions of Section 5.12(d).

      Subject to the minimum balance requirement of Section 5.13, the Company is permitted to: (a) make payments to Kinam Magadan of the principal amount and all interest due and payable in respect thereof under the Debt Agreement, dated March 10. 1999, between the Company and Kinam Magadan, (b) make payments to Kinam Magadan as management fees under the Management Agreement, and (c) declare or pay a dividend or make a distribution on its share capital.

SECTION 6.02. CAPITAL EXPENDITURES

      The Company shall not incur expenditures or commitments for expenditures for fixed and other non-current assets, other than expenditures required for carrying out the Project or for maintenance, repairs or replacements essential to the operation of the Project, in an aggregate amount in excess of $500,000 (or the equivalent thereof in other currencies at then current rates of exchange) in any Financial Year.

SECTION 6.03. LEASES

      The Company shall not enter into any agreement or arrangement to acquire by lease the use of any property or equipment of any kind, except to the extent that the aggregate payments by the Company in respect of such leases do not exceed $250,000 (or the equivalent thereof in other currencies at then current rates of exchange) in any Financial Year.

SECTION 6.04. INDEBTEDNESS

(a) The Company shall not incur, assume or permit to exist any Indebtedness except:

      (1) the Loan;

      (2) Short-term Debt incurred in the ordinary course of business other than for money borrowed, including without limitation prepayments by Gokhran to the Company under the Gokhran Agreement; and

      (3) Short-term Debt in an aggregate amount not to exceed $20,000,000 (or the equivalent thereof in other currencies at then current rates of exchange) or, if less, 100% of the Company's short-term assets.

(b) The Company shall not enter into any agreement or arrangement to guarantee or, in any way or under any condition, to become obligated for all or any part of any financial or other obligation of another person.

SECTION 6.05. LIENS

      The Company shall not create or permit to exist any Lien on any property, revenues or other assets, present or future, of the Company, except:

      (1) the Security;

      (2) the right of Gokhran, in accordance with the Gokhran Agreement, to refunds from the Gokhran Sales Subaccount of prepayments made under the Gokhran Agreement; or

      (3) any tax or other non-consensual Lien arising by operation of law or other statutory Lien arising in the ordinary course of business, provided that such Lien is for a sum which is not yet delinquent or the validity or amount of such Lien or the sum secured by such Lien is being contested in good faith and by proper proceedings and adequate reserves have been set aside for the payment of such sum.

SECTION 6.06. HEDGING

      The Company shall not, without the prior written consent of the Bank (not to be unreasonably withheld), enter into any interest rate or currency swap, interest rate cap or collar, forward rate agreement or other interest rate, currency or commodity (including gold) hedge.

SECTION 6.07. ARM'S LENGTH TRANSACTIONS

      The Company shall not enter into any transaction with any person except in the ordinary course of business, on ordinary commercial terms and on the basis of arm's-length arrangements, or enter into any transaction whereby the Company would pay more than the ordinary commercial price for any purchase or would receive less than the full ex-works commercial price (subject to normal trade discounts) for its products.

SECTION 6.08. PROFIT-SHARING AND MANAGEMENT ARRANGEMENTS

      Unless the Company is in compliance with the minimum balance requirement of Section 5.13:

(a) The Company shall not enter into any partnership, profit-sharing or royalty agreement or other similar arrangement whereby the Company's income or profits are, or might be, shared with any third party other than pursuant to the Management Agreement, the License and the Loan.

(b) The Company shall not enter into any management contract or similar arrangement whereby its business or operations are managed by any other person except as contemplated by the Management Agreement and the Construction Contract.

(c) The Company shall not pay any management fee to Kinam Magadan under the Management Agreement (1) on a day other than an Interest Payment Date, or (2) if an Event of Default or a Potential Event of Default has occurred and is continuing. Except to the extent permitted by Section 6.01 and this Section 6.08(c), the Company shall not make any payments to Kinam Magadan or Kinross or any Affiliate thereof other than of Operating Costs consisting of reimbursable expenses payable pursuant to the Management Agreement.

SECTION 6.09. INVESTMENTS

      The Company shall not form or have any Subsidiary, or make or permit to exist loans or advances to, or deposits (other than deposits in the Offshore Bank Account, the Russian Bank Accounts and the accounts established in connection with the Short-term Debt facility referred to in Section 6.04(a)(3)) with, other persons or equity or other investments in any person or enterprise; provided, however, that the funds deposited in the Offshore Bank Account and the Russian Bank Accounts may be invested by the banks at which such accounts are located in short-term investment grade marketable securities. Without limiting the foregoing, the Company shall not, without the prior written consent of the Bank, open or maintain any bank accounts other than the Offshore Bank Account, the Russian Bank Accounts and the accounts established in connection with the Short-term Debt facility referred to in Section 6.04(a)(3) and shall not open or maintain any subaccounts of the Offshore Bank Account other than the Disbursement Subaccount, the Gokhran Sales Subaccount, the Export Sales Subaccount, the Revenue Subaccount and the Cash Collateral Subaccount.

SECTION 6.10. CHANGES IN BUSINESS, CAPITAL AND CHARTER

(a) The Company shall not make changes to the nature of its contemplated business or operations. The Company shall not make any material change in the nature or scope of the Project or the Development Plan.

(b) The Company shall not carry out any business or activity other than businesses or activities substantially related to the Project as contemplated by the Development Plan.

(c) The Company shall not make changes, or permit changes to be made, to its capital.

(d) The Company shall not make changes, or permit changes to be made, to its Charter in any manner which would be inconsistent with the provisions of this Agreement.

SECTION 6.11. PREPAYMENT OF LONG-TERM DEBT

      The Company shall not (whether voluntarily or involuntarily) make any prepayment, repurchase or early redemption of any Long-term Debt (excluding prepayments under any Subordinated Shareholder Loans), or make any repayment of any Long-term Debt pursuant to any provision of any agreement or note which provides directly or indirectly for acceleration of repayment in time or amount, unless in any such case it shall contemporaneously make a proportionate prepayment of the principal amount then outstanding of the Loan in accordance with the provisions of Section 3.04(a).

SECTION 6.12. SALE OF ASSETS; MERGER

(a) The Company shall not sell, transfer, lease, grant a license to use or otherwise dispose of all or a substantial part of its capital assets (whether in a single transaction or in a series of transactions, related or otherwise).

(b) The Company shall not undertake or permit any merger, consolidation or reorganization.

                         ARTICLE VII - EVENTS OF DEFAULT

SECTION 7.01. EVENTS OF DEFAULT

      Each of the following events and occurrences shall constitute an Event of Default under this Agreement:

(a) PAYMENT DEFAULT. The Company shall have failed to pay when due any principal of, or interest on, the Loan as required by this Agreement.

(b) NEGATIVE COVENANT DEFAULT. The Company shall have failed to perform any of its obligations under Article VI.

(c) OTHER OBLIGATIONS DEFAULT. The Company or any other party (other than the
Bank) shall have failed to perform any of its obligations under this Agreement, any other Financing Agreement, any Project Agreement or any other agreement between the

Company on the one hand and the Bank on the other hand, the failure to perform which is not an Event of Default referred to elsewhere in this Section 7.01, and any such failure to perform shall have continued for a period of 30 days after notice thereof shall have been given to the Company by the Bank (in the case of a failure to perform by the Company) or shall have a Material Adverse Effect (in the case of a failure to perform by any other party).

(d) REPRESENTATION DEFAULT. Any representation or warranty made or confirmed by the Company, Kinross, Kinam Gold, Kinam Magadan or the Contractor in Article II, in any Financing Agreement, in any Project Agreement shall have been false, incorrect or misleading in respect of a material fact when made or confirmed.

(e) NATIONALIZATION DEFAULT. Any government or governmental authority shall have condemned, nationalized, seized or otherwise expropriated all or any substantial part of the property or other assets of the Company or of its share capital or shall have assumed custody or control of such property or other assets or of the business or operations of the Company or of its share capital or shall have taken any action for the dissolution or disestablishment of the Company or any action that would prevent the Company from carrying on its business or operations, or a substantial part thereof, or otherwise prevent the operation of the Project; or the Company or any Shareholder shall have made a claim under any insurance issued by OPIC (or similar insurance issued by any other insurer) in connection with the Project.

(f) BANKRUPTCY DEFAULT. There shall have been entered against the Company, Kinross, Kinam Gold or Kinam Magadan a decree or order by a court adjudging the Company, Kinross, Kinam Gold or Kinam Magadan bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of the Company, Kinross, Kinam Gold or Kinam Magadan under any applicable law, or appointing a receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Company, Kinross, Kinam Gold or Kinam Magadan or of any substantial part of its property or assets, or ordering the winding up or liquidation of its affairs; or the Company, Kinross, Kinam Gold or Kinam Magadan shall have instituted proceedings to be adjudicated bankrupt or insolvent, or consented to the institution of bankruptcy or insolvency proceedings against it, or filed a petition or answer or consent seeking reorganization or relief under any applicable law, or consented to the filing of any such petition or to the appointment of a receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Company, Kinross, Kinam Gold or Kinam Magadan or of any substantial part of its property, or made an assignment for the benefit of creditors, or admitted in writing its inability to pay its debts generally as they become due; or any other event shall have occurred which under any applicable law would have an effect analogous to any of the events listed in this subsection.

(g) CROSS DEFAULT. A default shall have occurred with respect to any Indebtedness of Kinross in excess of $20,000,000 (or the equivalent thereof in other currencies) or any Indebtedness of the Company (other than the Loan) or Kinam Magadan or under any agreement pursuant to which there is outstanding any such Indebtedness, and such default shall have continued beyond any applicable period of grace.

(h) ABANDONMENT DEFAULT. The Company shall have ceased to carry on its business; or the Project shall have been abandoned by the Company; or the operation of the Project shall have been interrupted for a period in excess of 90 consecutive days or any periods in the aggregate in excess of 120 days during any period of 12 consecutive months.

(i) AGREEMENT DEFAULT. Any Financing Agreement or Project Agreement or any other agreement required in connection with the operation of the Project or ancillary services shall have been terminated, rescinded or cancelled for any reason (unless the Bank shall have consented to such termination in accordance with Section 5.09(b)); or any Project Agreement shall have been modified or amended without the prior written consent of the Bank; or any Financing Agreement or Project Agreement shall be or become void or unenforceable or shall be claimed to be so by any party thereto (other than the Bank).

(j) JUDGMENT DEFAULT. A final judgment or order for the payment of money in excess of $20,000,000 (or the equivalent thereof in other currencies at then current rates of exchange) shall be rendered against the Company or any of its properties and such judgment or order shall continue to be unsatisfied for a period of 30 consecutive days; or any legal proceeding (whether criminal or civil) shall be instituted in good faith, which, if adversely determined, might have a Material Adverse Effect; or any injunction or other judicial order which might have a Material Adverse Effect shall be issued against the Company.

(k) SECURITY DEFAULT. Any Security Document (other than the Immovables Mortgage or the Enterprise Mortgage) for any reason (other than an act or omission of the
Bank) shall have ceased to constitute a valid and perfected first priority security interest in and Lien on any of the collateral purported to be covered thereby; or the Company shall have created or permitted to exist any Lien (other than a Permitted Lien) on any of its property, revenues or assets.

(l) APPROVALS DEFAULT. Any license, approval, consent, filing or registration now or hereafter required for the execution, delivery or performance by any party of any Financing Agreement or Project Agreement or to construct, own, operate or maintain the Project or exploit the Kubaka Field shall have been modified, revoked, withdrawn or withheld or shall have ceased to remain in full force and effect, and such occurrence shall have a Material Adverse Effect.

(m) KINROSS DEFAULT. Kinross or Kinam Gold shall have failed at any time to own indirectly 50% of the shares in the Company; or Kinross or Kinam Gold shall have ceased at any time to be entitled, either directly or indirectly, to exercise such control over the management of the Company as is provided for Kinam Magadan in the Company's Charter as it exists on the date hereof or such management control shall have been reduced from that provided for in the Company's Charter as it exists on the date hereof; or all or part of Kinross's indirect shareholding in Kinam Magadan shall have been transferred to Kinam Gold and Kinam Gold shall have ceased to be an Affiliate of Kinross.

(n) ADVERSE CHANGE DEFAULT. There shall have occurred a change of law or of any regulation having the force of law which has a Material Adverse Effect; or it shall have become unlawful for the Company, Kinross, Kinam Gold, Kinam Magadan or the Contractor to perform any material obligation under this Agreement, any other Financing Agreement or any Project Agreement; or there shall have occurred any action by any governmental body or agency or any enactment, modification or change in the interpretation of any law, decree, order or regulation which restricts or prohibits in any material way the performance by the Company, Kinross, Kinam Gold, Kinam Magadan or the Contractor of their respective obligations under this Agreement, any other Financing Agreement or any Project Agreement; or there shall have occurred a change in the political or economic situation in the Russian Federation or other adverse change in circumstances or in the business situation of the Company, Kinam Magadan or the Contractor which, in the reasonable opinion of the Bank, has a Material Adverse Effect.

(o) ENVIRONMENT DEFAULT. The Company or its businesses, operations, assets, equipment, property, leaseholds or other facilities shall have failed in any respect to comply with the Environmental Standards.

(p) BANK ACCOUNT DEFAULT. The Company shall have withdrawn any funds from the Offshore Bank Account, or any subaccount thereof, or the Russian Bank Accounts for any purpose not permitted by this Agreement or otherwise in any manner contrary to the terms of this Agreement, the Offshore Account Pledge or the Russian Account Pledge; or the balance of the Cash Collateral Subaccount shall be less than the minimum amount specified in Section 5.13 for a period in excess of 15 consecutive days.

SECTION 7.02. ACCELERATION IN EVENTS OF DEFAULT

      If any one or more Events of Default shall have occurred and be continuing, then the Bank may, by notice to the Company, declare the principal of, and all accrued interest on, the Loan (together with any other amounts accrued or payable under this Agreement) to be, and the same shall thereupon become, immediately due and payable (anything in this Agreement to the contrary notwithstanding) without any further notice and without any presentment, demand or protest of any kind, all of which are hereby expressly waived by the Company.

SECTION 7.03. AUTOMATIC ACCELERATION

      If the Company shall have become voluntarily or involuntarily dissolved, or become bankrupt or insolvent (however such bankruptcy or insolvency may be evidenced), the principal of, and all accrued interest on, the Loan (together with any other amounts accrued or payable under this Agreement) shall thereupon become immediately due and payable (anything in this Agreement to the contrary notwithstanding) without any presentment, demand, protest or notice of any kind, all of which are hereby expressly waived by the Company.

                          ARTICLE VIII - MISCELLANEOUS

SECTION 8.01. TERM OF AGREEMENT

      This Agreement shall continue in force until all monies payable hereunder shall have been fully paid in accordance with the provisions hereof; provided that the indemnities of the Company shall survive repayment of the Loan.

SECTION 8.02. ENTIRE AGREEMENT; AMENDMENT AND WAIVER

      This Agreement and the documents referred to herein constitute the entire obligation of the parties hereto with respect to the subject matter hereof and shall supersede any prior expressions of intent or understandings with respect to this transaction, including, without limitation, the Original Loan Agreement. Any amendment hereto or waiver of any of the terms hereof shall be in writing, signed by each party to be bound or burdened thereby.

SECTION 8.03. NOTICES

      Any notice, application or other communication to be given or made under this Agreement to the Bank or the Company shall be in writing. Subject to the provisions of Sections 5.18(g), 5.18(h) and 5.18(i), such notice, application or other communication shall be deemed to have been duly given or made when it shall be delivered by hand, airmail, telex or facsimile transmission to the party to which it is required or permitted to be given or made at such party's address specified below or at such other address as such party shall have designated by notice to the party giving or making such notice, application or other communication.

For the Company:

       Omolon Gold Mining Company
       Proletariat Street, 14
       685000 Magadan
       Russian Federation

       Telex:        145122
       Answerback:   NEGA SU
       Fax:          (70)(413)(22) 2-45-15

For the Bank:

       European Bank for Reconstruction and Development
       One Exchange Square
       London EC2N 2JN
       United Kingdom

       Attention:    Operation Administration Unit

       Telex:        8812161
       Answerback:   EBRD L G
       Fax:          (44)(20)(7) 338-6100

SECTION 8.04. CERTIFICATE OF INCUMBENCY AND AUTHORITY

      The Company shall furnish or cause to be furnished to the Bank evidence, in the form of Schedule E and in substance satisfactory to the Bank, of the authority of the person or persons who will, on behalf of the Company, sign the applications and certifications provided for in this Agreement or take any other action or execute any other document required or permitted to be taken or executed by the Company under this Agreement, and the authenticated specimen signature of each such person.

SECTION 8.05. ENGLISH LANGUAGE

      All documents to be furnished or communications to be given or made under this Agreement shall be in the English language or, if in another language, shall be accompanied by a translation into English certified by a representative of the Company. The English language version or translation of each Financing Agreement shall be the governing version between the Company and the Bank.

SECTION 8.06. FINANCIAL CALCULATIONS

      All financial calculations to be made under, or for the purposes of, this Agreement shall be determined in accordance with Generally Accepted Accounting Principles in the United States and, except as otherwise required to conform to the definitions contained in Section 1.01 or any other provisions of this Agreement, shall be calculated from the then most recently issued quarterly Financial Statements which the Company is obligated to furnish to the Bank from time to time, as provided in Section 5.18(a); provided, however, that, (1) if the relevant quarterly Financial Statements should be in respect of the last quarter of a Financial Year then, at the Bank's option, such calculations may instead be made from the audited Financial Statements for the relevant Financial Year, and (2) if there should occur any material adverse change in the financial condition of the Company after the end of the period covered by the relevant Financial Statements, then such material adverse change shall also be taken into account in calculating the relevant figures.

SECTION 8.07. RIGHTS, REMEDIES AND WAIVERS

(a) The rights and remedies of the Bank in relation to any misrepresentations or breach of warranty on the part of the Company shall not be prejudiced by any investigation by or on behalf of the Bank into the affairs of the Company, by the execution or the performance of this Agreement or by any other act or thing which may be done by or on behalf of the Bank in connection with this Agreement and which might, apart from this Section, prejudice such rights or remedies.

(b) No course of dealing or waiver by the Bank in connection with any condition of under this Agreement shall impair any right, power or remedy of the Bank with respect to any other condition, or be construed to be a waiver thereof.

(c) Unless otherwise notified to the Company by the Bank and without prejudice to the generality of Section 8.07(b), the right of the Bank to require compliance with any condition under this Agreement which may be waived by the Bank at any one point in time is expressly preserved for the purposes for any subsequent point in time.

(d) No course of dealing and no delay in exercising, or omission to exercise, any right, power or remedy accruing to the Bank upon any default under this Agreement or any other agreement shall impair any such right, power or remedy or be construed to be a waiver thereof or an acquiescence therein; nor shall the action of the Bank in respect of any such default, or any acquiescence by it therein, affect or impair any right, power or remedy of the Bank in respect of any other default.

SECTION 8.08. INDEMNIFICATION

(a) The Company assumes full liability for, and agrees to and shall indemnify and hold harmless the Bank and its officers, directors, employees, agents and servants and any manager appointed by the Bank pursuant to any Security Document against and from any and all liabilities, obligations, losses, damages (compensatory, punitive or otherwise), penalties, claims, actions, taxes, duties, suits, costs and expenses (including, without limitation, reasonable legal counsel's fees and expenses and costs of investigation) of whatsoever kind and nature, including, without prejudice to the generality of the foregoing, those arising in contract or tort (including, without limitation, negligence) or by strict liability or otherwise, which are imposed on, incurred by or asserted against the Bank or any of its officers, directors, employees, agents or servants or any manager appointed by the Bank pursuant to any Security Document (whether or not also indemnified by any other person under any other document) and which in any way relate to or arise out of, whether directly or indirectly,
(1) any of the transactions contemplated by any Financing Agreement or Project Agreement or the execution, delivery or performance thereof, (2) the development, design, construction, completion, operation or maintenance of the Project, the Kubaka Field or the ownership, control or possession thereof by the Company, or (3) the exercise by the Bank of any of its rights and remedies under any of the Security Documents or any of the other Financing Agreements; provided that the Bank shall not have any right to be indemnified hereunder for its own gross negligence or wilful misconduct.

(b) Without limiting the generality of the foregoing, the Company agrees to and shall indemnify and hold harmless the Bank and its officers, directors, employees, agents and servants against and from any such liabilities, obligations, losses, damages, penalties, claims, actions, taxes, duties, suits, costs or expenses arising under any environmental law or other applicable law as a result of the past, present or future operations of the Company (or any predecessor or successor in interest to the Company), or the past, present or future condition of any site or facility owned, operated or leased by the Company (or any such predecessor or successor in interest), or any release or use or threatened release of any pollutants or hazardous materials at any such site or facility, including any such release or use or threatened release which shall occur during any period when the Bank shall be in possession of any such site or facility following the exercise by the Bank of any of its rights and remedies hereunder or under any Financing Agreement.

SECTION 8.09. SEVERABILITY

      If any one or more of the provisions contained in this Agreement or any document executed in connection herewith shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired.

SECTION 8.10. GOVERNING LAW

      This Agreement shall be governed by and construed in accordance with the laws of the State of New York in the United States of America.

SECTION 8.11. ARBITRATION AND JURISDICTION

(a) The Bank shall have the option in its sole discretion to refer any dispute, controversy or claim arising out of or relating to this Agreement, the Note or any other Financing Agreement to which the Company and the Bank are parties or are among the parties, or the breach, termination or validity hereof or thereof, including any dispute concerning the scope of this arbitration clause, for final settlement by arbitration. In no event shall the Company be entitled to refer any such dispute, controversy or claim to arbitration pursuant to this section or otherwise. Upon the election by the Bank to refer any such dispute, controversy or claim to arbitration pursuant hereto, the Company shall be obligated to settle such dispute, controversy or claim by arbitration as provided herein. The Company hereby expressly and irrevocably submits to the jurisdiction of the arbitral tribunal appointed in accordance with the procedures set forth below with respect to any dispute, controversy or claim that is referred by the Bank to arbitration, to the exclusion of the jurisdiction of the legal, equitable or arbitral courts of the Russian Federation or of any other country or jurisdiction. The following provisions shall apply to any such arbitration:

      (1) Except as otherwise provided herein, such arbitration shall be governed by the International Arbitration Rules of the American Arbitration Association in effect at the time of such arbitration (for purposes of this section, the "AAA Rules").

      (2) The seat of such arbitration shall be New York, New York, unless the Bank determines that the seat of such arbitration shall instead be London, England or Washington, D.C. The language of the arbitration proceedings and of all written decisions shall be English. All pleadings and documentary evidence shall be presented in English, except that, if any original documentary evidence is not in English, the offering party shall provide English translations thereof (which, in the event of any dispute with respect to such translation, the arbitral tribunal may require to be certified translations) to the arbitral tribunal and to the other party.

      (3) The arbitral tribunal shall consist of three arbitrators, each of whom, in addition to meeting the qualification requirements of the AAA
      Rules:

            (A) shall be fluent in the English language; and

            (B) shall be an attorney qualified to practice law in the State of New York with experience in representing lenders and borrowers in international project finance lending to private sector borrowers.

      One arbitrator shall be appointed by the Bank and one arbitrator shall be appointed by the Company. Each party shall notify the other of the name of its appointee within 10 days of the receipt by the Company of notice from the Bank of its election to refer any dispute, controversy or claim to arbitration pursuant hereto. The third arbitrator shall be appointed by the Bank with the concurrence of the Company. The third arbitrator shall be the chair of the arbitral tribunal. The Company shall be deemed to accept the Bank's nomination of the third arbitrator if the Company fails to object to such nomination (or any subsequent nomination) within seven days of receiving notice from the Bank of such nomination. If the Company does not accept (and has not been deemed to have accepted) the Bank's first nomination, the Bank shall submit a second nomination for the third arbitrator. If the Company does not accept (and has not been deemed to have accepted) such second nomination, the Bank shall submit a third nomination for the third arbitrator. If the Company fails to appoint its arbitrator for any reason in the manner or within the period specified above or the Company does not accept (and has not been deemed to have accepted) the third arbitrator nominated by the Bank, then the arbitrator that the Company failed to appoint or such third arbitrator or both such arbitrators, as the case may be, shall be appointed by the Administrator (as defined in the AAA Rules).

      (4) Each party shall send any challenge to the appointment of an arbitrator to the Administrator within seven days after receiving notice of the appointment of such arbitrator. The Administrator shall rule on any challenge to the appointment of an arbitrator as quickly as reasonably possible and, in any event, within seven days. If an arbitrator appointed by the Bank withdraws or must be replaced for any reason, the Bank shall appoint a substitute arbitrator in accordance with Section 8.11(a)(3) within a reasonable period of time. If an arbitrator appointed by the Company withdraws or must be replaced for any reason, the Company shall appoint a substitute arbitrator in accordance with Section 8.11(a)(3) within three days. If the arbitrator appointed by the Bank with the concurrence of the Company withdraws or must be replaced, the Bank shall nominate a substitute arbitrator with the concurrence of the Company in accordance with Section 8.11(a)(3). If an arbitrator appointed by the Administrator withdraws or must be replaced, the Administrator shall appoint a substitute arbitrator.

      (5) Between the date of appointment of an arbitrator and the date the arbitral tribunal is fully constituted, all communications between the parties and such arbitrator shall be made through the Administrator. Each party shall provide the other with copies of any communication with the arbitral tribunal.

      (6) The Bank shall communicate its statement of claim in writing to the Company and the arbitral tribunal within a period of time to be determined by the arbitral tribunal. The Bank's statement of claim shall include a statement of facts supporting its claim, the points at issue and the relief or remedy sought. A copy of this Agreement shall be attached to the Bank's statement of claim.

      (7) The Company shall file a statement of defense in writing within 20 days of its receipt of the Bank's statement of claim. The Company's statement of defense shall reply to the particulars of the Bank's statement of claim. The Company shall attach to its statement of defense all documents on which it relies for its defense and identify all documents or other evidence it will submit. The failure to timely and completely file such statement of defense (absent good cause) shall be construed by the arbitral tribunal as an admission of the allegations made by the Bank in its statement of claim and the arbitral tribunal shall enter an award for the relief or remedy requested by the Bank without any further hearing or review of evidence.

      (8) In any arbitral proceeding, the certificate of the Bank as to any amount due to the Bank under this Agreement shall be prima facie evidence of such amount.

      (9) Each arbitral tribunal established hereunder shall make its decisions entirely on the basis of the evidence adduced and on the basis of the governing law set forth in Section 8.10. No such arbitral tribunal shall have the power to reform any provisions of this Agreement or to impose any obligation on any of the parties to the arbitration or take any other action which could not be imposed or taken by a federal court located in the State of New York.

      (10) The parties irrevocably agree that, if the seat of any arbitration hereunder is London, England, they shall waive any rights under the Arbitration Act 1996 or otherwise to appeal any arbitration award to, or to seek determination of a preliminary point of law by, the courts of England.

      (11) Each party may be represented or assisted by legal counsel of its choice. The names and addresses of such legal counsel shall be communicated in writing to the other party in its statement of claim or statement of defense (as the case may be) specifying whether the appointment is being made for the purposes of representation or assistance.

      (12) The parties shall agree on the date on which the arbitral tribunal will commence taking evidence in respect of the matter in issue, which date shall not be more than 20 days after the Company's submission of its statement of defense (unless the Bank otherwise directs). Decisions or rulings on questions of procedure shall be made by a majority of the arbitral tribunal. Both parties shall have a right to be heard at the hearing, unless the parties have agreed to a documents-only arbitration or unless, in the case of the Company, the Company has not filed a timely statement of defense in accordance with Section 8.11(a)(7).

      (13) At least 10 days before the first hearing date, there shall be an exchange of exhibits, brief descriptions of the testimony the parties propose to offer, the names of those who will testify (including expert witnesses) and any additional documents or other written evidence that will be submitted to the arbitral tribunal for consideration.

      (14) The arbitral tribunal shall have the discretion to allow, refuse or limit the appearance of witnesses, whether witnesses of fact or expert witnesses. Any witness who gives evidence may be questioned by the other party or its attorneys under the control of the arbitral tribunal. The arbitral tribunal may put questions at any stage of the examination of the witnesses. The testimony of witnesses may be presented in written form, either as signed statements or by duly sworn affidavits. Subject to the discretion of the arbitral tribunal, either party may request that such witness should attend for oral examination at a hearing. If the witness fails to attend, the arbitral tribunal may place such weight on the written testimony as it thinks fit or exclude it all together. If any expert is appointed by the arbitral tribunal, the parties hereto shall have the right to examine such expert's report to the arbitral tribunal and, subject to the discretion of the arbitral tribunal, to question such expert at an oral hearing. Subject to mandatory provisions of applicable procedural law, any party or its attorneys shall have the right to interview any witness or potential witness (including expert witnesses) prior to his appearance at any hearing.

      (15) To facilitate the comprehensive and consistent resolution of all disputes arising out of or in connection with any of the Financing Agreements, the Bank may, at its sole option, direct the arbitral tribunal to, and upon such direction the arbitral tribunal shall, consolidate with the arbitration proceeding hereunder any other arbitration or other dispute proceeding involving any of the parties to any of the Financing Agreements and arising out of or in connection with any of the Financing Agreements. In the event of any such consolidation, any arbitral tribunal constituted in respect of such other proceeding shall be dissolved effective upon such consolidation, the arbitral tribunal constituted hereunder shall determine all matters referred to arbitration in accordance with the rules and procedures applicable to the proceeding hereunder and no party shall have any right to challenge any arbitrator already nominated or appointed to such arbitral tribunal. Such arbitral tribunal shall be authorized to determine, in a manner consistent with the general tenor of the AAA Rules, the appropriate procedure to achieve the above objective and shall issue one final and comprehensive arbitral award in respect of all such disputes so consolidated.

      (16) The arbitral tribunal shall issue a written decision and award stating the conclusions of the arbitral tribunal and the reasons upon which its conclusions are based, unless the Bank directs, in its sole discretion, that the arbitral tribunal issue a written decision and award stating only its conclusions and not the reasons therefor. The arbitral tribunal shall issue its award as soon as possible and, in any event, within one month after the conclusion of the relevant proceedings. Any money award shall be made and shall be payable in Dollars. Any award in favor of the Bank shall include an award of attorneys' fees and costs of arbitration, payable in Dollars. The award shall otherwise be limited to the scope of the submission. In no circumstance shall the arbitral tribunal render an award EX AEQUO ET BONO or as AMIABLE COMPOSITEURS. Any award of the arbitral tribunal shall be final and binding and judgment upon any arbitral award may be entered and enforced by any court or judicial authority of competent jurisdiction.

      (17) Either party may, within 10 days after any award, submit a request that the arbitral tribunal interpret the award, correct any clerical, typographical or computation errors or make an additional award as to claims presented but omitted from the award. If the arbitral tribunal considers such request justified after considering the contention of the parties, the arbitral tribunal shall promptly comply with such request.

      (18) Neither the arbitral tribunal nor the Company shall be authorized to seek from any judicial authority, and the arbitral tribunal shall not be authorized to take or provide, any interim measures or pre-award relief against the Bank, any provisions of the AAA Rules notwithstanding.

(b) The Company hereby irrevocably consents that any legal action or proceeding against it or any of its properties or assets with respect to any of its obligations arising under or relating to this Agreement, the Note or any of the other Financing Agreements or the arbitral tribunal's decision pursuant to
Section 8.11(a) may, at the option of the Bank, be brought in any court of the State of New York or any Federal court of the United States of America located in the City and State of New York or in the District of Columbia or the courts of England, as the Bank may elect, and, by execution and delivery of this Agreement, the Company hereby submits to and accepts with regard to any such action or proceeding for itself and in respect of its properties and assets, generally and unconditionally, the jurisdiction of the aforesaid courts. The Company hereby irrevocably designates, appoints and empowers (1) CT Corporation System, presently located at 1633 Broadway, New York, New York 10019, U.S.A. as its agent to receive for and on its behalf service of process in the State of New York and (2) The Law Debenture Corporation p.l.c., presently located at 100 Wood Street London EC2V 7EX, England as its agent to receive for and on its behalf service of process in England in any legal action or proceeding with respect to this Agreement, the Note or any of the other Financing Documents. A copy of any such process served on such agent shall be promptly forwarded by airmail by the Bank to the Company at its address referred to in Section 8.03, but the failure of the Company to receive such copy shall not affect in any way the service of such process as aforesaid. The Company further irrevocably consents to the service of process in any such action or proceeding by the mailing of copies thereof by registered or certified airmail, postage prepaid, to the Company at its address referred to in Section 8.03. The foregoing, however, shall not limit the rights of the Bank to serve process in any other manner permitted by law or to bring any legal action or proceeding or to obtain execution of judgment in any other jurisdiction, including without limitation the Russian Federation. The Company further agrees that, to the extent permitted by law, final judgment against it in any such action or proceeding shall be conclusive and may be enforced in any other jurisdiction within or outside the United States of America or England by suit on the judgment, a certified or exemplified copy of which shall be conclusive evidence of the fact and of the amount of its indebtedness.

(c) The Company hereby irrevocably waives (1) any right it may have under the laws of any jurisdiction to a trial by jury in respect of any legal action or proceeding with respect to this Agreement, the Note or any of the other Financing Agreements, (2) any right it may have under the laws of any jurisdiction (other than New York) to commence by publication any such legal action or proceeding, (3) any objection which it may now or hereafter have to the laying of the venue of any such legal action or proceeding in the State of New York, the District of Columbia or England, and (4) any claim that the State of New York, the District of Columbia or England is not a convenient forum for any such legal action or proceeding.

(d) The Company hereby (1) irrevocably waives its right to, and agrees not to request, plead or claim that the Bank post, pay or offer, any CAUTIO JUDICATUM SOLVI bond, litigation bond or any other bond, fee, payment or security measure provided by any provision of applicable law as a condition to commencing or maintaining any such legal action or proceeding and (2) irrevocably waives any objection that it may now or hereafter have to the Bank's claim that the Bank should be exempt or immune from posting, paying, making or offering any such bond, fee, payment or security measure.

(e) Notwithstanding anything herein to the contrary, no provision of this Agreement shall be construed as a waiver by the Bank of any of the immunities, privileges and exemptions granted to the Bank under the Agreement Establishing the European Bank for Reconstruction and Development and applicable law.

SECTION 8.12. WAIVER OF SOVEREIGN IMMUNITY

      The Company represents and warrants that this Agreement and the Loan and the incurring by the Company of the Loan are commercial rather than public or governmental acts and that the Company is not entitled to claim immunity from legal proceedings with respect to itself or any of its assets on the grounds of sovereignty or otherwise under any law or in any jurisdiction where an action may be brought for the enforcement of any of the obligations arising under or relating to this Agreement, the Note or the other Financing Agreements. To the extent that the Company or any of its assets has or hereafter may acquire any right to immunity from set-off, legal proceedings, attachment prior to judgment, other attachment or execution of judgment on the grounds of sovereignty or otherwise, the Company hereby irrevocably waives such rights to immunity in respect of its obligations arising under or relating to this Agreement, the Note or the other Financing Agreements.

SECTION 8.13. SUCCESSORS AND ASSIGNS

(a) This Agreement shall bind and inure to the benefit of the respective successors and assigns of the parties hereto, except that the Company may not assign or otherwise transfer all or any part of its rights or obligations under this Agreement without the prior consent of the Bank. The Bank may sell, transfer, assign or otherwise dispose of (other than by means of a participation) all or part of its rights or obligations under this Agreement and the other Financing Agreements with the consent of the Company (not to be unreasonably withheld and not to be withheld solely on the basis that the assignee might at some future date be entitled to claim amounts in respect of tax reimbursements or gross-ups pursuant to Section 3.09). The Bank may grant participations in its rights or obligations under this Agreement without the consent of the Company, provided that (1) the Bank shall promptly notify the Company of such participation and (2) the participant would not, on the basis of facts and circumstances in effect on the date of the participation, be entitled to claim amounts in respect of tax reimbursements or gross-ups, Increased Costs or other amounts pursuant to Section 3.08, 3.09 or 3.11 and Section 8.13(b) exceeding those claimed by the Bank (it being understood that nothing in this sentence shall in any way limit any rights of such participant under Section 3.08, 3.09 or 3.11 and under Section 8.13(b) with respect to circumstances or conditions arising after the date of such participation).

(b) Upon any sale, transfer, assignment, participation or other disposition by the Bank, the purchaser, transferee, assignee or participant shall be entitled, to the extent of the interest transferred, to all of the benefits of this Agreement as if originally named as a party hereto, including without limitation the benefits of the indemnities, Increased Costs and tax reimbursements and gross-ups provided for pursuant to the provisions of this Agreement and any rights of set-off as permitted by law. The acts of the Bank or the failure of the Bank to act hereunder shall in all circumstances be conclusive and binding on any purchaser, transferee, assignee or participant of the Bank's interest hereunder.

SECTION 8.14. COUNTERPARTS

      This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

IN WITNESS WHEREOF, the parties hereto, acting through their duly authorized representatives, have caused this Agreement to be signed in their respective names as of the date first above written.

                                        THE OPEN JOINT STOCK COMPANY
                                        "OMOLON GOLD MINING COMPANY"


                                        By:
                                           -------------------------------------
                                        Name:
                                             -----------------------------------
                                        Title:
                                              ----------------------------------


                                        By:
                                           -------------------------------------
                                        Name:
                                             -----------------------------------
                                        Title:
                                              ----------------------------------


                                        EUROPEAN BANK
                                        FOR RECONSTRUCTION AND DEVELOPMENT


                                        By:
                                           -------------------------------------
                                        Name:
                                             -----------------------------------
                                        Title:
                                              ----------------------------------

                                   SCHEDULE I

                               MATERIAL LITIGATION

      On September 6, 2001, a company that holds shares in a minority shareholder of the Company (the "Plaintiff") filed a lawsuit (the "Lawsuit") in the Magadan Region, Russia, alleging to have received an assignment from the minority shareholder to pursue a claim on its behalf. The Plaintiff seeks to recover approximately $45 million from the Company as payment for the shares owned by the minority shareholder. The basis for the claim is that the issuances of all Company shares are null and void because the shares were not registered with the appropriate Russian registration authorities at the time of such issuances. All such shares were subsequently registered with the appropriate registration authorities and have been registered since 1996.

      The Company has submitted a claim against the Plaintiff challenging the validity of the assignment, and the Lawsuit has been postponed pending resolution of the claim. The Company believes that it has meritorious defenses against the Lawsuit and intends to vigorously defend the matter.

                                   SCHEDULE J

                             MATERIAL MODIFICATIONS

      To the best of the Company's knowledge, the Gokhran Agreement is in full force and effect, with Gokhran as counterparty in its capacity as the legal successor of Roskomdragmet. Gokhran is not a signatory to the Gokhran Agreement as such.

                                    CONTENTS

CLAUSE                                                                      PAGE
ARTICLE I - DEFINITIONS.......................................................2
         Section 1.01.    General Definitions.................................2
         Section 1.02.    Interpretation......................................15

ARTICLE II - REPRESENTATIONS AND WARRANTIES...................................16
         Section 2.01.    Representations as to the Company...................16
         Section 2.02.    Representations as to the Financing and Project
                          Agreements..........................................18
         Section 2.03.    Acknowledgement and Warranty........................19

ARTICLE III - LOAN............................................................20
         Section 3.01.    Amount and Currency.................................20
         Section 3.02.    Interest............................................20
         Section 3.03.    Repayment...........................................20
         Section 3.04.    Voluntary and Mandatory Prepayment..................21
         Section 3.05.    Payments............................................22
         Section 3.06.    Insufficient Payments...............................23
         Section 3.07.    Default Interest....................................23
         Section 3.08.    Increased Costs.....................................24
         Section 3.09.    Taxes...............................................25
         Section 3.10.    Unwinding Costs.....................................25
         Section 3.11.    Illegality..........................................26
         Section 3.12.    Loan Account........................................26

ARTICLE IV - CONDITIONS PRECEDENT.............................................26

ARTICLE V - AFFIRMATIVE COVENANTS.............................................30
         Section 5.01.    Project Implementation..............................30
         Section 5.02.    Maintenance and Conduct of Business.................30
         Section 5.03.    Insurance...........................................30
         Section 5.04.    Accounting..........................................30
         Section 5.05.    Continuing Governmental and Other Approvals.........31
         Section 5.06.    Security............................................31
         Section 5.07.    Compliance with Other Obligations...................31
         Section 5.08.    Taxes; Stamp Duties.................................31
         Section 5.09.    Project Agreements..................................32
         Section 5.10.    Offshore Bank Account...............................32
         Section 5.11.    Disbursement Subaccount.............................32
         Section 5.12.    Sales and Revenue Subaccounts.......................32
         Section 5.13.    Cash Collateral Subaccount..........................34
         Section 5.14.    Russian Bank Accounts...............................35
         Section 5.15.    Further Documents...................................35
         Section 5.16.    Costs and Expenses..................................35
         Section 5.17.    Annual Budgets......................................37
         Section 5.18.    Furnishing of Information...........................37
         Section 5.19.    Development Plan....................................39

         Section 5.20.    Kinam Magadan Pledge................................39

ARTICLE VI - NEGATIVE COVENANTS...............................................41
         Section 6.01.    Dividends...........................................41
         Section 6.02.    Capital Expenditures................................41
         Section 6.03.    Leases..............................................41
         Section 6.04.    Indebtedness........................................42
         Section 6.05.    Liens...............................................42
         Section 6.06.    Hedging.............................................42
         Section 6.07.    Arm's Length Transactions...........................42
         Section 6.08.    Profit-Sharing and Management Arrangements..........43
         Section 6.09.    Investments.........................................43
         Section 6.10.    Changes in Business, Capital and Charter............43
         Section 6.11.    Prepayment of Long-term Debt........................44
         Section 6.12.    Sale of Assets; Merger..............................44

ARTICLE VII - EVENTS OF DEFAULT...............................................44
         Section 7.01.    Events of Default...................................44
         Section 7.02.    Acceleration in Events of Default...................47
         Section 7.03.    Automatic Acceleration..............................47

ARTICLE VIII - MISCELLANEOUS..................................................48
         Section 8.01.    Term of Agreement...................................48
         Section 8.02.    Entire Agreement; Amendment and Waiver..............48
         Section 8.03.    Notices.............................................48
         Section 8.04.    Certificate of Incumbency and Authority.............49
         Section 8.05.    English Language....................................49
         Section 8.06.    Financial Calculations..............................49
         Section 8.07.    Rights, Remedies and Waivers........................50
         Section 8.08.    Indemnification.....................................50
         Section 8.09.    Severability........................................51
         Section 8.10.    Governing Law.......................................51
         Section 8.11.    Arbitration and Jurisdiction........................51
         Section 8.12.    Waiver of Sovereign Immunity........................56
         Section 8.13.    Successors and Assigns..............................57
         Section 8.14.    Counterparts........................................57

Schedule A        -  Environmental Standards

Schedule B        -  Form of Kinam Magadan Pledge

Schedule C        -  Form of Note

Schedule D        -  Major Construction, Environmental and Operating Permits and
                     Approvals

Schedule E        -  Form of Certificate of Incumbency and Authority

Schedule F        -  Form of Process Agent Acceptance

Schedule G        -  Insurance Requirements

Schedule H        -  Form of Letter to Auditors

Schedule I        -  Material Litigation

Schedule J        -  Material Modifications

                      SCHEDULE A - ENVIRONMENTAL STANDARDS

1. INTRODUCTION

1.1 This document summarizes the environmental, health and safety performance criteria and general standards and practices that the Company will observe during the operation of the Project. Schedule A may be amended by the Company from time to time with the written approval of the Bank, such approval not to be unreasonably withheld.

1.2 A copy of Kinross Gold Corporation Environmental Policy is attached as Annex 1 of this Schedule. The Company will adopt and implement the applicable principles of this policy.

2. GENERAL REQUIREMENTS

COMPLIANCE WITH APPLICABLE STANDARDS

2.1 The Company will implement measures to achieve conformance with all applicable Project specific environmental, health and safety permits to be obtained by the Company from time to time. The Company will also implement measures to ensure compliance with other applicable environmental, health, and safety statutes, laws, regulations, rules, orders and decrees of the Russian Federation as they apply to the Project through the Project permits, provided that it is acknowledged that in the implementation of such measures some individual instances of non-conformance may be unavoidable. The procedures for reporting such events are outlined in Sections 2.5 and 6.0 of this Schedule.

2.2 It is also acknowledged that although the major Project permits have been issued (the Magadan Oblast "Expertiza" review and approval letter dated October 1994 and the Russian Federation "Expertiza" review as concluded by the approval letter of 21 April 1995, both of which have been provided to the Bank), a number of detailed standards and criteria may be negotiated with Russian regulatory agencies in the form of specific environmental permits and/or renewals of those permits. The specific permit conditions and their associated criteria, and the planning and implementation of measures to comply with them, will be based on the application of prudent and good international mining industry practice.

PERMITS

2.3 As stated above, the Company has obtained the principal permits for the Project. The Company will deliver to the Bank any material updates or modifications of these permits in the annual report to be provided to the Bank in accordance with Section 2 of this Schedule.

2.4 The "Kubaka Project Permits Review, review of Magadan Oblast Goskompriroda Expertiza Finding 181/1" was provided to the Bank on 24 April 1995. This document describes permitting status, the steps to be taken to achieve permits and a schedule for achieving conformance with the conditions of the Finding leading up to completion of construction and Project commissioning.

2.5 Further material Project environmental permits have been received, and a full compilation of photocopies has been submitted to the Bank (Kubaka Mine:
Authorizations, Permits, and Approvals; September 1998).

2.6 "Start-up of operations" is defined as the time when construction is completed and the processing plant is at its commissioning stage with ore and reagents. "Commissioning" is defined as the process of operating the processing plant equipment and tuning its performance until design operating conditions are achieved.

2.7 There are also minor specific approvals of drawing detail, plumbing and electrical detail, etc. These approvals are to be handled as a routine part of Project engineering and construction management by the applicable contractors. The Company will carry out a documented check on a monthly basis and take appropriate action to ensure that such approvals are being sought by the applicable contractors and issued as required. The annual environmental report will highlight areas of concern and action to be taken to obtain outstanding permits and approvals.

ENVIRONMENTAL MANAGEMENT STRUCTURE

2.8 The Company will employ a qualified Russian as Environmental Manager. The Environmental Manager will report to the General Director and be responsible for permits and environmental issues at the Project site. Additionally, the Environmental Manager will work with the Deputy General Director on other regulatory issues.

2.9 The Environmental Manager may be contacted at:

       Omolon Gold Mining Company

       Proletarskaya, 14

       Magadan

       Russia 68500

       U.S. fax line:              (509) 689-3496 ext. 2383 (Kubaka Mine Site)

       U.S. telephone line:        (509) 689-3496 ext. 2215 (Kubaka Mine Site)

       Russian fax line:           741-322-97815

       Russian telephone line:     741-322-99811 or 99804 (Magadan Office)

2.10 The Environmental Manager will be supported by a technical environmental person on site and will have access to operators from the plant for sampling and monitoring assistance. A contract will be awarded to a Magadan analytical laboratory to provide environmental analytical support which cannot be provided at the site. Contracts will also be awarded to Magadan scientific and technical groups (the same specialists who have been involved with baseline data collection) to provide seasonal support in the monitoring and data gathering area. Management of these contractors will be the responsibility of the Environmental Manager.

2.11 To the extent required by prudent and good international mining practices, external quality assurance will be provided on Russian technical data collection and analysis of samples until normally accepted data control standards are routinely met by local contractors. The Environmental Manager will be supported by corporate environmental staff and will obtain such outside support as is reasonably required.

AUDIT

2.12 The Company will implement an environmental audit program in general accordance with the Kinross corporate environmental audit program. The audit team conducting the site visit will include an independent environmental consultant. The Company will provide to the Bank a completed audit report, which will include an appropriate action plan and schedule to address any issues of concern identified and a statement by the participating independent environmental consultant, within 30 days of its completion. The status of the action plan will be reported in the subsequent annual environmental report(s). The Bank acknowledges the confidential nature of these audit reports and will apply normal banking confidentiality practice in reviewing and handling these reports.

2.13 Environmental audits will be completed in frequencies determined by the Kinross audit system, but not less than once every two years.

REPORTING

2.14 In addition to the audit reports as set forth above, the Company will prepare an annual environmental report for the Bank which will include: a statement as to the status of environmental, health and safety issues and action requirements, among other things, resulting from the environmental audits relating to the Project; status of conformance with Environmental Standards, annual water balance and management thereof, identification of exceedances of environmental standards and any fines relating thereto; a report on any material public complaints concerning the Project; any significant permit modifications or adjustments received in the prior year; and a report on significant regulatory inspections and remedial actions required or resulting therefrom.

PUBLIC INVOLVEMENT

2.15 The Company will continue the previously initiated public involvement program to ensure that affected communities will be fully informed regarding the Project and its development and operation. The program will include periodic meetings with local government officials, special interest groups, and those involved with the Expertiza process. Magadan, Omsukchan and Evensk will all continue to be considered as sources of both skilled and semi-skilled labor for the Project.

3. DOCUMENTATION AND ENVIRONMENTAL MANAGEMENT

3.1 The Company will implement measures to address environmental control and management issues not otherwise covered in design documents, including a Spill Prevention, Control and Countermeasures (SPCC) Plan; a Site Erosion Control Plan; a Site Closure and Rehabilitation Plan; an Environmental Monitoring Plan; and a Waste Management Plan. These plans were provided to the Bank in April 1995 (ref: Environmental Management Program, Omolon Gold Mining Company, April 1995). These plans will be updated as necessary over the Project life and significant revisions of these plans will be submitted to the Bank. Any revisions that are material changes to the undertakings and commitments outlined herein will be submitted to the Bank prior to implementation for their review and endorsement. The design information will be set forth in the Development Plan.

TAILINGS

3.2 Cyanide and metal control, and monitoring, will be carried out on the tailings stream prior to pumping to the tailings impoundment. Conventional cyanide destruct technology will be used as described in the Project design documents and environmental documentation. Any discharges required from the tailings impoundment will be managed releases of water with timing and volume dependent on surface receiving water flows so as to ensure that surface receiving water criteria, as described in section 4 herein, are met. The tailings solution cyanide level will be maintained below 20 ppm as CNwad for the protection of wildlife using the pond.

NON-MINING WASTE DISPOSAL

3.3 The Company will implement a Waste Management Plan, which has been provided to the Bank as stated above. Domestic waste-water (sewage) will be treated using a package biological treatment plant. Liquid effluent will be discharged, under an approved permit, to the Kubaka River. Sewage treatment plant sludges will be added to the waste rock disposal stacks and/or used as a source of organics and nutrients for revegetation purposes.

3.4 Solid and liquid waste which may be of environmental concern (i.e., waste oil, spent lubricants, etc.) will be handled separately from other solid wastes. Waste oil, when not economically recyclable, will be burned for energy recovery either in building heating units or off-site boilers.

3.5 Waste material which is of environmental concern or presents disposal difficulties and/or is prohibited by Russian law from on-site disposal will be transported off-site and managed or disposed of in accordance with applicable laws in facilities specifically designed for such waste. The Company will review any facilities proposed for use for disposal of any hazardous waste prior to their use. Where this is not practical, an on-site alternative will be established. Any on-site alternative solid waste disposal area will conform to internationally accepted codes of practice for such facilities.

3.6 General garbage from the operation (waste paper, food scraps, used tires, etc.) will be buried in the waste rock disposal stacks. Liquid wastes, such as laboratory wastes, will be disposed of in the tailings impoundment.

EARTHWORKS WATER AND SEDIMENT CONTROL

3.7 The Company will implement a Site Erosion Control Plan, which has been provided to the Bank as stated above. All runoff from disturbed areas within the Project area will be managed utilizing Best Management Practices (BMPs) for erosion and sediment control in arctic environments and according to current prudent and good international mining practice.

3.8 The measures anticipated for the Project site include installation of sediment control catchments down-gradient from the construction, mining, waste rock disposal and tailings impoundment areas. In addition, erosion and sediment control measures will be utilized to minimize potential water quality impacts associated with the access road to the Kubaka Project. No unmanaged discharges from any disturbed area within the mining license area will be allowed.

MINE WASTE ROCK DRAINAGE

3.9 Acid rock drainage potential has been evaluated utilizing appropriate sampling and analytical techniques. This program has demonstrated minimal potential for acid drainage to develop. Nevertheless a visual assessment of waste rock will be carried out on a routine basis by site geologists. Any waste which should be sampled for quantitative analysis will be identified by the geologist and samples taken. Any waste which, after analysis, is shown to have potential to exhibit acid drainage (according to the procedures defined in the report "Environmental Geochemistry of Waste Rock and Implications for Mine Waste Management" by Environmental Geochemistry International Pty Ltd, Sydney, November 1994) will be handled separately.

3.10 Management of waste identified using this system is primarily to isolate and cover as soon as practical within the waste stacks with other non-acid waste. Material in the waste stacks in this climate will quickly attain temperatures below zero Celsius and material buried more than 2 to 3 meters below surface will remain frozen during subsequent summers. Thus seepage will not occur and the mechanisms of oxidation and acid generation will be suppressed.

SPILLS AND ACCIDENTAL DISCHARGES

3.11 Discharges to near surface ground water will be prevented by the use of hydraulic barriers and cut-off walls on facilities containing or transporting process or otherwise contaminated water.

3.12 The Company will implement a Spill Prevention, Control and Countermeasures
(SPCC) Plan, which has been provided to the Bank. Under this plan, the Company will train its employees in SPCC techniques, maintain stores of the equipment and materials needed for SPCC at the Project site and report significant spills to the appropriate authorities as required by Russian law. Reporting to the Bank regarding spills will be as provided for in Section 5.18(h) of this Agreement.

3.13 The SPCC plan will be prepared generally in accordance with prudent and good international mining practice.

4. NUMERICAL STANDARDS

4.1 Permission for discharge into water or air is covered by the narrative in Expertiza Finding 181/1 (Magadan Oblast Expertiza Approval of October 1994) which is the finding of Goskompriroda allowing the Project to proceed. Specific numerical permit limits for emissions to air and water are covered by specific water use and air emissions permits..

4.2 Based upon a review of current Russian numerical guidelines for emissions and discharges, as shown in Tables 2 and 3 below, it is anticipated that there are numerical limits which the Company will need to negotiate on a site-specific basis for the Project. The concepts involved in negotiating site-specific numerical standards are included in the Expertiza Finding.

DISCHARGES TO SURFACE WATER

4.3 The Project will obtain permits for discharge of:

      o     Treated sewage
      o     Water from mining and waste rock disposal operations
      o     Construction and general stormwater
      o     Excess water from the process water system

4.4 Discharges from the process water system are not intended to be continuous, but may be required to allow appropriate management of hydrologic water balance for the Project during any operating year.

4.5 Water discharges, when required, will be to the Kubaka River. A significant body of ecological data has been collected on the Kubaka River since 1993. The river can be classified as a fast flowing salmonid fishery, at least during the summer months. This is a conservative classification as the river freezes during the winter and is only summer habitat for smaller fish from the larger Omolon River, to which the Kubaka River is a sub-tributary. There are no over-wintering holes inhabited by fish through the winter on the Kubaka River (Omolon/AATA fisheries report, 1995 survey).

4.6 The above classification notwithstanding, the Company will meet the site-specific standards described in the following paragraphs and Table 2 below. The Company will also use reasonable efforts to meet the Russian Federation (RF) guidelines shown in Table 1 by incorporating appropriate measures in engineering and Project planning for compliance.

4.7 It is acknowledged by the Company and on the advice of its consultants, however, that some of the RF guidelines may not be achievable using economically available technology given the conditions at the Project site and some of the RF guidelines are not consistent with good and prudent international mining practice. The guidelines that most likely cannot be met have been compared, in Tables 1 and 2 below, against criteria developed using standard procedures for the protection of the aquatic life present in the Kubaka River, given the ecological circumstances described above. These procedures are the same as those used to calculate the criteria for protection of aquatic life by the United States Environmental Protection Agency (USEPA) as set forth in:

      o USEPA Technical Support Document for Water Quality Based Toxics Control (March 1991).
      o     USEPA calculation procedure outlined in Quality Criteria for Water
            (1986) (also known as "Yellow Book")

4.8 Limits for individual parameters are developed using the following methods:

      o     Ammonia: USEPA yellow book table
      o     As, CNwad, Se, etc.: Acute:Chronic (A:C) ratio procedure
      o     Hg: Acute toxicity and bioaccumulation
      o     Cd, Cr, Cu, Pb, Ni, Zn, etc.: Hardness related A:C ratio
      o     TSS: Alabaster and Lloyd 1981 (10-25ppm)

4.9 Table 1 below shows the RF criteria applicable to the Kubaka River and highlights (by bold lettering of the applicable table entry) those criteria where the Company will be negotiating permit limits different to the normally applicable RF guidelines.

                                     TABLE 1

----------------------------------------------------------------------------------------------------------
           PARAMETER                        MAXIMUM ALLOWABLE                       CRITERIA
----------------------------------------------------------------------------------------------------------
Dissolved Oxygen                              Winter = 6.0
                                              Summer = 4.0
----------------------------------------------------------------------------------------------------------
Temperature                              Not more than 5(0)C above
----------------------------------------------------------------------------------------------------------
Temperature Change                                 N/A
----------------------------------------------------------------------------------------------------------
Biochemical Oxygen                                  3
----------------------------------------------------------------------------------------------------------
PH                                           6.5 - 8.5 s.u.
----------------------------------------------------------------------------------------------------------
AMMONIA (NH3)                                     0.01
----------------------------------------------------------------------------------------------------------
AMMONIUM (NH4)                                     0.5
----------------------------------------------------------------------------------------------------------
AMMONIA                                            0.4                                TOX.
----------------------------------------------------------------------------------------------------------
Nitrate (NO3)                             40 (or 9.1 mg/L as N)                     san-epid
----------------------------------------------------------------------------------------------------------
Nitrite (NO2)                           0.08 (or 0.02 mg/L as N)
----------------------------------------------------------------------------------------------------------
CYANIDE (CN)                                      0.05                                TOX
----------------------------------------------------------------------------------------------------------
Aluminium (Al)
----------------------------------------------------------------------------------------------------------
ARSENIC (AS)                                      0.05                                TOX
----------------------------------------------------------------------------------------------------------
Beryllium (Be)                                   0.0005                               tox
----------------------------------------------------------------------------------------------------------
CADMIUM (CD)                                      0.005                               TOX
----------------------------------------------------------------------------------------------------------
CHROMIUM (HEX) (CR)                               0.02                                TOX
----------------------------------------------------------------------------------------------------------
CHROMIUM (TRI) (CR)                               0.005
----------------------------------------------------------------------------------------------------------
Cobalt (Co)                                       0.01                                tox
----------------------------------------------------------------------------------------------------------
COPPER (CU)                                       0.001                               TOX
----------------------------------------------------------------------------------------------------------
Iron (Fe)                                          0.1                                tox
----------------------------------------------------------------------------------------------------------
Lead (Pb)                                          0.1                                tox
----------------------------------------------------------------------------------------------------------
MERCURY (HG)                                        0                                 TOX
----------------------------------------------------------------------------------------------------------
ZINC (ZN)                                         0.01                                TOX
----------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------
MANGANESE (MN)                                    0.01                                TOX
----------------------------------------------------------------------------------------------------------
NICKEL (NI)                                       0.01                                TOX
----------------------------------------------------------------------------------------------------------
SELENIUM (SE)                                    0.0016                               TOX
----------------------------------------------------------------------------------------------------------
Silver (Ag)                                       0.05
----------------------------------------------------------------------------------------------------------
Vanadium (V)                                      0.001                               tox
----------------------------------------------------------------------------------------------------------
Tungsten (W)                                     0.0008                               tox
----------------------------------------------------------------------------------------------------------
Tin (Sn)                                          0.66                                tox
----------------------------------------------------------------------------------------------------------
Rubidium (Rb)                                      0.1                                tox
----------------------------------------------------------------------------------------------------------
Lithium (Li)                                     0.0007                               tox
----------------------------------------------------------------------------------------------------------
THIOCYANATE (SCN)
----------------------------------------------------------------------------------------------------------
POTASSIUM                                         0.15                                TOX
----------------------------------------------------------------------------------------------------------
SODIUM THIOCYANATE                                0.19                              SAN-TOX
----------------------------------------------------------------------------------------------------------
Chloride (Cl)                                      300                              san-tox
----------------------------------------------------------------------------------------------------------
Potassium (K)                                      50                               san-tox
----------------------------------------------------------------------------------------------------------
Calcium (Ca)                                       150                              san-tox
----------------------------------------------------------------------------------------------------------
Magnesium (Mg)                                     40                               san-tox
----------------------------------------------------------------------------------------------------------
Sodium (Na)                                        120                              san-tox
----------------------------------------------------------------------------------------------------------
Sulphur (S)                                        10                                 tox
----------------------------------------------------------------------------------------------------------
SULFATE (SO4)                                      100                              SAN-TOX
----------------------------------------------------------------------------------------------------------
Hydrogen peroxide                                 0.01                                tox
----------------------------------------------------------------------------------------------------------
TOTAL SUSPENDED                           0.25 ABOVE BACKGROUND
----------------------------------------------------------------------------------------------------------
Total Petroleum                                   0.05
----------------------------------------------------------------------------------------------------------
Phenol                                            0.001
----------------------------------------------------------------------------------------------------------
Formaldehyde                                      0.01                                san
----------------------------------------------------------------------------------------------------------
Surfactants - laundry                             0.01                              san-tox
----------------------------------------------------------------------------------------------------------
Surfactants - other                               0.05                                tox
----------------------------------------------------------------------------------------------------------
Gross Alpha/Beta
----------------------------------------------------------------------------------------------------------

4.10 Table 2 below shows the replacement criteria proposed for those shown in bold lettering in Table 1 above. These criteria were developed independently for use in a salmonid stream in New Zealand. The Company recognizes these criteria as being consistent with good and prudent international mining practice and as being appropriate to the fauna in the Kubaka River. Discharges from the Project site will be managed such that these criteria will be met in the receiving water after mixing.

                                     TABLE 2

-----------------------------------------------------------------------------------------------------
           PARAMETER                     ACUTE CRITERIA PPM                CHRONIC CRITERIA
-----------------------------------------------------------------------------------------------------
Arsenic                                         5.0                              0.5
-----------------------------------------------------------------------------------------------------
Cyanide (wad)                                   0.5                              0.2
-----------------------------------------------------------------------------------------------------
Selenium                                        2.0                              0.05
-----------------------------------------------------------------------------------------------------
Mercury                                         0.02                            0.001
-----------------------------------------------------------------------------------------------------
Cadmium                                    By Calculation                       0.005
-----------------------------------------------------------------------------------------------------
Chromium (iii)                             By Calculation                        0.1
-----------------------------------------------------------------------------------------------------
Copper                                     By Calculation                        0.04
-----------------------------------------------------------------------------------------------------
Lead                                       By Calculation                        0.1
-----------------------------------------------------------------------------------------------------
Nickel                                     By Calculation                        0.4
-----------------------------------------------------------------------------------------------------
Zinc                                       By Calculation                        0.12
-----------------------------------------------------------------------------------------------------
Silver                                          N/A                              N/A
-----------------------------------------------------------------------------------------------------
Thiocyanate                                     100                               5
-----------------------------------------------------------------------------------------------------
Suspended                                                                         20
-----------------------------------------------------------------------------------------------------
Sulfate                                                                          200
-----------------------------------------------------------------------------------------------------

EMISSIONS TO AIR

4.11 Table 3 below shows the RF air quality guidelines and compares these with current U.S. Federal guidelines.

4.12 Specific air emission limitations and compliance standards for various parts of the Project site were negotiated with Goskompriroda during the air emission permitting process as defined in Section 2 of this Schedule and described in Expertiza Finding 181/1. This process proceeded concurrently with the relevant aspects of Project engineering.

4.13 The Company will use the RF guidelines in engineering, modelling and permit negotiation where possible. Where this is not possible, the Company will use standards and guidelines which would be applicable to a similar operation in the United States (See Table 3 below) consistent with prudent and good international mining practices as the goal in developing specific numerical permit levels during the air emission permitting process. As the engineering and the specific air permit negotiation process is complete, the Company will abide by applicable air quality requirements as stated in the permit.

4.14 As the engineering and air emission permitting process proceeds and specific numeric criteria are developed and agreed, the Bank will be regularly advised of the relevant detail and progress. Any risk arising from this process which materially changes the general undertaking as stated above will be submitted to the Bank for its review and approval.

                                     TABLE 3

COMPARISON OF RUSSIAN FEDERATION AMBIENT AIR QUALITY STANDARDS AND U.S. EPA AMBIENT AIR QUALITY STANDARDS ((MU)G/M3).

----------------------------------------------------------------------------------------------------------
                           Russian Standards                            U.S. Standards
                  ----------------------------------------------------------------------------------------
                    One-time      Ave.         Work       24-hour      Annual      Other       Worker
 Pollutant          Emission      Daily       Areas       Average     Average     Average     Exposure
----------------------------------------------------------------------------------------------------------
 Dust  Silicates      150          50                                                             1
 > 70%
----------------------------------------------------------------------------------------------------------
 Dust  Silicates      500          150                                                            1
 < 20%
----------------------------------------------------------------------------------------------------------
 Dust  Silicates      300          100                                                            1
 - 70%
----------------------------------------------------------------------------------------------------------
 Soot                 150          50                      150(2)
----------------------------------------------------------------------------------------------------------
 SO2                  500          50         10 000        365          80        1 300(3)     5 200
----------------------------------------------------------------------------------------------------------
 H2SO4                300          100        1 000                                             1 000
----------------------------------------------------------------------------------------------------------
 CO                  5 000        3 000       20 000                              10 000(4)    28 000
----------------------------------------------------------------------------------------------------------
 NO2                   85          40         2 000                     100                     5 600
----------------------------------------------------------------------------------------------------------
 NO                   400          60         5 000                                            31 000
----------------------------------------------------------------------------------------------------------
 Hydrocarbons        1 000                                                                       200
----------------------------------------------------------------------------------------------------------
 Ammonia              200          40         20 000                                           17 000
----------------------------------------------------------------------------------------------------------
 Formaldehyde          35           3          500                                               370
----------------------------------------------------------------------------------------------------------
 Cadmium                           0.3        50/10(5)                                           50
----------------------------------------------------------------------------------------------------------
 Cobalt                             1          500                                             50/50(5)
----------------------------------------------------------------------------------------------------------
 Manganese             10           1                                                        5000/1000(5)
----------------------------------------------------------------------------------------------------------
 Copper                            20        1000/50(5)                                       1000/200(5)
----------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------
 Nickel                             1           50                                              1000
----------------------------------------------------------------------------------------------------------
 Lead                  1           0.3                                              15(6)        150
----------------------------------------------------------------------------------------------------------
 Nickelous Salt        2           0.2                                                        120/1000(7)
----------------------------------------------------------------------------------------------------------
 NOx as NO2            85          40          5000
----------------------------------------------------------------------------------------------------------
 Gasoline             5000        1500       100 000                                           890 000
----------------------------------------------------------------------------------------------------------
 Benzo(a)pyrene                    0.1         0.15                                               0
----------------------------------------------------------------------------------------------------------
 HCN                               10          300                                              11000
----------------------------------------------------------------------------------------------------------
 NaOH                  10                      500                                              2000
----------------------------------------------------------------------------------------------------------
 HCl                  200          200         5000                                             7500
----------------------------------------------------------------------------------------------------------

1     All silicates are listed as specific metallic compounds

2 U.S. Total Suspended Particulate standard formerly was 260, u/m3, value shown is for PM10

3     3 hour standard

4     8 hour standard -- not to be exceeded more than once per year

5     Dust/fume exposure limits

6     Calendar quarter

7     Carbonyl/sulfide exposure limits

5. OCCUPATIONAL HEALTH AND SAFETY

5.1 The Company will establish a health and safety plan in the first six months of operations which will generally encompass:

(a) A documented safety and industrial hygiene program with maintenance of records of the program and its implementation progress.

(b) An internal accident and incident reporting procedure consistent with good international mining practice. Any accidents will also be reported to the Bank as provided for in Section 5.18(h) of this Agreement.

(c) Recognition of Federal and local regulations pertaining to health and safety Where no applicable Russian procedures or regulations exist, the Company will generally follow the guidelines of the U.S. Mine Safety and Health Administration.

(d) During the construction phase of the Project, the Company will require its construction management contractors to implement safety programs that are consistent with the program elements described above. The Company will establish periodic review of these programs and their effectiveness in maintaining a safe working environment and institute remedial training as required.

5.2 The Company will encourage interaction with regulatory agencies and inspectors on the formulation of reasonable safety and health rules and regulations and the maintenance of safe working conditions.

6. ENVIRONMENTAL MONITORING

6.1 The Company will monitor its operations to ensure conformance with permit conditions and the applicable standards, regulations, guidelines and prudent and good international mining practice. An Environmental Monitoring Plan has been developed for construction, commissioning and operations and will be updated as necessary over the Project life. The main provisions of this plan are summarized in Table 4 below. Monitoring required by site specific air, water, and waste permits will include, at a minimum, the parameters and frequencies described in this section.

                                     TABLE 4

------------------------------------------------------------------------------------------------------------
ITEM                      FACILITY            LOCATION                        FREQUENCY
------------------------------------------------------------------------------------------------------------
Water Quality             General             Kubaka R., u/s and d/s          See Table 5
                          ----------------------------------------------------------------------------------
                          Site Runoff         Sediment Ponds                  See Table 5
                                              Pit Water
                          ----------------------------------------------------------------------------------
                          Tailings Pond       Tailings Pond                   See Table 5
------------------------------------------------------------------------------------------------------------
Ground Water              Tailings Pond       Monitoring   wells   d/s   of   See Table 5
                                              seepage pond
                          ----------------------------------------------------------------------------------
                          General             Wells in Kubaka R. alluvium     Monthly when thawed
------------------------------------------------------------------------------------------------------------
Drinking Water            Camp                Water Supply                    Monthly
------------------------------------------------------------------------------------------------------------
Aquatic Biology           General             Kubaka R., u/s and d/s          Annual
------------------------------------------------------------------------------------------------------------
Ecosystems and            General             Area of site and access road    Annual
Populations
------------------------------------------------------------------------------------------------------------
Air Quality               Mine                Pit                             Daily Visual assessment
                                              Haul Roads
                          ----------------------------------------------------------------------------------
                          Mill                Diesel Station                  Quarterly Samples
                                                                              Daily Visual
------------------------------------------------------------------------------------------------------------
Geochemistry              Mine                Pit waste                       Daily   visual   assessment
                                                                              with analytical  assessment
                                                                              as necessary
------------------------------------------------------------------------------------------------------------
Process Control           Water Balance       Stream gauges and met station   Continuous recording
                          ----------------------------------------------------------------------------------

                          ----------------------------------------------------------------------------------
                          Mill                CIL                             hourly       for       some
                                              Tailings Thick                  parameters,  quarterly  for
                                              After CN Treatment              others: see Monitoring Plan
                                              Tailings pond decant
------------------------------------------------------------------------------------------------------------

                                     TABLE 5

------------------------------------------------------------------------------------------------------------
                                 F.P.     G.P.    MET1    MET2     CN     ANION      HC     FULL     BIO
------------------------------------------------------------------------------------------------------------
KUBAKA RIVER
------------------------------------------------------------------------------------------------------------
S101 U/S site                     W/B                                                        3/2     3/A
------------------------------------------------------------------------------------------------------------
S102 D/S site                     W/B                                                        3/2     3/A
------------------------------------------------------------------------------------------------------------
TAILINGS POND
------------------------------------------------------------------------------------------------------------
T700 Pond Water                   W/B                     M/Q     M/Q                        Q/A
------------------------------------------------------------------------------------------------------------
SITE RUNOFF
------------------------------------------------------------------------------------------------------------
S200 Pit Water                    W/M     M/2     M/2                      M/2      M/2
------------------------------------------------------------------------------------------------------------
P003 Mill Area                    W/M                                      2/A      2/A
------------------------------------------------------------------------------------------------------------
P004 Camp Area Pond               2/A                                      W/M
------------------------------------------------------------------------------------------------------------
S201 Mouth Srednii Cr.            W/3                                                        3/A
------------------------------------------------------------------------------------------------------------
S404 Mouth Razlom Cr.             W/3                                                        3/A
------------------------------------------------------------------------------------------------------------
S105 Poslednii Cr.                W/3                                                        3/A
------------------------------------------------------------------------------------------------------------
GROUNDWATER
------------------------------------------------------------------------------------------------------------
Tailings pond monitor wells       W/M                                                        Q/A
------------------------------------------------------------------------------------------------------------

LEGEND TO TABLE 5

F.P.       Field Parameters

G.P.       General Parameters

MET 1      Full Metal Suite

MET 2      Selected Metals

CN         Cyanide Species

ANIONS     Anionic Pollutants, nutrients

HC         Hydrocarbons (note daily visual inspections will also occur for HC)

FULL       Full Analytical Suite

BIO        Biological sampling and Monitoring

W = Weekly B = Bi-weekly    M = Monthly

3 = 3/Summer  2 = 2/Summer         Q = Quarterly        A = Annually

First symbol indicates maximum frequency (initial), second minimum (eventual)

Full details in monitoring plan, subject to change based on site and data

6.2 Generally, visual observations of the Project site and sampling and emission points will be made on a daily basis by operators and/or environmental staff. Russian law requires annual accounting for pollutant releases to air and water and for the volume of water diverted and used. The annual report submitted to the Bank in accordance with Section 2 of this Schedule, will include translated copies of the reports submitted to local authorities as required by Russian law and the following:

      o     Summary of monitoring results for the year

      o Summary of other investigations/activities conducted during the reporting period

      o Outline of activities and monitoring scheduled for the next reporting period

6.3 If, during Project construction or operations, a situation develops where the Company is in material non-compliance with the terms of its permits for more than 14 days, the Bank will be notified within seven days thereafter. The Bank will also receive notice of accidental release of harmful materials due to spills of a magnitude which require that Russian authorities be notified.

7. RECLAMATION AND CLOSURE

7.1 A closure and reclamation plan (ref: Environmental Management Program, described in Section 3 of this Schedule) has been delivered to the Bank. This plan has been approved by the Russian authorities and will be updated annually based on conditions prevailing, progress with concurrent reclamation, results of trials and changes in the operation. These annual updates will be forwarded to the Bank as part of the annual report prepared in accordance with provisions of
Section 2 of this Schedule. Updates will include revised forecasts of the reclamation and closure costs. The reclamation section of the annual report will include a summary of reclamation undertaken in the prior 12 months.

7.2 The reclamation plan is based on the current international mining reclamation practice and the Company will ensure that future updates conform to the same principles.

7.3 The key element of the plan is the closure of the tailings dam. The plan incorporates physical stabilization and protection of the facility and revegetation to the extent possible. The facility will be considered closed when all discharges from the site meet the water and air quality criteria established during the operation of the mine without active management intervention. The estimated total closure costs is between $5.0 and $7.0 million. All estimates are in 2001 U.S. dollars. The Company anticipates the period between cessation of operations and complete closure to be no more than five years.

                                                                         ANNEX 1

KINROSS GOLD CORPORATION ENVIRONMENTAL POLICY

OBJECTIVE

Kinross Gold Corporation recognizes that maintenance of environmental quality is vital to the Company's existence, progress, and continued development. The Company will maintain high environmental standards limited only by technical and economic feasibility. The Company will take positive action to protect the safety of its workers, conserve natural resources, and minimize the impact of its activities on the environment through diligent application of appropriate technology and responsible conduct at all stages of exploration, mine development, mining, mineral processing, decommissioning, and reclamation.

The purpose of Kinross Gold Corporation's Environmental Policy is to provide a measurable framework for the performance of the Company's activities in an environmentally responsible manner, ensuring compliance by the Company and its employees with all applicable environmental regulations and commitments.

IMPLEMENTATION

Kinross Gold Corporation will:

o Evaluate, plan, construct, and operate all projects and facilities to reduce adverse environmental impacts and to meet or exceed applicable environmental laws, regulations, and standards. In the absence of applicable regulations, the Company will apply cost effective best management practices to protect the environment.

o Require managers of all projects and operations to adhere to the Company Environmental Policy and to identify, evaluate, and minimize risks to the environment.

o Continuously review environmental achievements and technology to seek and implement methods for further improvement.

o Require all operations to have site specific emergency response plans which meet or exceed all applicable regulations.

o Conduct regular audits of environmental performance and emergency response plans to verify compliance with the Company's policy and applicable regulations. Identify revisions or improvements to current practices in order to minimize environmental impacts. Report findings quarterly to the Board of Directors.

o Educate employees in environmental matters and responsibilities relating to performance of their assigned tasks. Entrust all employees to maintain necessary environmental performance for their activities.

o Foster communication with shareholders, the public, employees, and government to enhance understanding of environmental issues affecting the Company's activities.

o Work pro-actively with government and the public to define environmental priorities. Participate in the development of responsible laws for the protection of the environment.

o Allocate sufficient resources to meet the Company's environmental goals. Annually assess the projected costs of decommissioning and reclamation while funding off balance sheet an appropriate amount to ensure that there is sufficient cash reserves to pay for these costs upon closure.

----------
Robert M. Buchan, Chairman and CEO
Bruce Grewcock, Chairman, Environmental Committee, Kinross Board of Directors

                    SCHEDULE B - FORM OF KINAM MAGADAN PLEDGE

                     COLLATERAL AGENCY AND PLEDGE AGREEMENT

            This COLLATERAL AGENCY AND PLEDGE AGREEMENT (this "Agreement"), dated as of November [ ], 2001, is made by and among Kinam Magadan Gold Corporation, a corporation organized and existing under the laws of the State of Delaware ("the Pledgor"), European Bank for Reconstruction and Development (the "Pledgee") and The Bank of Nova Scotia Trust Company of New York (the "Bank"), as Collateral Agent hereunder (the "Collateral Agent").

                              W I T N E S S E T H :

            WHEREAS, Omolon Gold Mining Company (the "Company") and the Pledgee have entered into an Amended and Restated Loan Agreement, dated as of November 6, 2001 (as amended, modified or supplemented from time to time, the "Loan Agreement"), amending the Original Loan Agreement and setting forth the new repayment terms for the Loan;

            WHEREAS, the Pledgor owns 54.7% of the issued and outstanding common stock of the Company;

            WHEREAS, it is a condition precedent to the effectiveness of the Loan Agreement that the Pledgor shall have pledged the Collateral (as hereinafter defined) to the Collateral Agent pursuant to the terms and conditions of this Agreement; and

            WHEREAS, the parties hereto desire to enter into this Agreement (a) to appoint the Bank as the Collateral Agent hereunder, (b) to authorize the Collateral Agent to hold the Collateral and (c) to set forth the respective rights and obligations of the parties hereunder.

            NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby covenant and agree as follows:

            1. DEFINITIONS. Except as otherwise defined herein, capitalized terms used herein and defined in the Loan Agreement shall have the respective meanings ascribed to such terms therein. The words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

            2. SECURITY FOR OBLIGATIONS. This Agreement is made by the Pledgor for the benefit of the Pledgee to secure:

            (i) the full and prompt payment by the Company to the Pledgee, when due (whether at the stated maturity, by acceleration or otherwise), of the principal amount of the Loan and any interest, fees or other amounts related thereto; and

            (ii) any and all sums advanced by the Collateral Agent in order to preserve the Collateral (as hereinafter defined) or to preserve its security interest in the Collateral;

all such obligations, liabilities, sums and expenses set forth in clauses (i) and (ii) of this Section 2 being herein collectively called the "Obligations," it being acknowledged and agreed that the "Obligations" shall include extensions of credit of the types described above, whether outstanding on the date of this Agreement or extended from time to time after the date of this Agreement.

            3. DEFINITION OF COLLATERAL. As used herein, the term "Collateral" shall mean marketable debt securities issued by the U. S. Treasury initially with the face value of US $7,775,000 and identified in greater detail in Exhibit A attached hereto, which face value may be reduced from time in accordance with the terms of the Loan Agreement and the terms hereof, representing direct obligations of the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America) and having maturity dates that coincide, as closely as possible, with each Interest Payment Date.

            4. COLLATERAL AGENT.

            4.1. APPOINTMENT AND DUTIES OF COLLATERAL AGENT. (a) The Pledgor and the Pledgee hereby (i) designate and appoint the Bank to act as the Collateral Agent hereunder and (ii) authorize the Bank to take such actions on their behalf and to exercise such powers and perform such duties as are expressly delegated to the Collateral Agent by the terms set forth herein, together with such other powers as are reasonably incidental thereto. The Collateral Agent shall not have any duties or responsibilities, except those expressly set forth herein, and no implied covenants, functions or responsibilities shall otherwise exist against the Collateral Agent. The Collateral Agent shall not be liable for any action taken or omitted to be taken by it hereunder or in connection herewith or in connection with the Collateral, unless caused by its gross negligence or willful misconduct, other than to account for monies actually received and disbursed by it in accordance with the terms hereof.

            (b) Notwithstanding anything to the contrary in this Agreement, the Collateral Agent shall not exercise any rights or remedies hereunder unless it shall have been directed to do so in writing by the Pledgee.

            4.2. RIGHTS OF COLLATERAL AGENT (a) The Collateral Agent may execute any of its duties hereunder by or through agents or attorneys-in-fact and shall be entitled to rely on advice of counsel concerning all matters pertaining to such duties.

            (b) Neither the Collateral Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates shall (i) be liable for any action lawfully taken or omitted to be taken by it under or in connection with this Agreement except for its gross negligence or willful misconduct, or (ii) be responsible in any manner to the Pledgor or the Pledgee for any recitals, statements, representations or warranties made by either of them or any representative thereof contained in any Financing Agreements or in any certificate, report, statement or other document referred to or provided for in, or received by the Collateral Agent or in connection with, this Agreement or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of the Financing Agreement or this Agreement or for any failure of the Pledgor or the Pledgee to perform their obligations thereunder or hereunder. The Collateral Agent shall have no liability with respect to the perfection or priority of the security interest granted under this Agreement.

            (c) The Collateral Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper person or persons, without being required to determine the authenticity thereof or the correctness of any fact stated therein, and upon advice and statements of legal counsel, independent accountants and other experts selected by the Collateral Agent. In connection with any request of the Pledgee, the Collateral Agent shall be fully protected in relying on a certificate of the Pledgee. The Collateral Agent shall be entitled to rely, and shall be fully protected in relying on such certificate. The Collateral Agent shall be fully justified in failing or refusing to take action under this Agreement (i) if such action would, in the reasonable opinion of the Collateral Agent, be contrary to law or the terms of this Agreement, (ii) if such action is not specifically provided for in this Agreement, or (iii) if, in connection with taking of any such action that would constitute an exercise of remedies under this Agreement, it shall not first be indemnified to its satisfaction against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.

            (d) The Collateral Agent shall not be deemed to have actual, constructive, direct or indirect knowledge or notice of the occurrence of any Event of Default unless and until the Collateral Agent has received a written notice or a certificate from the Pledgee, stating that an Event of Default has occurred under the Loan Agreement. The Collateral Agent shall have no obligation whatsoever either prior to or after receiving such notice or certificate to inquire whether an Event of Default has in fact occurred and shall be entitled to rely conclusively, and shall be fully protected in so relying, on any such notice or certificates furnished to it. No provision of this Agreement shall require the Collateral Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers, if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.

            (e) The Collateral Agent shall be entitled to reasonable fees for its services under this Agreement and to reimbursement for reasonable out-of-pocket expenses, including the reasonable fees and expenses of its counsel, which the Collateral Agent may reasonably incur in connection with (i) the execution, delivery and administration of this Agreement, (ii) the custody or preservation of, or the sale of, collection from, or other realization upon, any of the Collateral or (iii) the exercise or enforcement (whether through negotiations, legal proceedings or otherwise) of any of the rights of the Collateral Agent hereunder. Any fees, expenses or other amounts payable to the Collateral Agent in connection the Collateral Agent's performance of its duties under this Agreement, which are not paid to it within the requisite period of time, may offset against any property held by the Collateral Agent hereunder.

            4.3. RESIGNATION OR REMOVAL OF THE COLLATERAL AGENT. The Collateral Agent may resign as Collateral Agent upon thirty (30) days' written notice to the Pledgor and the Pledgee and may be removed at any time with or without cause by the Pledgee, with any such resignation or removal to become effective only upon the appointment of a successor Collateral Agent under this Section 4.3. If no successor Collateral Agent shall have been so appointed within thirty (30) days, the resigning Collateral Agent may petition any court of competent jurisdiction for the appointment of a new Collateral Agent. If the Collateral Agent shall resign or be removed as Collateral Agent by the Pledgee, then the Pledgee shall (and if no such successor shall have been appointed within thirty
(30) days of the Collateral Agent's resignation or removal, the Collateral Agent may) appoint a successor collateral agent, whereupon such successor collateral agent shall succeed to the rights, powers and duties of the "Collateral Agent," and the term "Collateral Agent" shall mean such successor agent effective upon its appointment, the former Collateral Agent's rights, powers and duties as Collateral Agent shall be terminated, without any other or further act or deed on the part of such former Collateral Agent (except that the resigning Collateral Agent shall transfer all Collateral then in its possession to the successor Collateral Agent), the Pledgor or the Pledgee.

            5. PLEDGE OF COLLATERAL, ETC.

            5.1. PLEDGE. To secure the Obligations of the Pledgor and for the purposes set forth in Section 1 hereof, the Pledgor hereby (i) grants to the Collateral Agent, for the benefit of the Pledgee, a security interest in all of the Collateral owned by such Pledgor, (ii) pledges and deposits as security with the Collateral Agent, the Collateral owned by the Pledgor on the date hereof, and (iii) assigns, hypothecates, mortgages, charges and sets over to the Collateral Agent, and transfers into the Collateral

Agent's name, all of the Pledgor's right, title and interest in and to the Collateral, to be held by the Collateral Agent upon the terms and conditions set forth in this Agreement.

            5.2. FURTHER ASSURANCES. The Pledgor shall promptly take all actions required to perfect the security interest of the Collateral Agent under applicable law (including, in any event, under the applicable provisions of the New York Uniform Commercial Code). The Pledgor further agrees to take such actions as the Pledgee may deem necessary or reasonably desirable to effect the foregoing and to permit the Collateral Agent to exercise any of its rights and remedies hereunder.

            6. PAYMENTS. Unless and until there shall have occurred and be continuing an Event of Default, all interest in respect of the Collateral shall be paid to the Pledgor.

            7. REMEDIES IN CASE OF EVENT OF DEFAULT. If there shall have occurred and be continuing an Event of Default, then the Pledgee may deliver to the Collateral Agent a written notice directing the Collateral Agent to foreclose upon, or otherwise enforce remedies available to the Collateral Agent, with respect to the Collateral, or any portion thereof, whereupon the Collateral Agent shall, in accordance with such notice, proceed to exercise all of the remedies specified in such notice (whether vested in it by this Agreement or by law) in respect of the Collateral. The Pledgor and the Pledgee agree that the Collateral Agent shall be entitled to exercise all the rights and remedies of a secured party under the New York Uniform Commercial Code and also shall be entitled, without limitation, to exercise the following rights, which the Pledgor hereby agrees to be commercially reasonable:

            (a) upon written notice to the Company and the Pledgor, to receive all amounts payable in respect of the Collateral otherwise payable under Section 6 hereof to the Pledgor;

            (b) upon written notice to the Company and the Pledgor, to transfer all or any part of the Collateral into the Collateral Agent's name or the name of its nominee or nominees; and

            (c) from time to time to sell, assign and deliver, or grant options to purchase, all or any part of the Collateral, or any interest therein, at any public or private sale, without demand of performance, advertisement or notice of intention to sell or of the time or place of sale or adjournment thereof or to redeem or otherwise (all of which are hereby waived by the Pledgor), for cash, on credit or for other property, for immediate or future delivery without any assumption of credit risk, and for such price or prices and on such terms as the Pledgee in its absolute discretion may determine; PROVIDED that at least 10 days' prior written notice of the time and place of any such sale shall be given to the Pledgor. The Collateral Agent shall not be obligated to make any such sale of the Collateral regardless of whether any such notice of sale has theretofore been given.

Neither the Collateral Agent nor the Pledgee shall be liable for failure to collect or realize upon any or all of the Collateral or for any delay in so doing nor shall any of them be under any obligation to take any action whatsoever with regard thereto.

            8. REMEDIES, ETC., CUMULATIVE. Each and every right, power and remedy of the Collateral Agent provided for in this Agreement, or now or hereafter existing at law or in equity or by statute shall be cumulative and concurrent and shall be in addition to every other such right, power or remedy. The exercise or beginning of the exercise by the Collateral Agent or the Pledgee of any one or more of the rights, powers or remedies provided for in this Agreement or now or hereafter existing at law or in equity or by statute or otherwise shall not preclude the simultaneous or later exercise by the Collateral Agent or the Pledgee of all such other rights, powers or remedies, and no failure or delay on the part of the Collateral Agent or the Pledgee to exercise any such right, power or remedy shall operate as a waiver thereof.

            9. APPLICATION OF PROCEEDS. All moneys collected by the Collateral Agent upon any sale or other disposition of the Collateral pursuant to the terms of this Agreement, together with all other moneys received by the Collateral Agent hereunder (other than moneys payable to the Collateral Agent under Section 4.2(e) and Section 11 hereof), shall be paid to the Pledgee to be applied in the manner provided in Section 3.06 of the Loan Agreement.

            10. PURCHASERS OF COLLATERAL. Upon any sale of the Collateral by the Collateral Agent hereunder (whether by virtue of the power of sale herein granted, pursuant to judicial process or otherwise), the receipt of the Collateral Agent or the officer making the sale of the purchase price of the Collateral shall be a sufficient discharge to the purchaser or purchasers of the Collateral so sold, and such purchaser or purchasers shall not be obligated to see to the application of any part of the purchase money paid over to the Collateral Agent or such officer or be answerable in any way for the misapplication or nonapplication thereof.

            11. INDEMNITY. (a) The Pledgor agrees (i) to indemnify and hold harmless the Collateral Agent and its successors, assigns, employees, agents and servants (individually a "Collateral Agent Indemnitee," and collectively the "Collateral Agent Indemnitees") from and against any and all claims, demands, losses, judgments and liabilities (including liabilities for penalties) of whatsoever kind or nature, and (ii) to reimburse each Collateral Agent Indemnitee for all costs and expenses, including reasonable attorneys' fees and expenses, in each case arising out of, or in connection with, this Agreement, except with respect to any claims based on the gross negligence or willful misconduct of such Collateral Agent Indemnitee.

            (b) The Pledgor agrees (i) to indemnify and hold harmless the Pledgee and its respective successors, assigns, employees, agents and servants (individually a "Pledgee Indemnitee," and collectively the "Pledgee Indemnitees") from and against any and all claims, demands, losses, judgments and liabilities (including liabilities for penalties) of whatsoever kind or nature, and (ii) to reimburse each Pledgee Indemnitee for all costs and expenses, including reasonable attorneys' fees and expenses, in each case incurred by such Pledgee Indemnitee as a result of an Event of Default (but excluding any claims, demands, losses, judgments and liabilities or expenses to the extent incurred by reason of gross negligence or willful misconduct of such Pledgee Indemnitee).

            (c) The Pledgee agrees (i) to indemnify and hold harmless each Collateral Agent Indemnitee from and against any and all claims, demands, losses, judgments and liabilities (including liabilities for penalties) of whatsoever kind or nature, and (ii) to reimburse each Collateral Agent Indemnitee for all costs and expenses, including reasonable attorneys' fees and expenses, in each case arising out of, or in connection with, this Agreement, except with respect to any claims based on the gross negligence or willful misconduct of such Collateral Agent Indemnitee.

            (d) The Pledgee agrees (i) to indemnify and hold harmless the Pledgor and its respective successors, assigns, employees, agents and servants (individually a "Pledgor Indemnitee," and collectively the "Pledgor Indemnitees") from and against any and all claims, demands, losses, judgments and liabilities (including liabilities for penalties) of whatsoever kind and nature and (ii) to reimburse each Pledgor Indemnitee for all costs and expenses, including reasonable attorneys' fees and expenses, in each case incurred by such Pledgor Indemnitee as a result of the Pledgee's gross negligence or willful misconduct (but excluding any claims, demands, losses, judgments and liabilities or expenses to the extent incurred by reason of gross negligence or willful misconduct of such Pledgor Indemnitee).

            12. COLLATERAL AGENT NOT BOUND. (a) The Collateral Agent shall not be obligated to perform or discharge any obligation of the Pledgor as a result of the collateral assignment hereby effected.

            (b) The acceptance by the Collateral Agent of this Agreement, with all the rights, powers, privileges and authority so created, shall not at any time or in any event obligate the Collateral Agent to appear in or defend any action or proceeding relating to the Collateral to which it is not a party, or to take any action hereunder or thereunder, or to expend any money or incur any expenses or perform or discharge any obligation, duty or liability under the Collateral.

            13. AMENDMENTS TO LOAN AGREEMENT. The Pledgor shall deliver copies of any amendments to, or modifications of, the Loan Agreement to the Collateral Agent promptly upon execution of such amendments or modifications by all parties thereto.

            14. THE COLLATERAL AGENT AS AGENT. The Collateral Agent will hold in accordance with this Agreement all items of the Collateral at any time received under this Agreement. It is expressly understood and agreed by the Pledgor and the Pledgee that by accepting the benefits of this Agreement the Pledgor and the Pledgee acknowledge and agree that the obligations of the Collateral Agent as holder of the Collateral and interests therein and with respect to the disposition thereof, and otherwise under this Agreement, are only those expressly set forth in this Agreement. The Collateral Agent shall act hereunder on the terms and conditions set forth herein.

            15. TRANSFER BY THE PLEDGOR. The Pledgor will not sell or otherwise dispose of, grant any option with respect to, or mortgage, pledge or otherwise encumber any of the Collateral or any interest therein.

            16. REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE PLEDGOR. The Pledgor represents, warrants and covenants that (i) it is the legal and beneficial owner of the Collateral pledged by it hereunder; (ii) it has full power, authority and legal right to pledge all the Collateral pledged by it pursuant to this Agreement; (iii) this Agreement has been duly authorized, executed and delivered by the Pledgor and constitutes a legal, valid and binding obligation of the Pledgor enforceable in accordance with its terms except to the extent that the enforceability hereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws generally affecting creditors' rights and by equitable principles (regardless of whether enforcement is sought in equity or at law); (iv) except as have been obtained by the Pledgor as of the date hereof, no consent of any other party and no consent, license, permit, approval or authorization of, exemption by, notice or report to, or registration, filing or declaration with, any governmental authority is required to be obtained by the Pledgor in connection with the execution, delivery or performance of this Agreement, the perfection or enforceability of the Collateral Agent's security interest in the Collateral or, except for compliance with or as may be required by applicable securities laws, the exercise by the Collateral Agent of any of its rights or remedies provided herein; (v) the Pledgor shall give the Collateral Agent prompt notice of any written claim it receives relating to the Collateral; (vi) the Pledgor shall deliver to the Collateral Agent a copy of each other demand, notice or document received by it which may adversely affect the Collateral Agent's interest in the Collateral promptly upon, but in any event within 10 days after, the Pledgor's receipt thereof; and (vii) the Pledgor shall defend the Collateral Agent's right, title and security interest in and to the Collateral against any claims and demands of any third party.

            17. TERMINATION; RELEASE. (a) After the Termination Date (as defined below), this Agreement and the security interest created hereby shall terminate (provided that all indemnities set forth herein including, without limitation, in Section 11 hereof shall survive any such termination), and the Collateral Agent shall, at the direction of the Pledgee, execute and deliver to the Pledgor a proper instrument or instruments acknowledging the satisfaction and termination of this Agreement, and will duly assign, transfer and deliver to the Pledgor such of the Collateral as has not theretofore been sold or otherwise applied or released pursuant to this Agreement, together with any moneys at the time held by the Collateral Agent or any of its sub-agents hereunder. As used in this Agreement, "Termination Date" shall mean the date upon which the Company shall have repaid the Loan in full and shall have made payment in full of all interest, fees and other amounts due and payable in respect thereof.

            (b) In the event that any part of the Collateral is released and the amount of the Kinam Magadan Pledge is reduced pursuant to Sections 5.20(d) and 5.20(e) of the Loan Agreement, the Collateral Agent shall duly assign, transfer and deliver to the Pledgor such of the Collateral (and releases therefor) as is then being (or has been) so released and has not theretofore been released pursuant to this Agreement.

            (c) At any time that the Pledgor desires that the Collateral Agent assign, transfer and deliver Collateral (and releases therefor) as provided in
Section 17(a) or (b) hereof, it shall deliver to the Collateral Agent a certificate signed by an authorized representative of the Pledgor and countersigned by an authorized representative of the Pledgee stating that the release of the respective Collateral is permitted pursuant to Section 17(a) or
(b) hereof.

            (d) The Collateral Agent shall have no liability whatsoever to the Pledgee as the result of any release of Collateral by it in accordance with this
Section 17.

            18. NOTICES, ETC. All notices and communications hereunder shall be sent or delivered by mail, telegraph, telex, telecopy, cable or overnight courier service and all such notices and communications shall, when mailed, telegraphed, telexed, telecopied, or cabled or sent by overnight courier, be effective when delivered to the telegraph company, cable company or overnight courier, as the case may be, or sent by telex or telecopier and when mailed shall be effective three Business Days following deposit in the mail with proper postage, except that notices and communications to the Collateral Agent shall not be effective until received by the Collateral Agent. All notices and other communications shall be in writing and addressed as follows:

                  (a)      if to the Pledgor, at:

                           c/o Kinross Gold Corporation;
                           57th Floor, Scotia Plaza, 40 King Street W.
                           Toronto, Ontario M5H 3Y2 Canada
                           Attention:  John Ivany

                           Fax No.:  1-416-363-6622;

                  (b)      if to the Collateral Agent, at:

                           The Bank of Nova Scotia Trust Company of New York One Liberty Plaza

                           New York, New York 10006
                           Attention: Corporate Trust Administration

                           Fax No.:  1-212-635-4165;

                           and

                  (c)      if to the Pledgee, at:

                     European Bank for Reconstruction and Development One Exchange Square
                     London EC2N 2JN
                     United Kingdom
                     Attention:  Operation Administration Unit

                     Telex:        8812161
                     Answerback:   EBRD L G
                           Fax:    44-20-7338-6100,

or at such other address as shall have been furnished in writing by the Pledgor, the Collateral Agent or the Pledgee to the party required to give notice hereunder.

            19. WAIVER; AMENDMENT. None of the terms and conditions of this Agreement may be changed, waived, modified or varied in any manner whatsoever unless in writing duly signed by the Pledgor and the Collateral Agent (with the written consent of the Pledgee).

            20. MISCELLANEOUS. This Agreement shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of and be enforceable by each of the parties hereto and its successors and assigns, provided that the Pledgor may not assign any of its rights or obligations under this Agreement without the prior consent of the Collateral Agent and the Pledgee. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK. The headings in this Agreement are for purposes of reference only and shall not limit or define the meaning hereof. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which shall constitute one instrument. If any one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired, unless the provisions held invalid, illegal or unenforceable shall substantially impair the benefits of the remaining provisions hereof. No waiver by any party of any breach of any term contained in this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such breach or a waiver of any breach of any other term contained in this Agreement.

            21. ARBITRATION AND JURISDICTION. (a) Without prejudice to the rights of the Pledgee to bring suit in any appropriate domestic or foreign jurisdiction, the Pledgor and the Pledgee shall have the option to refer any dispute, controversy or claim arising out of or relating to this Agreement, or the breach, termination or validity hereof, including any dispute concerning the scope of this arbitration clause, for final settlement by arbitration. The Pledgor and the Pledgee agree that, upon the election by either of them to refer any such dispute, controversy or claim to arbitration pursuant hereto, the other party shall be obligated to settle such dispute, controversy or claim by arbitration as provided herein. The Pledgor and the Pledgee hereby expressly and irrevocably submit to the jurisdiction of the arbitral tribunal appointed in accordance with the procedures set forth below with respect to any dispute, controversy or claim that is referred by any of the parties hereto to arbitration, to the exclusion of the jurisdiction of the legal, equitable or arbitral courts of any country or jurisdiction. The following provisions shall apply to any such arbitration:

            (i) Except as otherwise provided herein, such arbitration shall be governed by the International Arbitration Rules of the American Arbitration Association in effect at the time of such arbitration (for purposes of this section, the "AAA Rules").

            (ii) The seat of such arbitration shall be New York, New York, unless the Pledgee (if it is a party to the arbitration) determines that the seat of such arbitration shall instead be London, England. The language of the arbitration proceedings and of all written decisions shall be English. All pleadings and documentary evidence shall be presented in English, except that, if any original documentary evidence is not in English, the offering party shall provide English translations thereof (which, in the event of any dispute with respect to such translation, the arbitral tribunal may require to be certified translations) to the arbitral tribunal and to the other party.

            (iii) The arbitral tribunal shall consist of three arbitrators, each of whom, in addition to meeting the qualification requirements of the AAA
      Rules:

            (A) shall be fluent in the English language; and

            (B) shall be an attorney qualified to practice law in the State of New York with experience in representing lenders and borrowers in international project finance lending to private sector borrowers.

                  One arbitrator shall be appointed by the claimant and one
            arbitrator shall be appointed by the respondent. Each party shall notify the other of the name of its appointee within 10 days of the receipt by the respondent of notice from the claimant of its election to refer any dispute, controversy or claim to arbitration pursuant hereto. The third arbitrator shall be appointed by the claimant with the concurrence from the respondent. The third arbitrator shall be the chair of the arbitral tribunal. The respondent shall be deemed to accept the claimant's nomination of the third arbitrator if the respondent fails to object to such nomination (or any subsequent nomination) within seven days of receiving notice from the claimant of such nomination. If the respondent does not accept (and has not been deemed to have accepted) the claimant's first nomination, the claimant shall submit a second nomination for the third arbitrator. If the respondent does not accept (and has not been deemed to have accepted) such second nomination, the claimant shall submit a third nomination for the third arbitrator. If either the claimant or the respondent fails to appoint its arbitrator for any reason in the manner or within the period specified above or the respondent does not accept (and has not been deemed to have accepted) the third arbitrator nominated by the claimant, then the arbitrator that the either the claimant or the respondent failed to appoint or such third arbitrator or both such arbitrators, as the case may be, shall be appointed by the Administrator (as defined in the AAA Rules).

            (iv) Each of the claimant and the respondent shall send any challenge to the appointment of an arbitrator to the Administrator within seven days after receiving notice of the appointment of such arbitrator. The Administrator shall rule on any challenge to the appointment of an arbitrator as quickly as reasonably possible and, in any event, within seven days. If an arbitrator appointed by either the claimant or the respondent withdraws or must be replaced for any reason, the claimant or the respondent, as applicable, shall appoint a substitute arbitrator in accordance with Section 21(a)(iii) within a reasonable period of time. If the arbitrator appointed by the claimant with the concurrence of the respondent withdraws or must be replaced, the claimant shall nominate a substitute arbitrator with the concurrence of the respondent in accordance with Section 21(a)(iii). If an arbitrator appointed by the Administrator withdraws or must be replaced, the Administrator shall appoint a substitute arbitrator.

            (v) Between the date of appointment of an arbitrator and the date the arbitral tribunal is fully constituted, all communications between the parties and such arbitrator shall be made through the Administrator. Each party shall provide the other with copies of any communication with the arbitral tribunal.

            (vi) The claimant shall communicate its statement of claim in writing to the respondent and the arbitral tribunal within a period of time to be determined by the arbitral tribunal. The claimant's statement of claim shall include a statement of facts supporting its claim, the points at issue and the relief or remedy sought. A copy of this Agreement shall be attached to the claimant's statement of claim.

            (vii) The respondent shall file a statement of defense in writing within 20 days of its receipt of the claimant's statement of claim. The respondent's statement of defense shall reply to the particulars of the claimant's statement of claim. The respondent shall attach to its statement of defense all documents on which it relies for its defense and identify all documents or other evidence it will submit. The failure to timely and completely file such statement of defense (absent good cause) shall be construed by the arbitral tribunal as an admission of the allegations made by the claimant in its statement of claim and the arbitral tribunal shall enter an award for the relief or remedy requested by the claimant without any further hearing or review of evidence.

            (viii) In any arbitral proceeding to which the Pledgee is a party, the certificate of the Pledgee as to any amount due to the Pledgee under this Agreement shall be prima facie evidence of such amount.

            (ix) Each arbitral tribunal established hereunder shall make its decisions entirely on the basis of the evidence adduced and on the basis of the governing law set forth in Section 20 hereof. No such arbitral tribunal shall have the power to reform any provisions of this Agreement or to impose any obligation on any of the parties to the arbitration or take any other action which could not be imposed or taken by a federal court located in the State of New York.

            (x) The Pledgor and the Pledgee irrevocably agree that, if the seat of any arbitration hereunder is London, England, they shall waive any rights under the Arbitration Act 1996 or otherwise to appeal any arbitration award to, or to seek determination of a preliminary point of law by, the courts of England.

            (xi) Each of the claimant and the respondent may be represented or assisted by legal counsel of its choice. The names and addresses of such legal counsel shall be communicated in writing to the other party in its statement of claim or statement of defense (as the case may be) specifying whether the appointment is being made for the purposes of representation or assistance.

            (xii) The claimant and the respondent shall agree on the date on which the arbitral tribunal will commence taking evidence in respect of the matter in issue, which date shall not be more than 20 days after the respondent's submission of its statement of defense. Decisions or rulings on questions of procedure shall be made by a majority of the arbitral tribunal. The claimant and the respondent shall have a right to be heard at the hearing, unless the claimant and the respondent have agreed to a documents-only arbitration or unless, in the case of the respondent, the respondent has not filed a timely statement of defense in accordance with Section 21(a)(vii).

            (xiii) At least 10 days before the first hearing date, there shall be an exchange of exhibits, brief descriptions of the testimony the parties propose to offer, the names of those who will testify (including expert witnesses) and any additional documents or other written evidence that will be submitted to the arbitral tribunal for consideration.

            (xiv) The arbitral tribunal shall have the discretion to allow, refuse or limit the appearance of witnesses, whether witnesses of fact or expert witnesses. Any witness who gives evidence may be questioned by the other party or its attorneys under the control of the arbitral tribunal. The arbitral tribunal may put questions at any stage of the examination of the witnesses. The testimony of witnesses may be presented in written form, either as signed statements or by duly sworn affidavits. Subject to the discretion of the arbitral tribunal, either the claimant and the respondent may request that such witness should attend for oral examination at a hearing. If the witness fails to attend, the arbitral tribunal may place such weight on the written testimony as it thinks fit or exclude it all together. If any expert is appointed by the arbitral tribunal, the claimant and the respondent shall have the right to examine such expert's report to the arbitral tribunal and, subject to the discretion of the arbitral tribunal, to question such expert at an oral hearing. Subject to mandatory provisions of applicable procedural law, any party or its attorneys shall have the right to interview any witness or potential witness (including expert witnesses) prior to his appearance at any hearing.

            (xv) The arbitral tribunal shall issue a written decision and award stating the conclusions of the arbitral tribunal and the reasons upon which its conclusions are based. The arbitral tribunal shall issue its award as soon as possible and, in any event, within one month after the conclusion of the relevant proceedings. Any money award shall be made and shall be payable in Dollars. Any award in favor of the prevailing party shall include an award of attorneys' fees and costs of arbitration, payable in Dollars. The award shall otherwise be limited to the scope of the submission. In no circumstance shall the arbitral tribunal render an award EX AEQUO ET BONO or as AMIABLE COMPOSITEURS. Any award of the arbitral tribunal shall be final and binding and judgment upon any arbitral award may be entered and enforced by any court or judicial authority of competent jurisdiction.

            (xvi) Either the claimant and the respondent may, within 10 days after any award, submit a request that the arbitral tribunal interpret the award, correct any clerical, typographical or computation errors or make an additional award as to claims presented but omitted from the award. If the arbitral tribunal considers such request justified after considering the contention of the claimant and the respondent , the arbitral tribunal shall promptly comply with such request.

            (xvii) Neither the arbitral tribunal nor any of the parties hereto shall be authorized to seek from any judicial authority, and the arbitral tribunal shall not be authorized to take or provide, any interim measures or pre-award relief against the any other party hereto, any provisions of the AAA Rules notwithstanding.

            (b) The Pledgor hereby irrevocably consents that any legal action or proceeding against it or any of its properties or assets with respect to any of its obligations arising under or relating to this Agreement or the arbitral tribunal's decision pursuant to Section 21(a) may, at the option of the Pledgee, be brought by the Pledgee in any court of the State of New York or any Federal court of the United States of America located in the City and State of New York or the courts of England, as the Pledgee may elect, and, by execution and delivery of this Agreement, the Pledgor hereby submits to and accepts with regard to any such action or proceeding for itself and in respect of its properties and assets, generally and unconditionally, the jurisdiction of the aforesaid courts. The Pledgor hereby irrevocably designates, appoints and empowers (1) CT Corporation System, presently located at 1633 Broadway, New York, New York 10019, U.S.A. as its agent to receive for and on its behalf service of process in the State of New York, and (2) The Law Debenture Corporation p.l.c., presently located at 100 Wood Street London EC2V 7EX, England as its agent to receive for and on its behalf service of process in England in any legal action or proceeding with respect to this Agreement. A copy of any such process served on such agent shall be promptly forwarded by airmail by the Pledgee to the Pledgor, but the failure of the Pledgor to receive such copy shall not affect in any way the service of such process as aforesaid. The Pledgor further irrevocably consents to the service of process in any such action or proceeding by the mailing of copies thereof by registered or certified airmail, postage prepaid, to the Pledgor. The foregoing, however, shall not limit the rights of the Pledgee to serve process in any other manner permitted by law or to bring any legal action or proceeding or to obtain execution of judgment in any other jurisdiction. The Pledgor further agrees that, to the extent permitted by law, final judgment against it in any such action or proceeding shall be conclusive and may be enforced in any other jurisdiction within or outside the United States of America or England by suit on the judgment, a certified or exemplified copy of which shall be conclusive evidence of the fact and of the amount of its indebtedness.

            (c) In the event of legal proceedings brought by the Pledgee, the Pledgor hereby irrevocably waives (i) any right it may have under the laws of any jurisdiction to a trial by jury in respect of any legal action or proceeding with respect to this Agreement, (ii) any right it may have under the laws of any jurisdiction (other than New York) to commence by publication any such legal action or proceeding, (iii) any objection which it may now or hereafter have to the laying of the venue of any such legal action or proceeding in the State of New York or England, and (iv) any claim that the

State of New York or England is not a convenient forum for any such legal action or proceeding.

            (d) The Pledgor hereby (i) irrevocably waives its right to, and agrees not to request, plead or claim that the Pledgee post, pay or offer, any CAUTIO JUDICATUM SOLVI bond, litigation bond or any other bond, fee, payment or security measure provided by any provision of applicable law as a condition to commencing or maintaining any such legal action or proceeding and (ii) irrevocably waives any objection that it may now or hereafter have to the Pledgee's claim that the Pledgee should be exempt or immune from posting, paying, making or offering any such bond, fee, payment or security measure.

            (e) Notwithstanding anything herein to the contrary, no provision of this Agreement shall be construed as a waiver by the Pledgee of any of the immunities, privileges and exemptions granted to the Pledgee under the Agreement Establishing the European Bank for Reconstruction and Development and applicable law.

            IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first written above.

                                        KINAM MAGADAN GOLD CORPORATION

                                        By:
                                           -------------------------------------
                                           Name:
                                           Title:


                                        EUROPEAN BANK FOR
                                        RECONSTRUCTION AND DEVELOPMENT

                                        By:
                                           -------------------------------------
                                           Name:
                                           Title:


                                        THE BANK OF NOVA SCOTIA TRUST COMPANY OF
                                        NEW YORK,
                                          as Collateral Agent

                                        By:
                                           -------------------------------------
                                           Name:

                                           Title:

                                 THE COLLATERAL

The following marketable debt securities issued by the U.S. Treasury, representing direct obligations of the United States of America:

S. NO.                      PRINCIPAL AMOUNT                   MATURITY DATE
------                      ----------------                   -------------

                            SCHEDULE C - FORM OF NOTE

                                 PROMISSORY NOTE

                                                       Date: [_________________]

Amount: US$7,750,000

      FOR VALUE RECEIVED, THE OPEN JOINT STOCK COMPANY "OMOLON GOLD MINING COMPANY" (the "Company") unconditionally promises to pay to EUROPEAN BANK FOR RECONSTRUCTION AND DEVELOPMENT (the "Bank") the principal sum of Seven Million Seven Hundred Fifty Thousand United States Dollars (US$7,750,000), pursuant to the terms of the Amended and Restated Loan Agreement dated as of __________ 2001 (the "Loan Agreement") between the Company and the Bank, to which reference is hereby made and which is incorporated herein by reference, in three quarterly installments of One Million United States Dollars (US$1,000,000) each, with each such installment being payable on 15 March 2002, 15 June 2002 and 15 September 2002, and one final installment of Four Million Seven Hundred Fifty Thousand United States Dollars (US$4,750,000) being payable on 15 December 2002, as each such date shall be adjusted to correspond to the Interest Payment Date occurring in the same calendar month. Terms not defined herein shall have the meanings set forth in the Loan Agreement.

      The Company further promises to pay interest to the Bank on the unpaid balance hereof until paid in full at the rates and in the manner and calculated in accordance with the provisions of the Loan Agreement.

      The principal of, and interest on, this Note shall be payable in Dollars, for value on the due date, at such bank or banks in New York, New York as the Bank shall from time to time designate and without set-off, counterclaim, restrictions or conditions of any nature and free of any deductions or withholdings. If the Company is required to make any such deduction or withholding from any such payment, the Company shall pay such additional amounts as provided in the Loan Agreement.

      In case an Event of Default shall occur and be continuing, the principal of, and accrued interest on, this Note may be declared due and payable in the manner and with the effect provided in the Loan Agreement, presentment, demand, protest or notice of any kind being expressly waived by the Company except as provided in the Loan Agreement. The Company has the right on giving notice to prepay this Note in whole or in part in accordance with the terms of the Loan Agreement.

      This Note shall be governed by and interpreted in accordance with the laws of the State of New York in the United States of America, the place of payment hereunder.

                                        THE OPEN JOINT STOCK COMPANY
                                        "OMOLON GOLD MINING COMPANY"


                                           By: ______________________________
                                         Name: ______________________________
                                        Title: ______________________________


                                           By: ______________________________
                                         Name: ______________________________
                                        Title: ______________________________

                 SCHEDULE D - MAJOR OPERATING AND ENVIRONMENTAL
                              PERMITS AND APPROVALS

A.    OPERATING PERMITS AND APPROVALS

1.    The License.

2.    Gosgortekhnadzor Mining License, executed on Many 31, 1994.

3. Mining Claim Deed No. 2071, dated January 17, 1995, issued by the Northeast District of Gosgortekhnadzor of Russia.

4. License 55EK-02/503 k, dated May 5, 2000, valid through May 5, 2003, issued by the Northeast Department of the Federal Mining and Industry Supervisory Authority of Russia ("Gosgortekhnadzor") to operate boilers.

5. GOSGORTEKHNADZOR LICENSE NO. 08SE-2000/2422, DATED APRIL 4, 1995, RELATING TO CONSTRUCTION AND USE OF MINING EQUIPMENT AND EXPLOSIVES.

6. Decree No. 84 of the Head of the Administration of the Severo-Evensk Region dated June 5, 1995, "On Allotment of Land to the Omolon Gold Mining Company for Development of the Kubaka Deposit".

7. Gosgortekhnadzor Letter No. 09-35/185 to the Company dated August 12, 1994, approving departure from the prevailing method for calculation of mining dilution.

8. License 55PR-01/2363, dated March 28, 2000, valid through March 28, 2003, issued by the Northeast Department of Gosgortekhnadzor to design mining facilities and objects related to development of deposits of minerals in an open way.

9. License 55PR-01/2364, dated March 28, 2000, valid through March 28, 2003, issued by the Northeast Department of Gosgortekhnadzor to design mining facilities and objects of geological exploration.

10. License 55CT-01/2365, dated March 28, 2000, valid through March 28, 2003, issued by the Northeast Department of Gosgortekhnadzor to construct mining facilities and objects related to development of deposits of minerals.

11. License 55EK-01/2366, dated March 28, 2000, valid through March 28, 2003, issued by the Northeast Department of Gosgortekhnadzor to operate mining facilities and objects related to extraction of deposits of minerals in an open way.

12. License 55EK-01/2367, dated March 28, 2000, valid through March 28, 2003, issued by the Northeast Department of Gosgortekhnadzor to operate facilities and objects related to processing and concentration of minerals.

13. License 55EK-01/2368, dated March 28, 2000, valid through March 28, 2003, issued by the Northeast Department of Gosgortekhnadzor to operate tailing pits and slime pits.

14. License 55EK-01/2369, dated March 28, 2000, valid through March 28, 2003, issued by the Northeast Department of Gosgortekhnadzor to operate metal processing facilities and objects.

15. License 55EK-01/2370, dated March 28, 2000, valid through March 28, 2003, issued by the Northeast Department of Gosgortekhnadzor to operate explosive and fire risk facilities and objects connected with handling or storage of toxic substances, as well as substances capable of forming air-coal or gas-vapor explosive mixtures.

16. License 55EK-02/502 k, dated May 5, 2000, valid through May 5, 2003, issued by the Northeast Department of Gosgortekhnadzor to operate lifting facilities.

17. License 55MR-01/2378, dated March 28, 2000, valid through March 28, 2003, issued by the Northeast Department of Gosgortekhnadzor to carry out mine survey work while using earth's depths.

B.    ENVIRONMENTAL PERMITS AND APPROVALS

1. Conclusion No. 405/1, dated July 16, 1999, from Magadanoblkomprirodi, detailing the atmospheric emissions from the Kubaka Factory and agreeing to the projected levels of emissions for the period of three years.

2. Permission, registration No. III-77/2 (undated), from Magadanoblkomprirodi for discharge of hazardous wastes into the atmosphere at the Kubaka site.

3. Contract for the Use of Water dated October 28, 1998, between Magadanoblkopmprirodi and the Company for the use of water for the industrial purpose related to the refinery of gold and silver (registered with Magadanoblkomprirodi under No.94 as of November 17, 1998).

4. License MAG 00077 TRLZH issued on October 26, 1998, valid through December 31, 2008, for the Use of Surface Water by the Company.

5. License conditions to the License MAG 00077 TRDHZ, issued on October 26, 1998, by the Magadan Regional Committee on Natural Resources, for the use of water resources; approved in connection with changes introduced in the Maximum Permissible Discharge; valid through December 31, 2003.

6. Letter No. 444 dated March 30, 1998, issued by Magadanoblkomprirodi approving the project of the system of cleaning water of Kubaka Mining facility (tailings).

7. Letter No. 187/1571, dated September 22, 1998, issued by Gossanepidnadzor approving the project of the system of cleaning water of Kubaka Mining facility (tailings).

8. Environmental Passport approved by the State Environmental Expertise on December 10, 1996.

9. License MAG 01257 VE, dated December 5, 1995, issued by Northeast Department of the Committee on Geology and Use of Mineral Resources "Sevvostgeolcom," granting the right to extract subterraneous waters for the enterprise's base at Kubaka deposit; valid through December 1, 2015.

10. Conclusion No. 1055/02, dated July 2, 1998, issued by the Okhotskoe Department for the Protection and Reproduction of Fishery
      ("Okhotskrybvod"), approving the materials related to special water use; initially issued for the period of three years and subsequently extended through 2004 by Letter No. 1340, dated August 16, 2001.

11. License MAG 00077 TRDHZ, issued on October 26, 1998, by the Magadan Regional Committee on Natural Resources; valid through December 31, 2003.

12. Conclusion No. 23k-13/579, issued on May 19, 1999, by the Magadan Regional Committee on Natural Resources, approving the norms of water use and water discharge; valid through December 31, 2002.

13. Conclusion No. 55/1, issued on November 4, 2000, by the Magadan Regional Committee for Environmental Protection; substantiating the maximum permissible discharge of waste water in the course of operation of the Mining and Benefication Enterprise "Kubaka" for the period of 2000 through 2003.

14. Permit No. III-77/2, dated July 5, 1999, and Conclusion No. 405/1, dated July 16, 1999 (sent as an attachment to Letter No. 891, dated July 21,
      1999), both issued by the Magadan Regional Committee for Environmental Protection; approving the permit to discharge pollutants into the atmosphere at the Kubaka site; valid through January 1, 2002.

15. Permit No. III-106, dated June 19, 1999, issued by the Magadan Regional Committee for Environmental Protection; permitting the discharge of pollutants into the atmosphere of VPP at the Kubaka site; issued for the period of three years; valid through May 1, 2002.

16. Conclusion No. 526/1, dated May 10, 2001, attached to Letter No. 406, dated May 21, 2001, issued by the Magadan Regional Committee on Natural Resources; containing the draft norms for generation and limits of allocation of waste products of the Mining and Benefication Enterprise "Kubaka" by the Company in 2001.

17. Conclusion No. 378, dated March 15, 1999, and Letter No. 341, dated April 1, 1999, both issued by the Magadan Regional Committee for Environmental Protection; approving the Feasibility Study "Reclamation of Land Damaged in the course of Exploitation of the Kubaka Deposit of Omolon Gold Mining Company".

18. Resolution No. 84 of the Head of the Administration of the North-Evensk District, dated June 5, 1995, and Land Lease Agreement No. 70, dated June 5, 1995, concluded with the Administration of the North-Evensk District; providing the Company with lands necessary to develop the Kubaka Deposit and permitting the Company to cut trees on the provided land plot with a total area of 885 hectares; valid through June 5, 2005.

19. Resolution No. 98, dated June 10, 1997, issued by the Administration of the North-Evensk District, approving the lease of 3,0 hectares of land underlying the explosive storage facility for the term of three years; valid through June 10, 2000 (subsequently extended - see # 20 below).

20. Resolution No. 113, dated August 10, 2000, issued by the Administration of the North-Evensk District, approving extension of the lease of 3,0 hectares of underlying the explosive storage facility; valid through June 10, 2003.

21. Resolution No. 153, dated September 25, 1995, issued by the Administration of the North-Evensk District, and Agreement w/o No., dated September 26, 1995, concluded with the Administration of the North-Evensk District, for the provision of land for the term of 10 years for a winter road between Omsukchan and Kubaka; amended in accordance with Resolution No. 61 (see # 22 below); valid through September 25, 2005.

22. Resolution No. 58, dated April 13, 1999, issued by the Administration of the Omsukchan District, and Agreement No. 6, dated April 15, 1999, concluded with the Administration of the Omsukchan District, extending the agreement on the temporary use of the land plot under the winter road between Omsukchan and Kubaka; valid through April 13, 2002.

23. Resolution No. 61, dated April 22, 1999, issued by the Administration of the North-Evensk District, changing the route of the winter road between Omsukchan and Kubaka; valid through September 25, 2005.

24. Resolution No. 115, dated July 7, 1999, issued by the Administration of the North-Evensk District, and agreement w/o No., dated July 7, 1999, concluded with the Administration of the North-Evensk District; allocating land for the VPP, access roads, as well as sand and grail mixture pit; valid through June 5, 2005.

25. Resolution No. 31, dated March 22, 2001, issued by the Administration of the North-Evensk District, allocating land for the motor road between the Kubaka mine and the VPP; valid through July 7, 2005.

26. Resolution No. 100, dated July 11, 2001, issued by the Administration of the North-Evensk District, allocating land for the road between the VPP and the Company; valid through July 11, 2004.

27. Resolution No. 101, dated July 11, 2001, issued by the Administration of the North-Evensk District, allocating land for the reconstruction of the VPP; valid through July 11, 2004.

28. Logging Permit No. 2, dated February 7, 2001, relating to "Zapadny," "North Zone" plots and refuse heaps, covering the respective areas of 9.5,
      0.8 and 13.7 hectares.

29. Act with respect to inspection of the winter road between Omsukchan and Kubaka, dated March 2, 2001, on technical examination of 9.4 hectares (210-211 km, 287-288 km), for the period of three years.

30. Act with respect to the road between the VPP and the winter road Omsukchan-Kubaka (for 1.2 hectares), dated April 20, 2001, on technical examination of land requested from the forestry fund, for the period of three years.

31. Act with respect to reconstruction of the VPP "Kubaka" (for 24.33 hectares), dated April 20, 2001, on technical examination of land requested from the forestry fund, for the period of three years.

          SCHEDULE E - FORM OF CERTIFICATE OF INCUMBENCY AND AUTHORITY

                   [To Be Typed on Letterhead of the Company]

                                                            [Date]

European Bank for Reconstruction and Development

One Exchange Square

London EC2N 2JN

United Kingdom

Attention:    Operations Administration Unit

Subject:      Operation No. _____

              Certificate of Incumbency and Authority(1)

Sir/Madam:

----------
(1) Designation may be changed by the Company at any time by providing a new Certificate of Incumbency and Authority to the Bank.

      With reference to the Amended and Restated Loan Agreement dated as of __________ 2001 (the "Loan Agreement") between Omolon Gold Mining Company (the "Company") and the European Bank for Reconstruction and Development (the "Bank"), we, the undersigned Directors of the Company, hereby certify that the following are the names, offices and true specimen signatures of the persons, any two of whom are and shall continue to be (until the Bank shall have received actual written notice from the Company that they or any of them no longer continue to be) authorized, on behalf of the Company, jointly:

(1) to sign any certifications, letters or other documents to be provided under the Loan Agreement or any other agreement to which the Bank and the Company may be party; and

(2) to take any other action required or permitted to be taken by the Company under the Loan Agreement or any other agreement to which the Bank and the Company may be party:

       NAME                 OFFICE               SPECIMEN SIGNATURE
       ----                 ------               ------------------

       ----------           ----------           --------------------

       ----------           ----------           --------------------

       ----------           ----------           --------------------

       ----------           ----------           --------------------

       ----------           ----------           --------------------

       ----------           ----------           --------------------

      IN WITNESS WHEREOF, we have signed our names on the date first above written.

                                        Very truly yours,

                                        THE OPEN JOINT STOCK COMPANY
                                        "OMOLON GOLD MINING COMPANY"


                                        By:__________________________________(2)
                                           Director

----------
(2) Signatories must be individuals other than those named in the Certificate of Incumbency and Authority.

                                        By:_____________________________________
                                           Director

                  SCHEDULE F - FORM OF PROCESS AGENT ACCEPTANCE

                  [To Be Typed on Letterhead of Process Agent]

                                                        [Date]

European Bank for Reconstruction and Development

One Exchange Square

London EC2N 2JN

United Kingdom

Ladies and Gentlemen:

      We refer to the Amended and Restated Loan Agreement dated as of __________ 2001 (the "Agreement") between Omolon Gold Mining Company and European Bank for Reconstruction and Development. Terms defined in the Agreement are used in this letter as defined in the Agreement.

      Pursuant to Section 8.11(b) of the Agreement, [__________] has appointed the undersigned (at the undersigned's office located at [____________________]) as its agent to receive for and on its behalf service of process in [the State of New York] [England] in any legal action or proceeding with respect to the Agreement, the Notes or any of the other Financing Agreements.

      The undersigned hereby:

      (a) confirms that it accepts such appointment and that its fees for such appointment have been prepaid through 15 June 2003; and

      (b) agrees with you that it will:

            (1) not terminate such agency relationship before 15 June 2003;

            (2) maintain an office in [__________] at all times to and including 15 June 2003 and give you prompt notice of any change of its address during such period; and

            (3) promptly forward to [__________] any summons, complaint or other legal process that the undersigned receives in connection with its appointment as such agent.

                                        Very truly yours,

                                        [NAME OF PROCESS AGENT]


                                        By:_____________________________________
                                           Name:
                                           Title:

                       SCHEDULE G - INSURANCE REQUIREMENTS

1. Annex 1 to this Schedule summarizes the insurance coverage that the Company has in force in respect of the Project. The insurance coverage summarized in Section B of Annex 1 shall remain in effect until the date when all sums payable to the Bank under this Agreement, and the other Financing Agreements have been paid in full. The Company shall procure that such insurance is effected and maintained at all times against the risks and liabilities and in the amounts or to the limits (including, without limitation, the deductibles) specified in Annex 1, as varied from time to time pursuant to paragraphs 2 and 3 below. Without limiting the foregoing, the Company shall at all times effect and maintain in full force that insurance which the Company is required to effect and maintain by any applicable law or by the terms of any of the Financing Agreements or Project Agreements in connection with the Project.

2. The Bank may, from time to time, by notice in writing to the Company, request changes to the insurance coverage required by the terms of this Schedule to be effected and maintained by the Company so as to conform to the practice of prudent mine operators, such changes to be in respect of such risks and liabilities and for amounts and with such deductibles and in such form as may be reasonable taking into account, among other things, market availability in respect of such risks, liabilities and amounts of insurance, the financial resources available to the Company and the interests of the Bank. If, within 15 Business Days of receipt of such notice from the Bank, the Company notifies the Bank that the Company disputes that the requested insurance coverage conforms to the practice of prudent mine operators or is not reasonable, such dispute shall be referred for resolution in accordance with the procedures set forth in paragraph 12 of this Schedule.

3. The Company shall, no later than the date (a "Proposal Date") falling 60 days prior to the renewal or expiry date in respect of any insurance effected pursuant to paragraphs 1 and 2 of this Schedule, deliver to the Bank a notice stating either:

      (a) that no material changes are proposed to be made in respect of any matters set out in (1) to (4) below in relation to any of the insurance to be effected on or after the Proposal Date; or

      (b) that material changes are proposed to be made in respect of any matter set out in (1) to (4) below in relation to insurance to be effected on or after the Proposal Date, together with details of such changes.

In respect of the Company's notification obligation under this paragraph, the Company shall have regard to changes since the date of this Schedule or the previous Proposal Date (if later) relating to:

            (1) the risks or liabilities to be insured pursuant to this Schedule;

            (2) the value for which all assets are required to be insured;

            (3) the insured amounts or limits in respect of all other risks or liabilities required to be insured; and

            (4) the amount of the deductibles applicable to such insurance.

Within 15 days of receiving such proposal, the Bank shall notify the Company whether or not the relevant proposal is agreed in whole or in part. If any proposal is not so agreed in whole bythe Bank, the Bank shall, together with the notice to that effect, deliver to the Company its counterproposal with regard to any part of the Company's proposal not so agreed and any other matter referred to in (1) to (4) above which in the opinion of the Bank should have been contained in the Company's proposal. Within 15 days of receiving such notice, the Company shall inform the Bank whether such counterproposals are agreed in whole or in part. If the Company and the Bank have not been able to resolve the matter within such further period of 15 days, such dispute shall be referred for resolution in accordance with the procedures set forth in paragraph 12 of this Schedule.

4. The Company shall procure that each insurance and reinsurance policy taken out pursuant to paragraph 1, 2 or 3 of this Schedule shall:

      (a) be placed and maintained:

            (1) through reputable brokers experienced in insurance practice in the mining industry; and

            (2) with reputable insurers and, as relevant, reinsurers of sound financial standing as may be approved by the Bank from time to time (such approval not to be unreasonably withheld or delayed);

      (b) be in such form and substance, consistent with the Company's obligations under this Schedule (including Annex 1 hereto), as may be approved by the Bank from time to time (such approval not to be unreasonably withheld or delayed);

      (c) be assigned to the Bank pursuant to the Insurance Assignment;

      (d) have attached to such policy an endorsement substantially in the form set out in Annex 2 hereto;

      (e) contain a waiver of subrogation and non-contribution clause under which (1) the insurers waive all rights of subrogation which they may have or acquire against the Bank arising out of any occurrence in respect of which any claim is admitted under any such policy and (2) the insurers waive all rights of contribution with respect to such policy so that such policy is primary and no co-insurance or contribution shall be applicable to such policy;

      (f) name the Bank as joint loss payee (except under third party liability, workers compensation and employers liability policies) and name the Bank as additional insured under such policy;

      (g) contain a premium payment clause under which the insurers agree that the Bank shall not be liable for the payment of premiums, deductibles or any other amounts which are or may become due at any time under such policy or any other obligation owed to the insurers;

      (h) contain a non-vitiation clause which provides that such policy shall not be invalidated as regards the respective rights and interests of the Bank and that the insurers will not seek directly or indirectly to avoid any liability under such policy because of (1) any change in the title or ownership of the insured properties, (2) the commencement of bankruptcy or liquidation proceedings against the Company or any other insured or any other legal proceeding affecting or likely to affect the insured property,
      (3) any failure by any other party insured under such policy to disclose any material fact, circumstance or occurrence, (4) any misrepresentation by any other party insured under such policy, (5) any breach or non-fulfilment by any other party insured under such policy of any condition, warranty or provision contained in the policy, (6) any aggravation of the risks covered by such policy, including the use or occupation of the insured properties for purposes that are not foreseen or expressly authorized by such policy, or (7) any other act, neglect, error or omission made by any other party insured under such policy, whether occurring before or after the inception of the policy and whether or not any such act, neglect, error or omission could, if known at any time, have affected any decision of the insurers to grant the policy or to agree to any particular term or terms of the policy;

      (i) contain a cancellation clause under which the insurers agree that such policy shall not be cancelled, allowed to lapse without renewal, surrendered or changed with respect to sums insured, limits of indemnity, deductibles, basis of cover, perils or exclusions without at least 30 days' prior written notice to the Bank or, in the case of cancellation due to non-payment of premium, without at least 10 Business Days' prior written notice to the Bank;

      (j) have exclusions which are no greater than those negotiable with insurers for projects of a similar nature in the international insurance or reinsurance markets at the time the insurance is effected or renewed;

      (k) have territorial limits of the Kubaka Field and, where appropriate, elsewhere worldwide; and

      (l) in the case of any reinsurance policy, to the extent permitted by local law and available at reasonable cost, contain a cut-through clause under which the reinsurers agree to make payment under such policy directly to the Bank notwithstanding that the insurer has not yet made payment under the relevant insurance and notwithstanding any insolvency of the insurer.

The waivers referred to above shall be granted for the sole and exclusive benefit of the Bank. In the event that, for whatever reason, the amounts to be paid by the insurers under such policy exceed the amounts owed to the Bank under the Financing Agreements, all rights and claims waived by the insurers for the benefit of the

Bank shall remain in full force and effect as to that portion of the amounts to be paid by the insurers under such policy which exceed the amounts so owing to the Bank.

5. The Company shall give to the Bank such information as to the insurance taken out pursuant to this Schedule as the Bank may, from time to time, request. Without limiting the foregoing, the Company shall use its best efforts to obtain and provide to the Bank on request particulars of any material reinsurance arrangements made by any insurers in respect of the insurance taken out pursuant to paragraphs 1, 2 or 3 of this Schedule.

6. The Company shall procure the payment in accordance with its terms of all premiums payable under each policy that is taken out pursuant to this Schedule and shall, upon the reasonable request of either the Bank, furnish to the Bank evidence of such payment.

7. On or prior to the expiration date of any expiring insurance policies, the Company shall deliver to the Bank, in form and substance satisfactory to the Bank, a certificate of insurance for each policy or renewal policy required to be in effect under this Schedule setting forth the coverage, the limits of liability, the deductibles, if any, the name of the carrier, the policy number and the period of coverage, which certificates shall be executed by authorized officials of the companies issuing such insurance, or by agents or attorneys-in-fact authorized to issue said certificates. At the option of the Bank and upon request to the Company, the Company shall furnish the Bank as soon as reasonably possible copies of all policies of insurance required under this Schedule.

8. If the Company fails to effect, maintain or keep in force any insurance required by this Schedule or to deliver to the Bank the certificates of insurance required by this Schedule or otherwise provide to the Bank satisfactory evidence of the payment of premiums, the Bank may (but shall have no obligation to), without prejudice to the rights of the Bank under this Agreement, procure such insurance and the Company shall pay all premiums relating thereto promptly upon demand by the Bank. Until such payment is made by the Company, the amount of all such premiums, together with interest thereon, shall be secured by the Security.

9. The Company shall not at any time do (or omit to do) anything whereby any insurance taken out pursuant to this Schedule is rendered void or voidable or suspended, impaired or defeated in whole or in part due to any breach or non-fulfilment of any term or condition of such policy.

10. The Company shall promptly advise the Bank of any claim made under any insurance policy taken out pursuant to this Schedule. Subject to the policy terms and conditions, the Bank shall have the right to participate with the Company to make proof of loss, to appear in and participate with the Company in prosecuting any action arising from any policy or policies of insurance and, upon the occurrence of an Event of Default, to settle, adjust or compromise any claim for loss, damage or destruction under any policy or policies of insurance.

11. The Company shall authorize and direct any affected insurer to make payment of insurance proceeds (other than under third party liability, workers compensation and employers liability insurance) directly to the Bank; provided, however, that the Bank shall be responsible for any such insurance, for the collection of any insurance proceeds or for the insolvency of any insurer or insurance underwriter. If the Company receives any such proceeds of insurance, the Company shall promptly pay over such proceeds to the Bank. All insurance proceeds recovered under any insurance policies taken out pursuant to this Schedule shall be applied by the Bank in accordance with the Insurance Assignment.

12. In the case of a dispute under paragraph 2 or 3 above, the dispute shall be referred to an independent expert (the "Independent Expert") for resolution in accordance with the following provisions:

      (a) The Company and the Bank shall jointly agree on and appoint the Independent Expert for the purpose of determining the matter in dispute, provided that, if an agreement on the Independent Expert cannot be reached within seven days thereafter, the President of the Chartered Insurance Institute (or should the President of the Chartered Insurance Institute indicate that he has insufficient expertise in the matter in dispute, such other person as he shall designate) shall propose up to three candidates and the Company and the Bank shall jointly appoint one of the candidates as the Independent Expert for the purposes hereof or, failing agreement on the candidate, the President of the Chartered Insurance Institute (or such other person) shall select the candidate from the three candidates proposed by the President of the Chartered Insurance Institute (or such other person).

      (b) The Independent Expert shall be appointed on terms that he shall:

            (1) act as an expert and not an arbitrator;

            (2) be required to make a determination on the matter in dispute within 10 days of the same being referred to him; and

            (3) be required to state, in reasonable detail, the grounds for his determination.

      (c) Such determination shall be made in the context of limited recourse financing of international mining projects and based on the submissions of the Company and the Bank and such other information as the Independent Expert may consider appropriate.

Forthwith upon receipt of notice of any determination by the Independent Expert, the Company shall promptly give instructions to brokers to place insurance forthwith against the risks, in the amounts and with the deductibles so determined (or, if they are unable to effect such insurance in the light of prevailing market conditions, as soon as practicable thereafter).

                                                                         ANNEX 1

1.     THIRD PARTY LEGAL LIABILITY

Insured Parties:    The Company, the Bank and, as agreed from time to time,
                    other parties having an insurable interest.

Limits of
Indemnity:          $10,000,000 any one occurrence.

Basis of Cover:     Legal liability of insured parties in respect of bodily
                    injury and damage to property suffered by third parties and other related costs and expenses.

Endorsements:       The policy will include (without limitation) the following endorsements in addition to those required by paragraph 4 of this Schedule:

                    o Severability of Interest clause.

                    o Contractual Liability clause.

                    o Pollution Liability clause on a named peril or time element basis as available in the market.

                    o Worldwide Jurisdiction clause.

Deductible:         $50,000.

2.     PROPERTY DAMAGE "ALL RISKS" (INCLUDING BOILER AND MACHINERY INSURANCE)

Insured Parties:    The Company, the Bank and, as agreed from time to time,
                    other parties having an insurable interest.

Sum Insured:        $70,000,000 any one occurrence, which represents the agreed value of the property insured, including professional fees and replacement and demolition or debris removal costs.

Basis of Cover:     Loss or damage to all real and personal property of every
                    kind and description owned or leased by the Company or for which the Company is legally responsible or that the Company may acquire during the policy period, including but not limited to property of others in the Company's care, custody or control, electronic data processing equipment
                    (including reinstatement of data), valuable papers and records and goods in transit and boiler and machinery breakdown.

Perils:             "All Risks" of physical loss or damage.

Endorsements:       As required by paragraph 4 of this Schedule.

Deductible:         $100,000 any one occurrence (or as otherwise agreed by the
                    Bank).

3.     MARINE CARGO OPEN COVER

Insured Parties:    All parties having an insurable interest, including the
                    Company and the Bank.

Sum Insured:        Limit of indemnity for any one sending/any one voyage not
                    less than the CIF price + 10 %.

Basis of Cover:     All risks of loss or damage to any material, equipment,
                    machinery and supplies ordered by the Company.

Perils:             Institute Cargo Clauses 'A'.

Endorsements:       The policy will include (without limitation) the following endorsements in addition to those required by paragraph 4 of this Schedule:

                    o Deferred unpacking and 50/50 clause, to cover losses discovered after delivery to final destination.

                    o Storage clause for non-owned sites providing for cover outside normal course of transit.

                    o Brands clause, providing authority to dispose of salvage even though total loss has been paid by the underwriters.

                    o Freight Charges clause, providing cover for cost of air freighting replacement parts in the event of total loss or damage, even though goods were originally sent by sea.

                    o Insolvency clause, providing cover for loss, damage or expenses arising from insolvency of owners, managers, charterers or operators of vessel or aircraft.

Deductible:         $50,000 any one conveyance.

4.     BUSINESS INTERRUPTION

Insured Parties:    The Company, the Bank and, as agreed from time to time,
                    other parties having an insurable interest.

Sum Insured:        An amount which represents the loss of gross profit
                    and extra expenses suffered by the Company during the indemnity period in respect of operations.

Indemnity Period:   12 months.

Basis of Cover:     Loss of gross profit and extra expenses incurred by the
                    Company consequent upon loss or damage to the insured property arising from an insured event under the Property
                    Damage "All Risks" policy including loss arising from boiler and machinery breakdown.

Endorsements:       The policy will include (without limitation) the following endorsement in addition to those endorsements required by paragraph 4 of this Schedule:

                    o Suppliers extension, providing cover for losses arising as a result of loss or damage to a major supplier.

Deductible:         60 day waiting period.

5.     GOLD BULLION INVENTORY

Insured Parties:    The Company, the Bank and, as agreed from time to
                    time, other parties having an insurable interest.

Sum Insured:        $6,000,000 any one occurrence.

Basis of Cover:     Loss of or damage to gold bullion or dore while on site.

Perils:             Theft.

Endorsements:       As required by paragraph 4 of this Schedule.

Deductible:         $50,000 any one occurrence.

6.     GOLD BULLION IN TRANSIT

To the extent that the Company retains risk of loss during transport, the Company will ensure that transporters of gold or dore will insure the bullion or dore from the time they take possession on the following basis:

Insured Parties:    The transporters and other parties with an insurable
                    interest.

Sum Insured:        Dollar value of gold or dore for each and every loss by any one conveyance by land, sea or air.

Basis of Cover:     Loss of or damage to gold bullion or dore while in transit.

Perils: "All Risks" including theft, employee dishonesty and unexplained disappearance.

Deductible:         $50,000 any one conveyance.

7.     WORKERS COMPENSATION AND EMPLOYERS LIABILITY INSURANCE

Insured Parties:     As required by law.

Limits of Indemnity: As required by law.

Basis of Cover:     Legal liability of insured parties for bodily injury or
                    disease suffered by employees.

Endorsements:       As required by paragraph 4 of this Schedule.

                                                                         ANNEX 2

                               FORM OF ENDORSEMENT

      Each of the insurance policies effected by the Company pursuant hereto shall be endorsed with an endorsement stating in substance as follows:

      "By an assignment of insurance dated ___________, OMOLON GOLD MINING COMPANY assigned to the European Bank for Reconstruction and Development (the "Bank") all of its rights, interests and benefits under this insurance policy. Until such time as the Bank shall have notified the insurers in writing to the contrary:

      (1) The insurer(s) (via the broker, if appropriate), subject to the [Automatic Termination of Cover Clause] in the case of War, etc., risks, will advise the Bank:

            (a) if any insurer proposes to cancel or give notice of cancellation of any insurance, at least 30 days (or seven days or such lesser period as may be customary in the insurance market in the case of war risks and kindred perils) before such cancellation is to take effect;

            (b) of any alteration with respect to sums insured, limits of indemnity, deductibles, basis of cover, perils or exclusions or any termination or expiry of any such insurance, at least 30 days before such alteration, termination or expiry is to take effect; [and]

            (c) of any default in the payment of any premium, within seven days of such default[; and

            (d) of any act or omission or of any event of which any insurer has knowledge and which might invalidate or render unenforceable in whole or in part any such insurance, within 15 days of any such act, omission or event](3).

      (2) Except for any insurance policy or section thereof providing or intending to provide cover for legal liability, all settlements of claims hereunder shall be paid in full (net of any deductible) to the Bank without any deduction."

----------
(3)      Required to the extent available from the relevant insurer.

                     SCHEDULE H - FORM OF LETTER TO AUDITORS

                   [To Be Typed on Letterhead of the Company]

                                                        [Date]

[Name of Auditors]
[Address]

Sir/Madam:

      We hereby authorize and request you to give to European Bank for Reconstruction and Development ("EBRD") all such information as it may reasonably request, with regard to the Financial Statements of Omolon Gold Mining Company (the "Company"), both audited and unaudited, which we have agreed to supply under the terms of the Amended and Restated Loan Agreement dated as of __________ 2001 (the "Loan Agreement") between the Company and EBRD. For your information, we enclose copies of the Loan Agreement.

      We authorize you to send the audited accounts of the Company to EBRD to enable us to satisfy our obligation to EBRD to comply with the reporting requirements as provided in Section 5.18 of the Loan Agreement. When submitting the same to EBRD, you are also requested to send, at the same time, a copy of your full report on such accounts in a form acceptable to EBRD.

      For our records, please ensure that you send to us a copy of every letter which you receive from EBRD immediately upon receipt and a copy of each reply made by you immediately upon the issue thereof.

                                        Very truly yours,

                                        THE OPEN JOINT STOCK COMPANY
                                        "OMOLON GOLD MINING COMPANY"


                                        By:_____________________________________
                                           Authorized Representative


                                        By:_____________________________________
                                           Authorized Representative

Enclosure: Loan Agreement

cc:    European Bank for Reconstruction and Development

       One Exchange Square

       London EC2N 2JN

       United Kingdom

       Attention:    Operation Administration Unit

       Subject:      Operation No. 209

                        SCHEDULE I - MATERIAL LITIGATION

      On September 6, 2001, a company that holds shares in a minority shareholder of the Company (the "Plaintiff") filed a lawsuit (the "Lawsuit") in the Magadan Region, Russia, alleging to have received an assignment from the minority shareholder to pursue a claim on its behalf. The Plaintiff seeks to recover approximately $45 million from the Company as payment for the shares owned by the minority shareholder. The basis for the claim is that the issuances of all Company shares are null and void because the shares were not registered with the appropriate Russian registration authorities at the time of such issuances. All such shares were subsequently registered with the appropriate registration authorities and have been registered since 1996.

      The Company has submitted a claim against the Plaintiff challenging the validity of the assignment, and the Lawsuit has been postponed pending resolution of the claim. The Company believes that it has meritorious defenses against the Lawsuit and intends to vigorously defend the matter.

                       SCHEDULE J - MATERIAL MODIFICATIONS

      To the best of the Company's knowledge, the Gokhran Agreement is in full force and effect, with Gokhran as counterparty in its capacity as the legal successor of Roskomdragmet. Gokhran is not a signatory to the Gokhran Agreement as such.


                                       I